Exhibit 4.2

TPG RE FINANCE TRUST CLO ISSUER, L.P.,

Issuer,

TPG RE FINANCE TRUST GENPAR, INC.,

General Partner,

AND

U.S. BANK NATIONAL ASSOCIATION,

Trustee

INDENTURE

Dated as of December 18, 2014

TABLE OF CONTENTS

Page
ARTICLE I

DEFINITIONS

Section 1.1	Definitions	2

Section 1.2	Assumptions as to Pledged Obligations	37

ARTICLE II

THE NOTES

Section 2.1	Forms Generally	38

Section 2.2	Forms of Notes	38

Section 2.3	Authorized Amount	39

Section 2.4	Purchase Price Adjustment Notes; Additional Notes	39

Section 2.5	Execution, Authentication, Delivery and Dating	41

Section 2.6	Registration, Registration of Transfer and Exchange	42

Section 2.7	Mutilated, Defaced, Destroyed, Lost or Stolen Note	49

Section 2.8	Payment of Principal and Interest and Other Amounts; Principal and Interest Rights Preserved	50

Section 2.9	Persons Deemed Owners	53

Section 2.10	Definitive Notes	53

Section 2.11	Notes Beneficially Owned by Non-Permitted Holders or in Violation of ERISA Representations	53

Section 2.12	Deduction or Withholding from Payments on Notes; No Gross Up	54

Section 2.13	Commitment Fees	54

ARTICLE III

CONDITIONS PRECEDENT; CERTAIN PROVISIONS RELATING TO COLLATERAL

Section 3.1	Conditions to Issuance of Notes on Closing Date	54

Section 3.2	Custodianship; Delivery of Collateral Obligations and Eligible Investments	57

ARTICLE IV

SATISFACTION AND DISCHARGE

Section 4.1	Satisfaction and Discharge of Indenture	58

Section 4.2	Application of Trust Money	59

Section 4.3	Repayment of Monies Held by Paying Agent	60

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Schedule 1	–	List of Initial Values and Stable Values

Schedule 2	–	List of Committed Draws

Schedule 3	–	List of Approved Appraisal Firms

Schedule 4	–	List of Specified Obligations

Schedule 5	–	Loan Adjustment Factor Definitions

Schedule 6	–	Collateral Pool

Schedule 7	–	Visible Discounts

Schedule 8	–	Initial Issuer Subsidiaries

Schedule 9	–	Monthly Report

Exhibit A	–	Form of Class A Notes

Exhibit B	–	Forms of Transfer and Exchange Certificates

		B1	–	Form of Transferor Certificate for Transfer of Rule 144A Global Note or Certificated Note to Regulation S Global Note or Certificated Note

		B2	–	Form of Transferor Certificate for Transfer of Rule 144A Global Note or Regulation S Global Note to Rule 144A Global Note or Certificated Note

		B3	–	Form of Transferor Certificate for Transfer of Certificated Note to Rule 144A Global Note

		B4	–	Form of Transferee Certificate of Rule 144A Global Note

		B5	–	Form of Transferee Certificate of Regulation S Global Note

		B6	–	Form of Transferee Certificate of Certificated Note

Exhibit C	–	Form of Note Owner Certificate

Exhibit D	–	Form of Draw Request

Exhibit E	–	Form of Intercompany Note

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INDENTURE, dated as of December 18, 2014, among TPG RE FINANCE TRUST CLO ISSUER, L.P., an exempted limited partnership registered in the Cayman Islands (the “Issuer”), TPG RE FINANCE TRUST GENPAR, INC. (the “General Partner” of the Issuer), and U.S. BANK NATIONAL ASSOCIATION, as trustee (herein, together with its permitted successors in the trusts hereunder, the “Trustee”).

PRELIMINARY STATEMENTS

The Issuer is duly authorized to execute and deliver this Indenture to provide for the Class A Notes issuable as provided in this Indenture. Except as otherwise provided herein, all covenants and agreements made by the Issuer herein are for the benefit and security of the Holders of the Class A Notes and the Trustee (collectively the “Secured Parties”). The Issuer is entering into this Indenture, and the Trustee is accepting the trusts created hereby, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

All things necessary to make this Indenture a valid agreement of the Issuer in accordance with the agreement’s terms have been done.

GRANTING CLAUSE

The Issuer hereby Grants to the Trustee, for the benefit and security of the Noteholders and the other Secured Parties, all of its right, title and interest in, to and under the following property, in each case, whether now owned or existing, or hereafter acquired or arising, and wherever located:

(a) the Collateral Obligations (listed, as of the Execution Date, in Schedule I to the Master Purchase Agreement) acquired by the Issuer pursuant to the Master Purchase Agreement, all other Transferred Property, and all payments thereon or with respect thereto;

(b) each of the Accounts, all Eligible Investments purchased with funds on deposit therein, and all income from the investment of funds therein;

(c) the equity interests in, and the debt obligations of, each Issuer Subsidiary and all payments and rights thereunder;

(d) the Collateral Management Agreement, each Cap Agreement, the Note Purchase Agreement, the Master Purchase Agreement and the other Transaction Documents and all payments and rights thereunder;

(e) all Cash or Money delivered to the Trustee (or its bailee) for the benefit of the Secured Parties;

(f) all accounts, chattel paper, deposit accounts, financial assets, general intangibles, payment intangibles, instruments, investment property, letter-of-credit rights and supporting obligations (as such terms are defined in the UCC);

(g) any other property otherwise delivered to the Trustee by or on behalf of the Issuer (whether or not constituting Collateral Obligations or Eligible Investments);

(h) all Equity Securities and all payments thereon and rights in respect thereof; and

(i) all proceeds (as defined in the UCC) and products, in each case, with respect to the foregoing (the assets referred to in clauses (a) through this clause (i) are collectively referred to as the “Assets”);

provided that such Grant and the term “Assets” shall not include any Excluded Interest.

To the extent that, under applicable law, the Assets shall be deemed to be the property of the General Partner (whether or not on behalf of the Issuer), the General Partner hereby Grants to the Trustee, for the benefit and security of the Secured Parties, all of its right, title and interest in, to and under, in each case, whether now owned or existing, or hereafter acquired or arising, each of the Assets on the same terms and conditions, and for the same purposes, as the Grants of the Issuer made pursuant to above Grant.

The above Grants are made in trust to secure the Class A Notes and the Issuer’s obligations to the Secured Parties under this Indenture and the other Transaction Documents (the “Secured Obligations”). Each of the Class A Notes is secured equally and ratably without prejudice, priority or distinction between any Class A Note and any other Class A Note by reason of difference in time of issuance or otherwise, except as expressly provided in this Indenture. The above Grants are made to secure, (i) in accordance with the priorities set forth in the Priority of Payments, the payment of all amounts due on the Class A Notes in accordance with their terms, (ii) the payment of all Administrative Expenses and all other sums payable in respect of the Secured Obligations under this Indenture, and (iii) compliance with the provisions of this Indenture, all as provided herein. The foregoing Grants shall, for the purpose of determining the property subject to the lien of this Indenture, be deemed to include any securities and any investments granted to the Trustee by or on behalf of the Issuer, whether or not such securities or investments satisfy the criteria set forth in the definitions of “Collateral Obligation” or “Eligible Investments,” as the case may be. For the avoidance of doubt, the Partnership Interests are not Secured Obligations hereunder and neither the General Partner nor any limited partner are Secured Parties hereunder.

The Trustee acknowledges such Grants, accepts the trusts hereunder in accordance with the provisions hereof, and agrees to perform its duties expressly stated herein in accordance with the provisions hereof.

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Except as otherwise specified herein or as the context may otherwise require, the following terms shall have the respective meanings set forth below for all purposes of this Indenture, and the definitions of such terms are equally applicable both to the singular and plural forms of such terms and to the masculine, feminine and neuter genders of such terms. The word “including” shall mean “including without limitation.” All references in this Indenture to designated “Articles,” “Sections,” “Subsections” and other subdivisions are to the designated articles, sections, subsections and other subdivisions of this Indenture. The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular article, section, subsection or other subdivision.

“140 West Rebate Payment”: The meaning specified in the Fee Letter.

“Accelerated Payment Date”: The meaning specified in Section 11.1(b).

“Acceleration Priority of Payments”: The meaning specified in Section 11.1(b).

“Accountants’ Report”: An agreed-upon procedure report of the firm or firms appointed by the Issuer pursuant to Section 10.8(a).

“Accounts”: Each of the Payment Account, the Collection Account, the Reserve Account, the Custodial Account, the Contribution Account, the Expense Reserve Account and each Cap Counterparty Collateral Account (if any).

“Account Control Agreement”: An account control agreement with respect to the Accounts dated as of the Execution Date among the Issuer, acting by TPG RE Finance Trust GenPar, Inc. as its general partner, the Trustee and the Bank, as securities intermediary, as amended from time to time.

“Act of Holders”: The meaning specified in Section 14.2.

“Actual Capitalized Balances”: The meaning specified in the Master Purchase Agreement.

“Additional Funding”: The meaning specified in Section 2.4(b).

“Additional Notes”: Additional Class A Notes issued pursuant to Section 2.4(b) and the Note Purchase Agreement.

“Additional Redemption Amount”: In connection with any redemption of the Class A Notes pursuant to Section 9.2(b), (c), (d) or (e):

(a) zero if (1) the Redemption Date is after January 1, 2016, (2) on the date of such redemption, the Portfolio O/C Ratio Test is not satisfied or (3) the aggregate interest payments on the Class A Notes through and including such Redemption Date is greater than or equal to the Class A Minimum Amount; and

(b) otherwise, an amount equal to the excess of (1) the Class A Minimum Amount over (2) the aggregate interest payments paid on the Class A Notes through and including such Redemption Date.

“Additional Specified Obligation”: Each Specified Collateral Obligation identified as an “Additional Specified Obligation” on Schedule 4 hereto.

“Additional Tax”: The meaning specified in Section 7.21.

“Adjusted Appraised Value”: With respect to any Collateral Obligation, the excess of (a) its Appraised Value over (b) the sum of (i) the aggregate principal amount of all other obligations of the underlying obligors with respect to such Collateral Obligation that are secured, on a senior basis to such Collateral Obligation, by the same collateral as such Collateral Obligation and (ii) the product of (x) the aggregate principal amount of all other obligations of the underlying obligors with respect to such Collateral Obligation that are secured, on a pari passu basis with such Collateral Obligation, by the same collateral as such Collateral Obligation and (y) a fraction, the numerator of which is (A) the amount described in clause (ii)(x) and the denominator of which is (B) the sum of (I) the amount described clause (ii)(x) and (II) the par amount of such Collateral Obligation.

“Adjusted Initial Principal Amount”: An amount equal to:

(a) the Initial Principal Amount; plus

(b) the aggregate principal amount of Class A Notes issued in connection with the Purchase Price Adjustment (if any); minus

(c) the aggregate principal amount of Class A Notes repaid in connection with the Purchase Price Adjustment (if any); minus

(d) the aggregate principal amount of Class A Notes repaid on the initial Payment Date (if any) with proceeds of the 140 West Rebate Payment.

“Administrative Expenses”: All of the following:

(1) filing fees and registration fees (if any) payable by (A) the Issuer and (B) the Issuer Subsidiaries (including, without limitation, the registered office and annual return fees of the Issuer and the Issuer Subsidiaries);

(2) any due and unpaid Trustee Fee and Trustee Expenses (other than any indemnities owned in connection therewith);

(3) any accrued and unpaid Servicing Fee and other amounts payable to the Servicer under the Servicing Agreement (other than any indemnities owed in connection therewith);

(4) any accrued and unpaid Collateral Management Fee and other amounts payable to the Collateral Manager under the Collateral Management Agreement (other than any indemnities owed in connection therewith);

(5) Petition Expenses;

(6) any accrued and unpaid Commitment Fees due to the Committed Purchaser under the Note Purchase Agreement;

(7) any fees and expense reimbursements payable to any agent with respect to Collateral Obligations (other than indemnities);

(8) the deferred purchase price agreed to be paid by the Issuer to the Seller under Section 3.3 of the Master Purchase Agreement; and

(9) any other due and unpaid regular scheduled administrative expenses of the Issuer permitted to be incurred hereunder,

provided that (A) Extraordinary Expenses shall not constitute Administrative Expenses, and (B) amounts due in respect of actions taken on or before the Closing Date shall not be payable as Administrative Expenses but shall be payable only from the Expense Reserve Account pursuant to Section 10.3(e).

“Affected Class”: The Class A Notes, if the Holders of the Class A Notes do not receive 100% of the aggregate amount of principal, interest, commitment fee and other amounts that would otherwise be payable to such Class on any Payment Date as a result of the occurrence of any Tax Event.

“Affiliate” or “Affiliated”: With respect to a Person, (a) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (b) any other Person who is a director, officer or employee (i) of such Person, (ii) of any subsidiary or parent company of such Person or (iii) of any Person described in clause (a) above. For the purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote more than 50% of the securities having ordinary voting power for the election of directors of any such Person or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; provided that no Person to which TPG RE Finance Trust Management, L.P. (or any direct or indirect parent thereof or any direct or indirect subsidiary of any such direct or indirect parent) provides investment or management advisory services (other than Clover REIT or the Issuer), no portfolio company of any such Person and no Obligor with respect to any Collateral Obligation shall be considered an Affiliate of TPG RE Finance Trust Management, L.P. (or any direct or indirect parent thereof), Clover REIT, the Issuer or the General Partner.

“Agent Members”: Members of, or participants in, DTC, Euroclear or Clearstream.

“Aggregate Additional Note Funding Limit”: As of any date, the least of:

(a) the then-current aggregate amount of the Commitments at such date;

(b) the Net Unfunded Amount at such date; and

(c) an amount equal to (1) the Expected Additional Funding Amount at such date minus (2) the aggregate amount then on deposit in the Reserve Account minus (3) to the extent such Expected Additional Funding Amount relates to Reverse Participated Collateral Obligations that are Delayed Draw Collateral Obligations, the portions of such Expected Additional Funding Amount that the Seller, as holder of the related Reverse Participation, is obligated to fund under the Master Purchase Agreement minus (4) to the extent such Expected Additional Funding Amount relates to Participated Collateral Obligations that are Delayed Draw Collateral Obligations, the portions of such Expected Additional Funding Amount that the respective holders of the related participation interests are obligated to fund under the related Participation Agreements;

provided that the Aggregate Additional Note Funding Limit on any date shall (if it is less than U.S.$500,000 on such date) be increased to the lower of (x) U.S.$500,000 and (y) the Net Unfunded Amount at such date.

“Aggregate Capitalized Balance”: As of any date of determination, the aggregate of the Capitalized Balance for each Collateral Obligation that is not a Defaulted Asset as of such date.

“Aggregate Outstanding Amount”: With respect to the Class A Notes as of any date, the aggregate principal amount of the Class A Notes Outstanding on such date, as such amount may be increased from time to time by the issuance of Additional Notes or decreased from time to time by payments of principal in accordance with the Priority of Payments.

“Aggregate Principal Balance”: As of any date of determination, an amount equal to:

(a) the aggregate of the Principal Balance for every Collateral Obligation that is not a Defaulted Asset; plus

(b) the sum, for every Collateral Obligation that is a Defaulted Asset, of the product of the Loan Adjustment Factor for such Defaulted Asset and its Principal Balance; plus

(c) the aggregate amount of all cash proceeds of issuances of Additional Notes that have not yet been applied to fund Additional Fundings; plus

(d) the aggregate amount of Collateral Principal Collections then on deposit in the Collection Account; minus

(e) the amount of any Extraordinary Expenses owing by the Issuer together with the amount of reserves that the Issuer would be required to set aside on its books in respect of Extraordinary Expenses in accordance with GAAP (but excluding any such Extraordinary Expenses that, at the time, are treated as Deemed Expense Notes);

provided that, for purposes of calculating the Portfolio O/C Ratio, the Aggregate Principal Balance will exclude any Visible Discounts.

“Allocated Stabilized Asset Value”: For any Collateral Obligation in connection with any Partial Sale in relation to such Collateral Obligation, the portion of the Initial Value or Stable Value, as the case may be, of any Collateral Obligation that is attributable to the portion of the collateral securing such Collateral Obligation that was transferred in any Partial Sale of such Collateral Obligation, calculated based on the most recent Appraised Value of such Collateral Obligation.

“Applicable Margin”: 2.75% per annum.

“Applicable Rate”:

(a) LIBOR (if available);

(b) if LIBOR is unavailable, the Prime Rate (if available); and

(c) if LIBOR and the Prime Rate are unavailable, an interest rate index selected by the Collateral Manager in a commercially reasonable manner that is acceptable to Holders of a Majority of the Class A Notes.

“Appraisal”: With respect to any Collateral Obligation, an appraisal of the value of the real property securing the Full Outstanding Amount of such Collateral Obligation (determined, for the avoidance of doubt, excluding property sold or otherwise released in connection with all prior Partial Sales relating to such Collateral Obligation) either (a) prepared pursuant to the terms of such Collateral Obligation or (b) conducted by an Approved Appraisal Firm selected by the Collateral Manager. “Appraised” has a correlative meaning.

“Appraised Obligation”: A Collateral Obligation that has been Appraised at any time after the Closing Date.

“Appraised Value”: The value of the real property securing an Appraised Obligation determined by an Appraisal.

“Approved Appraisal Firm”: For any Collateral Obligation, any of the following firms selected by the Collateral Manager:

(a) any of the requisite appraisal firm(s) (if any) set forth in the Underlying Instruments relating to such Collateral Obligation;

(b) any of the firms identified in Schedule 3 hereto; or

(c) any other firm of independent qualified appraisers of U.S. commercial real estate loans selected by the Collateral Manager and consented to by the Holders of at least a Majority of the Class A Notes (which consent will not be unreasonably withheld or delayed).

“Arrangement Fee”: The a structuring and arranging fee paid by the Issuer to DB or one of its Affiliates pursuant to the Fee Letter.

“Arrangement Fee Rebate”: The meaning specified in the Fee Letter.

“Assets”: The meaning assigned in the Granting Clause hereof.

“Authenticating Agent”: With respect to the Notes, the Person designated by the Trustee to authenticate such Notes on behalf of the Trustee pursuant to Section 6.14.

“Authorized Denominations”: The Class A Notes shall be issued in minimum denominations of U.S.$250,000 and integral multiples of U.S.$1.00 in excess thereof.

“Authorized Officer”: With respect to the Issuer, any Officer of the General Partner on behalf of the Issuer or any other Person who is authorized to act for the Issuer (or the General Partner on behalf of the Issuer) in matters relating to, and binding upon, the Issuer. With respect to the Collateral Manager, any Officer, employee, member or agent of the Collateral Manager who is authorized to act for the Collateral Manager in matters relating to, and binding upon, the Collateral Manager with respect to the subject matter of the request, certificate or order in question. With respect to the Trustee or any other bank or trust company acting as trustee of an express trust or as custodian, a Trust Officer. Each party may receive and accept a certification of the authority of any other party as conclusive evidence of the authority of any person to act, and such certification may be considered as in full force and effect until receipt by such other party of written notice to the contrary.

“Balance”: On any date, with respect to Cash or Eligible Investments in any account, the aggregate (i) current balance of Cash, demand deposits, time deposits, certificates of deposit and federal funds; (ii) principal amount of interest-bearing corporate and government securities, money market accounts and repurchase obligations; and (iii) purchase price (but not greater than the face amount) of non-interest-bearing government and corporate securities and commercial paper.

“Bank”: U.S. Bank National Association, a national banking association with trust powers (including any organization or entity succeeding to all or substantially all of the corporate trust business of U.S. Bank National Association), in its individual capacity and not as Trustee, and any successor thereto.

“Bankruptcy Code”: The U.S. Bankruptcy Code (Title 11 of the United States Code, as amended from time to time (or any successor statute)).

“Bankruptcy Subordination Agreement”: The meaning specified in Section 5.4(d)(ii).

“Benefit Plan Investor”: Any “employee benefit plan” (as defined in Section 3(3) of Title I of ERISA) that is subject to the fiduciary responsibility provisions of Title I of ERISA; any “plan” as defined in Section 4975(e) of the Code that is subject to Section 4975 of the Code; or any entity whose underlying assets are treated as “plan assets” (for purposes of ERISA or Section 4975 of the Code) by reason of any such employee benefit plan’s or plan’s investment in the entity.

“Blocker Subsidiary”: The meaning specified in Section 7.4(c).

“Board of Directors”: The directors of the General Partner duly appointed by the members of the General Partner pursuant to the memorandum and articles of association of the General Partner.

“Board Resolution”: With respect to the Issuer, a duly passed resolution of the Board of Directors of the General Partner with respect to the Issuer.

“Borrower”: For any Collateral Obligation, the borrower of (or, if there are more than one borrowers of such Collateral Obligation, a collective reference to all such borrowers of) such Collateral Obligation.

“Business Day”: Any day other than (i) a Saturday or a Sunday or (ii) a day on which commercial banks are authorized or required by applicable law, regulation or executive order to close in Chicago, Illinois, New York, New York, St. Paul, Minnesota or in the city in which the principal Corporate Trust Office of the Trustee is located or, for any final payment of principal, in the relevant place of presentation.

“Buyer True-Up Payment Amount”: The meaning specified in the Master Purchase Agreement.

“Calculation Agent”: The meaning specified in Section 7.14.

“Calculation Date”: The last day of a Due Period.

“Cap Agreement”: An interest rate cap agreements between the Issuer, acting by TPG RE Finance Trust GenPar, Inc. as its general partner, and a Cap Counterparty meeting the requirements of Section 16.1, as amended from time to time.

“Cap Counterparty”: Any one or more institutions entering into or guaranteeing a Cap Agreement with the Issuer, including any permitted assignee or successor under such Cap Agreement.

“Cap Counterparty Collateral Account”: An account established pursuant to Section 10.5.

“Cap Counterparty Credit Support”: As of any date of determination, any Cash or Cash equivalents on deposit in, or otherwise to the credit of, a Cap Counterparty Collateral Account.

“Cap Collateral Assets”: Amounts deposited into a Cap Counterparty Collateral Account, and payments of principal and interest on Eligible Investments purchased with amounts deposited into such Cap Counterparty Collateral Account, unless and to the extent applied to the obligations of the related Cap Counterparty thereunder.

“Capitalized Balance”: With respect to each Collateral Obligation as of any date of determination, the Principal Balance of such Collateral Obligation plus the aggregate amount of any accrued but unpaid interest thereon plus the aggregate amount of any accrued interest that has been added to the principal balance thereof in lieu of being paid in cash.

“Cash”: Such coin or currency of the United States of America as at the time shall be legal tender for payment of all public and private debts.

“CEA”: The United States Commodity Exchange Act of 1936, as amended.

“Certificate of Authentication”: The meaning specified in Section 2.1.

“Certificated Note”: The meaning specified in Section 2.2(b)(ii).

“Certificated Securities”: The meaning specified in Section 8-102(a)(4) of the UCC.

“Class A Minimum Amount”: An amount equal to the product of (a) the Adjusted Initial Principal Amount of the Class A Notes and (b) 0.025.

“Class A Minimum Amount Trigger Date”: The meaning specified in Section 2.8.

“Class A Minimum Payment”: The meaning specified in Section 2.8.

“Class A Notes”: The Class A Senior Secured Floating Rate Notes issued pursuant to this Indenture.

“Clean-Up Redemption Date”: The meaning specified in Section 9.2(c).

“Clean-Up Redemption”: The meaning specified in Section 9.2(c).

“Clearing Agency”: An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Corporation”: Each of (i) Clearstream, (ii) DTC, (iii) Euroclear and (iv) any entity included within the meaning of “clearing corporation” under Section 8-102(a)(5) of the UCC.

“Clearing Corporation Security”: Securities which are in the custody of or maintained on the books of a Clearing Corporation or a nominee subject to the control of a Clearing Corporation and, if they are Certificated Securities in registered form, properly endorsed to or registered in the name of the Clearing Corporation or such nominee.

“Clearstream”: Clearstream Banking, société anonyme, a corporation organized under the laws of the Duchy of Luxembourg.

“Closing Date”: The date on which all of the conditions precedent for the issuance of the Class A Notes set forth under Section 3.1 hereof have been satisfied.

“Clover REIT”: TPG RE Finance Trust, Inc., a Maryland corporation.

“Code”: The United States Internal Revenue Code of 1986, as amended from time to time, and any U.S. Treasury regulations and other authoritative guidance promulgated thereunder.

“Collateral Interest Collections”: With respect to any Due Period or Calculation Date, without duplication, the sum of:

(i) all payments of interest and other income received by the Issuer during the related Due Period on the Collateral Obligations and Eligible Investments, including the accrued interest received in connection with a sale thereof during the related Due Period;

(ii) all principal and interest payments received by the Issuer during the related Due Period on Eligible Investments purchased with Collateral Interest Collections;

(iii) all amendment and waiver fees, late payment fees and other fees received by the Issuer during the related Due Period, except for those in connection with (a) the lengthening of the maturity of the related Collateral Obligation or (b) the reduction of the par of the related Collateral Obligation as determined by the Collateral Manager at its discretion (with notice to the Trustee);

(iv) all commitment fees and other similar fees received by the Issuer during such Due Period in respect of Delayed Draw Collateral Obligations;

(v) all payments received with respect to the Cap Agreements (if any), including all payments received as a result of the amendment or termination of a Cap Agreement but excluding Cap Collateral Assets (and any such payments on Cap Agreements received or to be received after such Calculation Date but on or prior to 10:00 a.m. New York time the immediately succeeding Payment Date will be deemed received in respect of the preceding Due Period and included in the calculation of Collateral Interest Collections received in such Due Period);

(vi) the portion of Sale Proceeds received in respect of interest on the Collateral Obligations; and

(vii) all other amounts required to be treated as “Collateral Interest Collections” hereunder,

provided that (1) any such amounts distributed by the Servicer to the Issuer pursuant to Section 3.1 of the Master Co-Lender Agreement during any Due Period shall be deemed to be received by the Issuer during such Due Period, and (ii) any amounts received in respect of any Defaulted Asset (or any Equity Security received in exchange for a Defaulted Asset) will constitute (A) Collateral Principal Collections (and not Collateral Interest Collections) until the aggregate of all recoveries in respect of such Defaulted Asset since it became a Defaulted Asset equals the outstanding Principal Balance of such Collateral Obligation when it became a Defaulted Asset, and then (B) Collateral Interest Collections thereafter.

“Collateral Management Agreement”: The Collateral Management Agreement, dated as of the Execution Date, between the Issuer, acting by TPG RE Finance Trust GenPar, Inc. as its general partner, and the Collateral Manager, as amended from time to time.

“Collateral Management Fee”: The collateral management fee payable on each Payment Date pursuant to Section 7 of the Collateral Management Agreement, in an amount equal to 0.075% per annum of the par amount of the Collateral Obligations owned by the Issuer on the Calculation Date immediately preceding such Payment Date.

“Collateral Manager”: TPG RE Finance Trust Management, L.P., a Delaware limited partnership, until a successor Person shall have become the Collateral Manager pursuant to the provisions of the Collateral Management Agreement, and thereafter “Collateral Manager” shall mean such successor Person.

“Collateral Manager Notes”: The meaning assigned to such term in the Collateral Management Agreement.

“Collateral Obligation”: A loan identified on the Loan Asset List, together with all rights in the Transferred Property relating to such loan. For the avoidance of doubt, “Collateral Obligations” hereunder are referred to as “Loan Assets” in the Master Purchase Agreement.

“Collateral Pool”: A pool of Collateral Obligations identified on Schedule 6.

“Collateral Principal Collections”: With respect to any Due Period or Calculation Date, all amounts received by the Issuer during the related Due Period that do not constitute Collateral Interest Collections, including the Arrangement Fee Rebate (if any), Contributions (except Contributions received in anticipation of Additional Fundings), all proceeds of the 140 West Rebate Payment and the cash proceeds of each Defaulted Asset Exchange, but excluding (I) proceeds of sales of Additional Notes and Contributions held by the Issuer in anticipation of Additional Fundings and (II) Cap Collateral Assets; provided that any such amounts distributed by the Servicer to the Issuer pursuant to Section 3.1 of the Master Co-Lender Agreement during any Due Period shall be deemed to have been received by the Issuer.

“Collection Account”: The account established pursuant to Section 10.2(a) and designated as the “Collection Account”.

“Commitment”: For the Committed Purchaser at any time, an amount equal to the Net Unfunded Amount at such time.

“Commitment Fee”: A fee that shall accrue on the Commitment of the Committed Purchaser under the Note Purchase Agreement for each day from and including the Closing Date to the Commitment Termination Date at a rate per annum equal to 0.25%.

“Commitment Termination Date”: The date the Commitments terminate, expire or are permanently reduced to zero (which, for the avoidance of doubt, shall be no later than the last day of the Draw Period).

“Committed Purchaser”: At any time, the Person with an obligation to purchase Additional Notes under the Note Purchase Agreement at such time.

“Committed Purchaser Note”: The meaning specified in Section 2.2(b).

“Confidential Information”: The meaning specified in Section 14.14(b).

“Contribution”: The meaning specified in Section 10.3(d).

“Contribution Account”: The meaning specified in Section 10.3(d).

“Contributor”: The meaning specified in Section 10.3(d).

“Controlling Person”: Any person (other than a Benefit Plan Investor) who has discretionary authority or control with respect to the assets of the Issuer or any person who provides investment advice for a fee (direct or indirect) with respect to such assets, or any “affiliate” (within the meaning of 29 C.F.R. § 2510.3-101) of any such person.

“Corporate Trust Office”: The principal corporate trust office of the Trustee at which this Indenture is administered, currently located at (i) for Note transfer purposes and presentment and surrender by courier of the Notes for final payment thereon, 111 Filmore Avenue, St. Paul, Minnesota 55107-2292, Attention: Corporate Trust Services—TPG RE Finance Trust CLO Issuer, L.P., email: TPGRECLODRAW@usbank.com, (ii) for custodial purposes with respect to the Instruments, 1133 Rankin Street, Suite 100, St. Paul, Minnesota 55107, Attention: Bondhold Services – TPG RE Finance Trust CLO Issuer, L.P., (iii) for custodial purposes with respect to the Certificated Securities, 190 LaSalle

Street, 8th Floor, Chicago, Illinois 60603, Attention: TPG RE Finance Trust CLO Issuer, L.P., and (iv) for all other purposes, 190 LaSalle Street, 8th Floor, Chicago, Illinois 60603, Attention: TPG RE Finance Trust CLO Issuer, L.P., e-mail: david.depue@usbank.com, facsimile: 1-866-350-5581 or in each case such other address as the Trustee may designate from time to time by notice to the Holders, the Collateral Manager and the Issuer, or the principal corporate trust office of any successor Trustee.

“CPO”: The meaning specified in Section 16.1.

“CTA”: The meaning specified in Section 16.1.

“Cured Obligation”: A Collateral Obligation that was once a Defaulted Asset but no longer meets the criteria specified in clause (a) through (d) in the definition of “Defaulted Asset”.

“Custodial Account”: The custodial account established pursuant to Section 10.3(b) and designated as the “Custodial Account”.

“Custodian”: The meaning specified in the first sentence of Section 3.2(a) with respect to items of collateral referred to therein, and each entity with which an Account is maintained, as the context may require, each of which shall be a Securities Intermediary.

“DB”: Deutsche Bank AG, New York Branch.

“Deemed Expense Notes”: The meaning specified in Section 7.23.

“Default”: Any Event of Default or any occurrence that is, or with notice or the lapse of time or both would become, an Event of Default.

“Defaulted Asset”: Any Collateral Obligation:

(a) for which the Borrower has defaulted in the payment of principal (if such default has continued for more than three (3) months) or interest (unless the Majority of the Class A Notes have waived such default or agreed to forebear from enforcing remedies arising from such default); or

(b) that has been accelerated; or

(c) in respect of which the lenders have foreclosed on the underlying security; or

(d) that has been amended without the consent of a Majority of the Class A Notes if such amendment constitutes a Major Decision,

provided that:

(1) a Collateral Obligation shall only continue to be a Defaulted Asset so long as such Collateral Obligation continues to meet the criteria in clauses (a) through (d) above; and

(2) a Specified Collateral Obligation shall not constitute a Defaulted Asset under clause (d) above at any time during the first three months after the Closing Date (or, in the case of any Additional Specified Collateral Obligation, the first five months after the Closing Date) unless (x) the terms of such Specified Collateral Obligation are amended during such period, (y) such change was not approved by a Majority of the Class A Notes and (z) such amendment is likely to have a materially worse effect on the economic value of such Specified Obligation than the terms of amendments to such Specified Obligation that were reasonably contemplated by the lenders on such Specified Obligation as at the Closing Date.

“Defaulted Asset Exchange”: The meaning specified in Section 12.1(b).

“Definitive Note”: The meaning specified in Section 2.10(b).

“Delayed Draw Collateral Obligations”: A loan with respect to which a lender may be obligated to make or otherwise fund future advances to a Borrower.

“Deliver” or “Delivered” or “Delivery”: The taking of the following steps:

(i) in the case of each Certificated Security (other than a Clearing Corporation Security) or Instrument,

(a) causing the delivery of such Certificated Security or Instrument to the Custodian registered in the name of the Trustee or its affiliated nominee or endorsed to the Trustee or in blank;

(b) causing the Trustee to continuously indicate on its books and records that such Certificated Security or Instrument is credited to the applicable Account; and

(c) causing the Custodian to maintain continuous possession of such Certificated Security or Instrument;

(ii) in the case of each Uncertificated Security (other than a Clearing Corporation Security),

(a) causing such Uncertificated Security to be continuously registered on the books of the issuer thereof to the Custodian; and

(b) causing the Custodian to continuously indicate on its books and records that such Uncertificated Security is credited to the applicable Account;

(iii) in the case of each Clearing Corporation Security,

(a) causing the relevant Clearing Corporation to credit such Clearing Corporation Security to the securities account of the Custodian, and

(b) causing the Custodian to continuously indicate on its books and records that such Clearing Corporation Security is credited to the applicable Account;

(iv) in the case of each security issued or guaranteed by the United States of America or agency or instrumentality thereof and that is maintained in book-entry records of a Federal Reserve Bank (“FRB”) (each such security, a “Government Security”),

(a) causing the creation of a Security Entitlement to such Government Security by the credit of such Government Security to the securities account of the Custodian at such FRB, and

(b) causing the Custodian to continuously indicate on its books and records that such Government Security is credited to the applicable Account;

(v) in the case of each Security Entitlement not governed by clauses (i) through (iv) above,

(a) causing a Securities Intermediary (x) to indicate on its books and records that the underlying Financial Asset has been credited to the Custodian’s securities account, (y) to receive a Financial Asset from a Securities Intermediary or acquiring the underlying Financial Asset for a Securities Intermediary, and in either case, accepting it for credit to the Custodian’s securities account or (z) to become obligated under other law, regulation or rule to credit the underlying Financial Asset to a Security Intermediary’s securities account,

(b) causing such Securities Intermediary to make entries on its books and records continuously identifying such Security Entitlement as belonging to the Custodian and continuously indicating on its books and records that the Custodian is credited to one of the Custodian’s Accounts, which shall at all times be securities accounts, and

(c) causing the Custodian to continuously indicate on its books and records that such Security Entitlement (or all rights and property of the Custodian representing such Security Entitlement) is credited to the applicable Account;

(vi) in the case of Cash or Money,

(a) causing the delivery of such Cash or Money to the Custodian,

(b) causing the Custodian to treat such Cash or Money as a Financial Asset maintained by such Custodian for credit to the applicable Account in accordance with the provisions of Article 8 of the UCC, and

(c) causing the Custodian to continuously indicate on its books and records that such Cash or Money is credited to the applicable Account; and

(vii) in the case of each general intangible (including any participation interest in which the participation interest is not represented by an Instrument), (a) causing the filing of a Financing Statement in the office of the Recorder of Deeds in the District of Columbia, Washington, DC, and in the jurisdiction in which the General Partner is located and (b) causing the registration of the security granted under this Indenture in the Register of Mortgages and Charges of the Issuer at the Issuer’s registered office in the Cayman Islands.

In addition, the Collateral Manager on behalf of the Issuer will obtain any and all consents required by the underlying instruments relating to any such general intangibles for the transfer of ownership and/or pledge hereunder (except to the extent that the requirement for such consent is rendered ineffective under Section 9-406 of the UCC).

“Depository Event”: The meaning specified in Section 2.10(a).

“Discretionary Sale”: Any sale, grant of a Participation Interest or other disposition of a Collateral Obligation pursuant to Section 12.1(a) or (b).

“Disposition Proceeds”: Proceeds received with respect to sales of Collateral Obligations, Eligible Investments and Equity Securities and the termination of any Cap Agreement, in each case, net of reasonable out-of-pocket expenses and disposition costs in connection with such sales.

“Dissolution Expenses”: The amount of fees and expenses reasonably likely to be incurred in connection with the discharge of this Indenture, the liquidation of the Assets and the dissolution of the Issuer, as reasonably certified by the Collateral Manager or the Issuer, based in part on fees and expenses incurred by the Trustee and the liquidator of the Issuer and reported to the Collateral Manager.

“Distribution Report”: The meaning specified in Section 10.6(b).

“Draw Failure”: The meaning specified in Section 2.4(e).

“Draw Period”: The period from the Closing Date through the earlier of (a) the date on which the Unfunded Amount has been terminated or irrevocably reduced to zero and (b) the Stated Maturity.

“Draw Request”: The meaning specified in Section 2.4(b).

“Drawing”: The meaning specified in Section 2.4(b).

“DTC”: The Depository Trust Company, its nominees, and their respective successors.

“Due Date”: Each date on which any payment is due on a Pledged Obligation in accordance with its terms.

“Due Period”: Each period beginning on and including the day following the last day of the immediately preceding Due Period (or, in the case of the initial Due Period, beginning on the Closing Date) and ending at the close of business on the third Business Day preceding the Payment Date in the calendar month following the month in which such Due Period begins. The “Due Period” with respect to any Interest Period shall be the Due Period that begins in the month in which such Interest Period begins.

“Eligible Investment Required Ratings”: A short-term credit rating of “P-1” from Moody’s and “A-1” from S&P or, if no short-term rating exists, a long-term credit rating of at least “Aaa” from Moody’s and “AAA” from S&P.

“Eligible Investments”: (a) Cash or (b) any United States dollar investment that, at the time it is Delivered to the Trustee (directly or through an intermediary or bailee), is one or more of the following obligations or securities:

(i) direct Registered obligations of, and Registered obligations the timely payment of principal and interest on which is fully and expressly guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are expressly backed by the full faith and credit of the United States of America and which satisfy the Eligible Investment Required Ratings with respect to S&P and Moody’s;

(ii) demand and time deposits in, certificates of deposit of, trust accounts with, bankers’ acceptances issued by, or federal funds sold by any depository institution or trust company incorporated under the laws of the United States of America (including the Bank) or any state thereof and subject to supervision and examination by federal and/or state banking authorities, in each case payable within 183 days of issuance, so long as the commercial paper and/or the debt obligations of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment have the Eligible Investment Required Ratings (or, in the case of the principal depository institution in a holding company system, the commercial paper or debt obligations of such holding company have the Eligible Investment Required Ratings, such holding company guarantees such obligation of the depository institution or trust company and such guarantee satisfies the current S&P criteria applicable to such guarantee); and

(iii) money market funds domiciled outside of the United States which funds have, at all times, credit ratings of “Aaa-mf” by Moody’s and “AAAm” by S&P, respectively;

provided that:

(1) Eligible Investments purchased with funds in the Collection Account shall be held until maturity except as otherwise specifically provided herein and shall include only such obligations or securities, other than those referred to in clause (iii) above, and mature (or are putable at par to the issuer thereof) on or prior to Business Day prior to the Payment Date following the date of purchase;

(2) Eligible Investments purchased with funds in the Reserve Account shall mature (or be putable at par to the issuer thereof) on the Business Day immediately following the date of purchase thereof; and

(3) none of the foregoing obligations or securities shall constitute Eligible Investments if (a) such obligation or security has an “f,” “r,” “p,” “pi,” “q,” “sf” or “t” subscript assigned to its rating by S&P or “sf” subscript assigned to its rating by Moody’s, (b) all, or substantially all, of the remaining amounts payable thereunder consist of interest and not principal payments, (c) such obligation or security is purchased at a price greater than 100% of the principal or face amount thereof, (e) in the Collateral Manager’s sole judgment, such obligation or security is subject to material non-credit related risks or (d) payments with respect to such obligations or securities or proceeds of disposition are subject to withholding taxes (other than taxes imposed that may be imposed on fees with respect to such obligation or taxes under FATCA) by any jurisdiction unless the payor is required to make “gross-up” payments that cover the full amount of any such withholding tax on an after-tax basis.

Eligible Investments may include, without limitation, those investments for which the Trustee or an Affiliate of the Trustee is the obligor or depository institution, or provides services and receives compensation.

“Enforcement Event”: A declaration of acceleration (including any automatic acceleration) of the maturity of the Notes has occurred following an Event of Default, which shall continue unless (x) such Event of Default has been cured or waived or (y) such declaration of acceleration has been rescinded or annulled as provided in this Indenture.

“Ensuing Payment Date”: The meaning specified in the Section 2.8(a).

“Entitlement Holder”: The meaning specified in Section 8-102(a)(7) of the UCC.

“Entitlement Order”: The meaning specified in Section 8-102(a)(8) of the UCC.

“Equity Security”: Any security or debt obligation which at the time of acquisition, conversion or exchange does not satisfy the requirements of a Collateral Obligation and is not an Eligible Investment.

“ERISA”: The United States Employee Retirement Income Security Act of 1974, as amended from time to time.

“Euroclear”: Euroclear Bank S.A./N.V., as operator of the Euroclear System.

“Event of Default”: The meaning specified in Section 5.1.

“Exchange Act”: The United States Securities Exchange Act of 1934, as amended from time to time.

“Excluded Interest”: The meaning specified in the Master Purchase Agreement.

“Execution Date”: December 18, 2014.

“Expected Additional Funding Amount”: As of any date, the aggregate amount of Additional Fundings under all Delayed Draw Collateral Obligations that have then been requested by the Borrowers thereof (and not yet funded by the Issuer) and all Additional Fundings that the Collateral Manager reasonably expects that the Issuer will be required to make within the 15 days following such date.

“Expense Reserve Account”: The trust account established pursuant to Section 10.3(e).

“Extraordinary Expenses”: All amounts owed by the Issuer on account of (i) taxes, (ii) indemnification obligations, (iii) judgments or (iv) other legal obligations and other obligations of the Issuer, in the case of this clause (iv), not incurred in the ordinary course of business or not expressly permitted to be incurred under the Transaction Documents. For the avoidance of doubt, amounts owing in respect of the Class A Notes, the Commitment Fee, the Trustee Fee, the Collateral Management Fee, the Servicing Fee and Petition Expenses and any fees and expense reimbursements payable to any agent with respect to Collateral Obligations shall not constitute Extraordinary Expenses.

“Failed Drawing Amount”: The meaning specified in Section 2.4(e).

“Failed Drawing Fee”: $50,000.00.

“FATCA”: Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to section 1471(b) of the Code, any applicable intergovernmental agreement entered into in connection with the implementation of such sections of the Code, any legislation, rules, guidance notes or practices adopted pursuant to any such intergovernmental agreement or any analogous provisions of non-U.S. law.

“FATCA Compliance”: Compliance with FATCA (including, but not limited to, as necessary so that no tax will be imposed or withheld thereunder in respect of payments to or for the benefit of the Issuer).

“Fee Letter”: The Fee Letter dated as of the Execution Date between the Issuer and DB (or one of its Affiliates) relating to the issuance of the Class A Notes and the other transactions contemplated hereby.

“Final Purchase Price Determination Date”: The meaning specified in the Master Purchase Agreement.

“Financial Asset”: The meaning specified in Section 8-102(a)(9) of the UCC.

“Financing Statements”: The meaning specified in Section 9-102(a)(39) of the UCC.

“Full Outstanding Amount”: For any Collateral Obligation at any time, the aggregate principal or par amount of the entire Underlying Instrument, including portions thereof that are owned or held by Persons other than the Issuer.

“GAAP”: The meaning specified in Section 6.3(j).

“General Partner”: TPG RE Finance Trust GenPar, Inc., a Cayman Islands exempted corporation, and any successor that shall have become the general partner of the Issuer pursuant to the applicable provisions of the Partnership Agreement.

“General Partnership Interests”: The general partnership interests of the Issuer owned by the General Partner issued pursuant to the Partnership Agreement.

“Global Notes”: Any Regulation S Global Notes or Rule 144A Global Notes.

“Grant” or “Granted”: To grant, bargain, sell, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of setoff against, deposit, set over and confirm. A Grant of the Pledged Obligations, or of any other instrument, shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including, the immediate continuing right to claim for, collect, receive and receipt for principal and interest payments in respect of the Pledged Obligations, and all other Monies payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring Proceedings in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

“Hanover Street Capital”: Hanover Street Capital, a Delaware limited liability company.

“HERF Collateral Obligation”: A Collateral Obligation; provided that, if such Collateral Obligation is part of a Collateral Pool, then such HERF Collateral Obligation shall be such Collateral Pool.

“Herf Index Number”: On any date, an amount equal to (a) one divided by (b) the Sum Squared Loan Balance on such date.

“Holder”: With respect to any Note, the Person whose name appears on the Register as the registered holder of such Note.

“Indenture”: This instrument as originally executed and, if from time to time supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof, as so supplemented or amended.

“Independent”: As to any Person, any other Person (including, in the case of an accountant or lawyer, a firm of accountants or lawyers, and any member thereof, or an investment bank and any member thereof) who (i) does not have and is not committed to acquire any material direct or any material indirect financial interest in such Person or in any Affiliate of such Person, and (ii) is not connected with such Person as an Officer, employee, promoter, underwriter, voting trustee, partner, director or Person performing similar functions. “Independent” when used with respect to any accountant may include an accountant who audits the books of such Person if in addition to satisfying the criteria set forth above the accountant is independent with respect to such Person within the meaning of Rule 101 of the Code of Professional Conduct of the American Institute of Certified Public Accountants. For purposes of this definition, no manager or director of any Person will fail to be Independent solely because such Person acts as an independent director or independent manager thereof or of any such Person’s Affiliates.

Whenever any Independent Person’s opinion or certificate is to be furnished to the Trustee, such opinion or certificate shall state that the signer has read this definition and that the signer is Independent within the meaning hereof.

Any pricing service, certified public accountant or legal counsel that is required to be Independent of another Person under this Indenture must satisfy the criteria above with respect to the Issuer and the Collateral Manager.

“Initial Class A Noteholder”: Deutsch Bank AG, New York Branch or one of its Affiliates.

“Initial Principal Amount”: The principal amount of Class A Notes issued on the Closing Date, being $1,366,483,314.02.

“Initial Value”: With respect to each Collateral Obligation at any time, the “Initial Value” for such Collateral Obligation set forth on Schedule 1 hereto; provided that:

(a) if such Collateral Obligation has been the subject of one or more Partial Sales at or prior to such time, the Initial Value at such time shall be reduced by the Allocated Stabilized Asset Value for each such Partial Sale; and

(b) if such Collateral Obligation is at any time the subject of an Appraisal, then the “Initial Value” of such Collateral Obligation shall be updated at the time of such Appraisal to reflect the results thereof.

“Instrument”: The meaning specified in Section 9-102(a)(47) of the UCC.

“Interest Determination Date”: For each Interest Period, the date that is two Business Days prior to the first day of the calendar month in which such Interest Period commences. When used with respect to an Interest Determination Date, “Business Day” shall mean any day on which banks are open for dealing in foreign currency and exchange in London.

“Interest Period”: Each period commencing on the 15th day of a calendar month and ending on the 15th day of the immediately succeeding calendar month, with the initial Interest Period to commence on December 18, 2014 and end on January 15, 2015.

“Interest Rate”: For each Interest Period, an interest rate per annum equal to the sum of (a) the Applicable Rate, determined as of the Interest Determination Date for such Interest Period, and (b) the Applicable Margin.

“Interim Loan Administration Services Agreement”: The Interim Loan Administration Services Agreement, dated as of December 18, 2014, by and among the Seller, Deutsche Bank Trust Company Americas, Deutsche Bank AG, New York Branch, the Issuer, the Issuer Subsidiaries thereto and the applicable Servicers.

“Interim Servicing Agreement”: The Interim Servicing Agreement, dated as of December 18, 2014, by and among the Seller, Deutsche Bank Trust Company Americas, Deutsche Bank AG, New York Branch, the Issuer, the Issuer Subsidiaries party thereto and the applicable Servicers.

“Investment Advisers Act”: The Investment Advisers Act of 1940, as amended from time to time.

“Investment Company Act”: The Investment Company Act of 1940, as amended from time to time.

“Issuer”: TPG RE Finance Trust CLO Issuer, L.P., until a successor Person shall have become the Issuer pursuant to the applicable provisions of this Indenture, and thereafter “Issuer” shall mean such successor Person.

“Issuer Order”: A written order dated and signed in the name of the Issuer (which written order may be a standing order) by (i) an Authorized Officer of the Issuer or (ii) in the case of any Issuer Order delivered pursuant to Article X hereof or to the extent otherwise permitted herein, by the Collateral Manager by an Authorized Officer thereof, on behalf of the Issuer or (iii) in the case of any Issuer Order instructing the Trustee to withdraw funds from the Reserve Account to fund Additional Fundings on Delayed Draw Collateral Obligations pursuant to Section 10.3(c) hereof, by the Servicer by an Authorized Officer thereof, on behalf of the Issuer.

“Issuer Subsidiaries”: The meaning specified in Section 7.4(c).

“Issuer Subsidiary Funding and Security Agreements”: The meaning specified in Section 7.4(d).

“Legal Final Maturity”: December 15, 2044.

“LIBOR”: With respect to each Interest Period and each Interest Determination Date, the rate per annum (rounded upwards, if necessary, to the nearest 1/1,000 of 1%) calculated by Calculation Agent as set forth below:

(a) The rate for deposits in U.S. Dollars for a one-month period that appears on Reuters Screen LIBOR01 Page (or its equivalent) as of 11:00 a.m., London time, on such Interest Determination Date.

(b) If such rate does not appear on Reuters Screen LIBOR01 Page (or its equivalent) as of 11:00 a.m., London time, on the applicable Interest Determination Date, the Calculation Agent shall request the principal London office of any four major reference banks in the London interbank market selected by the Calculation Agent to provide such reference bank’s offered quotation to prime banks in the London interbank market for deposits in United States dollars for a one month period as of 11:00 a.m., London time, on such Interest Determination Date in a principal amount of not less than U.S.$1,000,000 that is representative for a single transaction in the relevant market at the relevant time. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent shall request any three major banks in New York City selected by the Calculation Agent to provide such bank’s rates for loans in U.S. Dollars to leading European banks for a one-month period as of 11:00 a.m., New York City time, on such Interest Determination Date in a principal amount not less than U.S.$1,000,000 that is representative for a single transaction in the relevant market at the relevant time. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. If fewer than two rates are so provided, or if LIBOR is unavailable for any reason or the Calculation Agent is unable to use LIBOR for any reason, then, for such period for which LIBOR is unavailable or for which the Calculation Agent is otherwise unable to use LIBOR, LIBOR shall not be the Applicable Rate.

“Lien”: With respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Partnership Interests”: The limited partnership interests of the Issuer issued pursuant to the Partnership Agreement.

“Loan Asset List”: The meaning specified in the Master Purchase Agreement.

“Loan Factor”: With respect to each HERF Collateral Obligation on any date:

(a) the Capitalized Balance of such HERF Collateral Obligation on such date; divided by

(b) the Aggregate Capitalized Balance of all Collateral Obligations on such date.

For the avoidance of doubt, for purpose of this definition, Sag Harbor A and Sag Harbor B (Loan IDs 1017 and 1077) combined shall be deemed to be one Collateral Obligation and The Nomad 2 and The Nomad 2 Mezz (Loan IDs 1015 and 1076) combined shall be deemed to be one Collateral Obligation.

“Loan Restructuring”: The meaning specified in Section 7.21(b).

“London Banking Day”: A day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London, England.

“LTV”: For any Collateral Obligation at any time, an amount (expressed as a percentage) equal to:

(a) the Principal Balance of such Collateral Obligation plus the aggregate principal amount of all other obligations of the underlying obligors with respect to such Collateral Obligations that are secured, on a senior or a pari passu basis with such Collateral Obligation, by the same collateral as such Collateral Obligation; divided by

(b) the Underlying Asset Value with respect to such Collateral Obligation.

For purposes of this definition, (x) references to a Collateral Obligation at any time will include, for the avoidance of doubt, all portions of such Collateral Obligation that are owned by any entity other than the Issuer at such time (including pursuant to a Reverse Participation or any other Participation Interest); and (y) if the Issuer owns both senior and mezzanine debt of the same Obligor, all other senior and mezzanine debt of such Obligor will be treated as pari passu debt.

“Major Decision”: Any amendment, waiver, consent or other modification of any Underlying Instrument with respect to a Collateral Obligation that:

(i) forgives, increases or reduces the principal amount of such Collateral Obligation (other than in connection with reallocations permitted under the relevant Underlying Instruments), or reduces the interest rate with respect to such Collateral Obligation;

(ii) forgives, waives, reduces or extends any accrued interest, exit fee or other fee with respect to such Collateral Obligation;

(iii) extends or waives or otherwise changes (A) the maturity date of such Collateral Obligation or (B) any stated payment date for principal of or interest on such Collateral Obligation (other than in each case in accordance with the relevant Underlying Instrument, and other than extensions in the imposition of any default rate);

(iv) releases any Obligor or other party from liability under the relevant Underlying Instruments (other than (x) upon payment of the obligations under such Collateral Obligation in full in accordance with the terms of the relevant Underlying Instruments or (y) as otherwise provided under the terms of the relevant Underlying Instruments); (v) releases, substitutes or exchanges any material portion of the collateral given as security for such Collateral Obligation (other than (x) as expressly provided in (and subject to the applicable conditions set forth in) the relevant Underlying Instruments, or (y) upon payment of the relevant obligations in full in accordance with the terms of such Underlying Instruments);

(vi) subordinates the lien of any of the Underlying Instruments to any mortgage or other monetary encumbrance (unless the subordination is to a lien or encumbrance in favor of the Issuer or otherwise is expressly required pursuant to the terms of the Underlying Instrument);

(vii) with respect to any Delayed Draw Collateral Obligation, increases the commitments of the Issuer thereunder or extends the date of the availability of the Issuer’s advances under any Underlying Instrument (other than extensions that are exercisable by the counterparties thereunder pursuant to the terms thereof);

(viii) converts or exchanges such Collateral Obligations for any other indebtedness, or cross-defaults such Collateral Obligations with any other indebtedness;

(ix) waives the requirement that the applicable agent shall have received net sales proceeds in an amount greater than or equal to the applicable Minimum Release Price with respect to the sale of any portion of a mortgaged property, unless the excess of the applicable Minimum Release Price over the net sales proceeds received in connection with any such individual sale is less than five percent (5%) of the applicable Minimum Release Price;

(x) (a) approves the initial Minimum Release Prices proposed with respect to a Collateral Obligation if (I) the distribution of such Minimum Release Prices across portions of the underlying collateral is not commercially reasonable or (II) the aggregate of all such Minimum Release Prices is less than the product of (x) 1.20 and (y) the maximum loan amount that may be advanced pursuant to the Underlying Instruments applicable to such Collateral Obligation, and/or (b) modifies a previously adopted Minimum Release Price schedule in a manner that reduces the aggregate sum of the Minimum Release Prices by five percent (5%) or more;

(xi) permits any transfer or encumbrance of a mortgaged property or transfer or encumbrance of direct or indirect ownership interests in any Borrower (except as expressly permitted to such Borrower in the Underlying Instruments), permits any assumption of the Collateral Obligations, consents to the assignment or transfer by any Borrower or other Obligor under an Underlying Instrument of its rights or obligations thereunder, consents to a change in the “key man” or “sponsor” under any Underlying Instrument, consents to any dissolution, liquidation or consolidation or merger of any Borrower, or modifies any of the terms and conditions of the Underlying Instruments concerning any of the foregoing;

(xii) amends the pro rata payment provisions set forth in any Underlying Instrument;

(xiii) waives the existence of any event of default and/or rescinds any acceleration of any Collateral Obligation that is attributable to (I) a payment event of default, (II) a material event of default that is not a payment event of default, and/or (III) an event of default resulting from the occurrence of the maturity date and/or an insolvency event;

(xiv) grants any approval to any Borrower to amend its construction budget and/or annual budget (or to incur expenditures in excess thereof) in a manner that increases the total amount of such budget by five percent (5%) or more (as measured against the last such budget approved by the lenders with respect to such Collateral Obligation, but excluding any increases resulting from year-over-year increases in non-discretionary costs that such Borrower must incur to comply with legal requirements and the Underlying Instruments (e.g. taxes, insurance costs, ground lease payments, etc.));

(xv) permits any change in the order or priority of any use of funds and/or distribution of amounts received under any Underlying Instrument, or modifies any of the terms and conditions of the Underlying Instruments concerning any of the foregoing;

(xvi) waives any of the following conditions to a Borrower’s receipt of an advance by the Issuer (to the extent the same constitute a condition precedent to such Borrower’s receipt of such advance) with respect to any Collateral Obligation: (A) receipt of construction consultant’s advice with respect to such draw request; (B) receipt of AIA Form G702/G703 or an equivalent reporting form provided by such Borrower pursuant to the Underlying Instrument; (C) the receipt of lien waivers in accordance with the terms of the Underlying Instrument, except to the extent that the amount covered by such lien waivers not delivered does not exceed the sum of (I) the amount of lien waivers that such Borrower is not required to deliver under the Underlying Instrument, and (II) $100,000 for any single payee or $250,000 in the aggregate of such waivers outstanding at any point in time; (D) the lack of an event of default with respect to such Collateral Obligation; (E) the receipt of required title letters and/or endorsements, or (F) any of the conditions to the receipt of the final advance under the Underlying Instrument;

(xvii) consents to a material change to any business plan;

(xviii) materially modifies any of the provisions or requirements set forth in any of the Underlying Instruments relating to any guarantor of the obligations of the relevant Borrower with respect to such Collateral Obligation, the guaranty provided by any such guarantor or any guaranty of completion or other guaranty or similar credit enhancement delivered by any guarantor with respect to a Collateral Obligation, including, but not limited to, any provisions or requirements relating to a replacement guarantor and financial covenants and financial requirements of any guarantor;

(xix) approves the extension of any required milestones to be achieved by the Borrower under such Collateral Obligation (as the same may have been previously extended in accordance with this clause (xix)) by more than ninety (90) days (in the aggregate, whether pursuant to one or more extensions);

(xx) amends any Underlying Instrument in a manner that imposes new, additional or greater restrictions on transfers of such Collateral Obligation;

(xxi) waives the requirement of any Borrower to fund a shortfall that exceeds $500,000 under a Collateral Obligation;

(xxii) agrees to accept payments in any currency other than as specified in the Underlying Instruments, or modifies any of the terms and conditions of the Underlying Instruments in a manner permitting the counterparty thereunder to make payments in an additional or different currency;

(xxiii) modifies the definition of “Required Lenders” or any other provision in the Underlying Instruments relating to a Collateral Obligation specifying the number or percentage of interest holders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder without the consent of the applicable interest holders; or

(xxiv) amends any Underlying Instrument in a manner that would have the effect of circumventing the requirement set forth in the definition of “Defaulted Asset” that the Issuer obtain the consent of a Majority of the Class A Notes to any amendment described in any of the foregoing clauses (i) – (xxiii).

“Majority”:

(a) With respect to the Class A Notes, the Holders of more than 50% of the Aggregate Outstanding Amount of the Class A Notes; and

(b) with respect to the Partnership Interests, the registered holders of more than 50% of the aggregate amount (measured on the basis of the partnership percentages as described in the Partnership Agreement) of the Partnership Interests.

“Mandatory Redemption”: The meaning specified in Section 9.2(a).

“Master Co-Lender Agreement”: That certain Master Co-Lender Agreement, dated as of the Execution Date, by and between the Buyer, acting by TPG RE Finance Trust GenPar, Inc. as its general partner, the Seller and Deutsche Bank Trust Company Americas and Deutsche Bank AG, New York Branch, in their collective capacity as the Agents.

“Master Purchase Agreement”: The Master Purchase, Sale and Participation Agreement, dated as of the Execution Date, as amended from time to time in accordance with the terms thereof, by and between the Seller and the Issuer, acting by TPG RE Finance Trust GenPar, Inc. as its general partner, and certain other parties.

“Maturity”: With respect to any Note, the date on which the unpaid principal of such Note becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

“Merging Entity”: The meaning specified in Section 7.10.

“Minimum Release Price”: With respect to any Collateral Obligation, the lowest amount for which a Borrower is permitted to sell the portion of a mortgaged property pursuant to the relevant Underlying Instrument.

“Money”: The meaning specified in Section 1-201(24) of the UCC.

“Monthly Report”: The meaning specified in Section 10.6(a).

“Moody’s”: Moody’s Investors Service, Inc. and any successor thereto.

“Net Unfunded Amount”: At any time:

(a) the Unfunded Amount at such time; minus

(b) the sum (without duplication) of (1) the aggregate amount on deposit in the Reserve Account at such time; plus (2) for each Reverse Participated Collateral Obligation that is a Delayed Draw Collateral Obligation at such time, the portion of the unfunded amount thereof that is subject to the related Reverse Participation held by the Seller; plus (3) for each Participated Collateral Obligation that is a Delayed Draw Collateral Obligation at such time, the portion of the unfunded amount thereof that is subject to the related Participation Interest held by a Person other than the Issuer.

“Non-Permitted Holder”: Any Holder or beneficial owner that (i) in the case of a Rule 144A Global Note, is not a QIB, (ii) in the case of a Regulation S Global Note, is a U.S. person, (iii) in the case of a Certificated Note, is a U.S. person that is not a QIB, and, in each case, that is not made pursuant to an applicable exemption under the Securities Act and the Investment Company Act, (iv) in the case of any Note, for which the representations made or deemed to be made by such person for purposes of ERISA, Section 4975 of the Code or applicable similar laws in any representation letter or transfer certificate, or by virtue of deemed representations, are or become untrue or (v) that fails or is unable to comply with the Noteholder Reporting Obligations or otherwise prevent the Issuer from achieving FATCA Compliance.

“Noteholder” or “Noteholders”: With respect to any Note, the Person(s) whose name(s) appear(s) on the Register as the registered holder(s) of such Note.

“Noteholder Reporting Obligations”: The meaning specified in Section 2.6(j)(ii).

“Note Level LTV Multiplier”: At any time, a fraction:

(a) the numerator of which is the Aggregate Outstanding Amount of the Class A Notes at such time; and

(b) the denominator of which is the Aggregate Principal Balance of all of the Collateral Obligations at such time (including the aggregate amount of Deemed Expense Notes outstanding at such time).

“Note Purchase Agreement”: The Note Purchase Agreement dated as of the Execution Date among the Issuer, acting by TPG RE Finance Trust GenPar, Inc. as its general partner, and the Committed Purchaser, as amended from time to time.

“Notes”: The Class A Notes.

“Obligor”: The obligor under a loan, the issuer under a bond or note, or a guarantor for any such party, as the case may be.

“Offer”: The meaning specified in Section 10.7(c).

“Officer”: With respect to the Seller and any corporation, any director, the Chairman of the Board of Directors, the President, any Vice President, the Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer of such entity or any Person authorized by such entity; with respect to any partnership, any general partner thereof or any Person authorized by such entity; with respect to a limited liability company, any member thereof or any Person (including any specified officer) authorized by such entity; and with respect to the Trustee, any Trust Officer.

“offshore transaction”: The meaning specified in Regulation S.

“Opinion of Counsel”: A written opinion addressed to the Trustee and, if required by the terms hereof, the Issuer, in form and substance reasonably satisfactory to the Trustee, of a nationally or internationally recognized law firm or an attorney admitted to practice (or law firm, one or more of the partners of which are admitted to practice) before the highest court of any State of the United States or the District of Columbia (or the Cayman Islands, in the case of an opinion relating to the laws of the Cayman Islands) in the relevant jurisdiction, which attorney (or law firm) may, except as otherwise expressly provided in this Indenture, be counsel for the Issuer or the Collateral Manager, as the case may be, and which firm or attorney, as the case may be, shall be reasonably satisfactory to the Trustee. Whenever an Opinion of Counsel is required hereunder, such Opinion of Counsel may rely on opinions of other counsel who are so admitted and so satisfactory, which opinions of other counsel shall accompany such Opinion of Counsel and shall either be addressed to the Trustee and, if required by the terms hereof, the Issuer or shall state that the Trustee and, if applicable, the Issuer shall be entitled to rely thereon.

“Optional Redemption”: The meaning specified in Section 9.2(d).

“Optional Redemption Date”: The meaning specified in Section 9.2(d).

“Optional Redemption Direction”: The meaning specified in Section 9.2(d).

“Ordinary Priority of Payments”: The meaning specified in Section 11.1(a).

“Organization Documents”: Collectively, the Partnership Agreement, the certificate of registration of exempted limited partnership of the Issuer, the memorandum and articles of incorporation of the General Partner, the certificate of incorporation of the General Partner, the limited liability company agreement of the Limited Partner and the certificate of formation of the Limited Partner.

“Other Subsidiaries”: The meaning specified in Section 7.4(c).

“Outstanding”: As of any date of determination, all of the Notes theretofore authenticated and delivered under this Indenture, except:

(i) Notes theretofore canceled by the Registrar or delivered to the Registrar for cancellation or registered in the Register on the date the Trustee provides notice to Holders pursuant to Section 4.1 that this Indenture has been discharged;

(ii) Notes or portions thereof for whose payment or redemption funds in the necessary amount have been theretofore irrevocably deposited with the Trustee or any Paying Agent in trust for the Holders of such Notes pursuant to Section 4.1(a)(ii); provided that if such Notes or portions thereof are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision therefor satisfactory to the Trustee has been made;

(iii) Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture, unless proof satisfactory to the Trustee is presented that any such Notes are held by a Protected Purchaser; and

(iv) Notes alleged to have been mutilated, defaced, destroyed, lost or stolen for which replacement Notes have been issued as provided in Section 2.7,

provided that, in determining whether the Holders of the requisite Aggregate Outstanding Amount have given any request, demand, authorization, direction, notice, consent or waiver hereunder or under the Collateral Management Agreement, (I) any Notes owned by (x) the Issuer or any other obligor upon the Notes will be disregarded and deemed not to be Outstanding and (y) in the case of a vote on the removal of the Collateral Manager for “cause”, the approval of a successor Collateral Manager if the appointment of the Collateral Manager is being terminated pursuant to the Collateral Management Agreement for “cause” or the waiver of any event constituting “cause”, Collateral Manager Notes shall be disregarded and deemed not to be Outstanding, except that, in the case of clauses (x) and (y), in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes a Trust Officer of Trustee has actual knowledge to be so owned shall be so disregarded, and (II) Notes so owned that have been pledged in good faith shall be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not the Issuer, any other obligor upon the Notes or, in the case of clause (I)(y) above, a Person referred to in the definition of “Collateral Manager Notes”.

“Overcollateralization Tests”: Collectively, the Portfolio O/C Ratio Test and the Underlying Aggregate Asset O/C Ratio Test.

“Partial Sale”: In relation to any Collateral Obligation, the occurrence of a sale or other release of a portion (but not all) of the collateral securing such Collateral Obligation, whether in one transaction or in a series of transactions.

“Participant”: A Person to which the Issuer has granted a Participation Interest in accordance with the terms of this Indenture.

“Partnership Agreement”: The limited partnership agreement of the Issuer, as amended from time to time.

“Partnership Interests”: Collectively, the General Partnership Interests and Limited Partnership Interests.

“Participated Collateral Obligation”: At any time, a Collateral Obligation in which the Issuer has granted a Participation Interest (other than a Reverse Participation) to any Person.

“Participation Agreement”: Any agreement (other than the Master Purchase Agreement) pursuant to which the Issuer, acting by TPG RE Finance Trust GenPar, Inc. as its general partner, grants a Participation Interest in any Collateral Obligation.

“Paying Agent”: Any Person authorized by the Issuer to pay the principal of or interest on any Notes on behalf of the Issuer as specified in Section 7.2.

“Payment Account”: The payment account of the Trustee established pursuant to Section 10.3(a).

“Payment Date”: The 15th day of each calendar month (or, if any such day is not a Business Day, the next succeeding Business Day), commencing in January 2015. The “Payment Date” with respect to any Interest Period or Due Period shall be Payment Date in the calendar month in which such Interest Period or Due Period ends, as applicable.

“PBGC”: The United States Pension Benefit Guaranty Corporation.

“Permitted Liens”: With respect to the Assets: (i) security interests, liens and other encumbrances created pursuant to the Transaction Documents, (ii) with respect to agented Collateral Obligations, security interests, liens and other encumbrances in favor of the lead agent, the collateral agent or the paying agent on behalf of all holders of indebtedness of any Obligor under the related facility, (iii) security interests, liens and other encumbrances, if any, which have priority over first priority perfected security interests in the Collateral Obligations or any portion thereof under the UCC or any other applicable law, and (iv) Liens consisting of Reverse Participations or Participation Interests.

“Person”: Any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental entity or authority or other entity.

“Petition Expenses”: The meaning specified in Section 5.4(d)(i).

“Plan Asset Regulations”: The regulations promulgated at 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA.

“Pledged Obligations”: As of any date of determination, the Collateral Obligations, the Eligible Investments and any Equity Security which forms part of the Assets that have been Granted to the Trustee.

“Portfolio O/C Ratio”: As of any date of determination, an amount (expressed as a percentage) equal to:

(a) the Aggregate Principal Balance, divided by

(b) the Aggregate Outstanding Amount of the Class A Notes (including the aggregate amount of Deemed Expense Notes at such date).

“Portfolio O/C Ratio Test”: A test that is satisfied on any date of determination if the Portfolio O/C Ratio is greater than or equal to the Required Portfolio O/C Level on such date.

“Prime Rate”: As at any Interest Determination Date, the rate of interest most recently published in The Wall Street Journal as the “Prime Rate.” If more than one “Prime Rate” is published in The Wall Street Journal for any such day, the average of such “Prime Rates” shall be used, and such average shall be rounded up to the nearest one-eighth of one percent (0.125%). If The Wall Street Journal has ceased to publish the “Prime Rate”, then until the Wall Street Journal resumes publishing a “Prime Rate” the Prime Rate shall not be the Applicable Rate.

“Principal Balance”: With respect to each Collateral Obligation, as of any date of determination, the outstanding principal balance of such Collateral Obligation or, with respect to Delayed Draw Collateral Obligations, the outstanding principal balance of the drawn portion of such Delayed Draw Collateral Obligation (excluding, for the avoidance of doubt, any portion of the principal balance of any Collateral Obligation that has been sold after the Closing Date) and excluding the aggregate amount of accrued but unpaid interest thereon.

“Priority of Payments”: Collectively, the Ordinary Priority of Payments and the Acceleration Priority of Payments.

“Proceeding”: Any suit in equity, action at law or other judicial or non-judicial enforcement or administrative proceeding.

“Protected Purchaser”: The meaning specified in Section 8-303 of the UCC.

“Purchase Price Adjustment”: The meaning specified in the Master Purchase Agreement.

“QIB”: A Qualified Institutional Buyer.

“Qualified Institutional Buyer”: The meaning specified in Rule 144A under the Securities Act.

“Qualified Participation”: A Participation Interest in a Collateral Obligation granted by the Issuer that meets each of the following criteria at all times when such Participation Interest is outstanding:

(i) the Issuer is a lender of record on such Collateral Obligation;

(ii) the aggregate participation in such Collateral Obligation that have been granted by the Issuer to any one or more participants does not exceed the principal amount or commitment with respect to which the Issuer is the lender of record on such Collateral Obligation;

(iii) such Participation Interest does not grant, in the aggregate, to the Participant in such Participation a greater interest than the Issuer holds in such Collateral Obligation;

(iv) the entire purchase price for such Participation Interest is paid in full in Cash (without the benefit of financing from the Issuer) at the time of the Issuer’s granting thereof, except in respect of any unfunded commitment under a Delayed Draw Collateral Obligation;

(v) the Participation Interest provides the participant all of the economic benefit and risk of the whole or part of the Collateral Obligation that is the subject of such Participation Interest (and, for the avoidance of doubt, the tenor of the Participation Interest shall be coextensive with the tenor of such Collateral Obligation);

(vi) such Participation Interest is documented under a Participation Agreement that is (x) customary for loan participation transactions among institutional market participants in the relevant market; and (y) governed by New York law;

(vii) (A) in the case of any Participation Interest with respect to a Delayed Draw Collateral Obligation, the Participant is incorporated or organized under the laws of the United States (or any state thereof) or any U.S. branch of a bank incorporated or organized outside the United States, and (B) in the case of any other Participation Interest, is incorporated or organized under the laws of (x) the Cayman Islands or (y) any country that is a member of the Organization for Economic Cooperation and Development;

(viii) the granting of such Participation Interest and the Issuer’s performance of its obligations in respect thereof will not give rise to a Tax Event hereunder; and

(ix) the related Participation Agreement provides that such Participation Interest may not be sub-divided or transferred without the prior written consent of the Issuer.

“Record Date”: As to any applicable Payment Date, one Business Day prior to such Payment Date.

“Redemption Date”: Any Business Day specified for a redemption of Notes pursuant to Section 9.2.

“Redemption Price”: With respect to the Class A Notes, (a) an amount equal to 100% of the Aggregate Outstanding Amount thereof, plus (b) accrued and unpaid interest to the Redemption Date, plus (c) an amount equal to accrued but unpaid Commitment Fees to the Redemption Date, plus (d) the Additional Redemption Amount (if any); provided that 100% of the Holders of the Class A Notes may elect to receive less than the full Redemption Price that would otherwise be payable on such Class in which case such lesser amount will be the Redemption Price.

“Register” and “Registrar”: The respective meanings specified in Section 2.6(a).

“Registered”: In registered form for U.S. federal income tax purposes and issued after July 18, 1984.

“Regulation S”: Regulation S, as amended, under the Securities Act.

“Regulation S Global Note”: The meaning specified in Section 2.2(b)(i).

“Remedies Event”: The occurrence and during the continuance of:

(a) any event described under clauses (a), (b) or (c) of the definition of “Event of Default” that results from a failure to apply, on any Payment Date or Redemption Date, available amounts in accordance with the Priority of Payments;

(b) any event described under clause (e) of the definition of “Event of Default” that results from a willful breach by the Issuer of its covenants, representations or warranties under this Indenture or by the Collateral Manager of its covenants, representations or warranties under this Indenture or the Collateral Management Agreement; or

(c) any event described under clauses (d), (f) or (g) of the definition of “Event of Default”.

“Required Portfolio O/C Level”: On any date of determination, the Required O/C Level set forth in the table below corresponding to the Herf Index Number as of such date:

Herf Index Number	Required O/C Level
Higher than 5	133%
Higher than 4 and less than or equal to 5	160%
Higher than 3 and less than or equal to 4	188%
Higher than 2 and less than or equal to 3	225%
Higher than 1 and less than or equal to 2	300%
Equal to 1	Sequential

“Required Underlying Aggregate Asset O/C Ratio”: Initially, 190%; provided that if, on any date, the Underlying Aggregate Asset O/C Ratio is less than 190%, then the Required Underlying Aggregate Asset O/C Ratio shall be increased to 224% until the first date thereafter on which the Underlying Aggregate Asset O/C Ratio is at least equal to 224%, at which time the Required Underlying Aggregate Asset O/C Ratio shall be reduced to 190%. For the avoidance of doubt, the Required Underlying Aggregate Asset O/C Ratio shall increase (and thereafter be subject to reduction) pursuant to the preceding sentence on each date on which the Underlying Aggregate Asset O/C Ratio is less than 190%.

“Reserve Account”: The trust account established pursuant to Section 10.3(c).

“Restricted Person”: (a) Apollo Global Management, LLC, The Blackstone Group L.P., The Carlyle Group, L.P., Colony Capital, LLC, Fortress Investment Group LLC, Kohlberg Kravis Roberts & Co. L.P., Lone Star Investment Advisors, LLC, Oaktree Capital Management, L.P., Starwood Capital Group Management, L.L.C., Starwood Real Estate Securities, LLC, (b) any fund or account sponsored, managed or advised by any Person named in clause (a), (c) any Affiliate of any Person named in clause (a) or (d) any fund or account sponsored, managed or advised by any Affiliate of any Person named in clause (a).

“Reverse Participated Collateral Obligation”: At any time, a Collateral Obligation in which the Issuer has granted a Reverse Participation to the Seller pursuant to the Master Purchase Agreement.

“Reverse Participation”: The meaning assigned to such term in the Master Purchase Agreement.

“Reverse Participation Percentage”: At any time in respect of a Reverse Participated Collateral Obligation, the “Applicable Portion” then held by the Seller in such Reverse Participated Collateral Obligation as determined pursuant to the terms specified in the Master Purchase Agreement.

“Rule 144A”: Rule 144A, as amended, under the Securities Act.

“Rule 144A Global Note”: The meaning specified in Section 2.2(b)(ii).

“Rule 144A Information”: The meaning specified in Section 7.13.

“S&P”: Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.

“Sale”: The meaning specified in Section 5.17.

“Sale Proceeds”: All proceeds (including accrued interest, if any) received with respect to Assets as a result of sales of such Assets less any reasonable expenses incurred by the Trustee in connection with such sale or other disposition.

“Scheduled Distribution”: With respect to any Pledged Obligation, for each Due Date, the scheduled payment of principal and/or interest due on such Due Date with respect to such Pledged Obligation, determined in accordance with the assumptions specified in Section 1.2.

“Secured Obligations”: The meaning specified in the Granting Clause.

“Secured Parties”: The meaning specified in the Preliminary Statement.

“Securities”: Collectively, the Class A Notes and the Limited Partnership Interests.

“Securities Act”: The United States Securities Act of 1933, as amended from time to time.

“Securities Intermediary”: The meaning specified in Section 8-102(a)(14) of the UCC.

“Security Entitlement”: The meaning specified in Section 8-102(a)(17) of the UCC.

“Seller”: German American Capital Corporation, a Maryland corporation, together with its successors and assigns.

“Seller True-Up Payment Amount”: The meaning specified in the Master Purchase Agreement.

“Sequential Amortization Trigger Event”: An event that shall be deemed to occur if the Aggregate Outstanding Amount of the Class A Notes at any time less than 10% of the Adjusted Initial Principal Amount.

“Servicer”: Initially, (i) with respect to the Interim Loan Administration Services Agreement, Hanover Street Capital, LLC and Situs Asset Management LLC and (ii) with respect to the Interim Servicing Agreement, Hanover Street Capital, LLC and Situs Holdings LLC, in each case together with its successors and assigns, and any replacement servicer under any successor Servicing Agreement.

“Servicing Agreement”: Collectively, (i) the Interim Servicing Agreement and (ii) the Interim Loan Administration Services Agreement, and in each of cases (i) and (ii), any replacement servicing agreement to which a Majority of the Class A Notes provides its prior written consent.

“Servicing Fee”: A fee that shall be paid by the Issuer to the Servicer on each Payment Date in an amount equal to $5,000 per annum for each loan being serviced by the Servicer.

“Specified Obligation”: Each Collateral Obligation identified as a “Specified Obligation” on Schedule 4 hereto.

“Specified Obligor Information”: The meaning specified in Section 14.14(b).

“Stable Value”: With respect to each Delayed Draw Collateral Obligation at any time, the “Stable Value” for such Delayed Draw Collateral Obligation set forth on Schedule 1 hereto; provided that:

(a) if such Collateral Obligation has been the subject of one or more Partial Sales at or prior to such time, then the “Stable Value” for such Collateral Obligation at such time shall be reduced by the Allocated Stabilized Asset Value for each such Partial Sale; and

(b) if such Collateral Obligation is at any time the subject of an Appraisal, then the “Stable Value” of such Collateral Obligation shall be updated at the time of such Appraisal to reflect the results thereof.

“Stabilization Date Collateral Obligation”: A Collateral Obligation that is not a Delayed Draw Collateral Obligation but (a) has a Stable Value that exceeds its Initial Value and (b) is classified in Schedule 1 as a “Stabilization Date Collateral Obligation”.

“Standby Directed Investment”: The meaning specified in Section 10.5.

“Stated Maturity” and “Stated Maturity Date”: With respect to any security, the maturity date specified in such security or applicable Underlying Instrument; and with respect to the Notes, September 10, 2023.

“Subsidiary Account”: The meaning specified in Section 7.4(e).

“Successor Entity”: The meaning specified in Section 7.10(a).

“Sum Squared Loan Balance”: On any date, the aggregate sum of the squares of the Loan Factors for each of the HERF Collateral Obligations on such date.

“Tax”: Any present or future tax, levy, impost, duty, charge, assessment, deduction, withholding or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority other than a stamp, registration, documentation or similar tax.

“Tax Event”: An event that occurs if (a) a new, or change in any, U.S. or foreign tax statute, treaty, regulation, judicial decision, or rule or ruling or revenue procedure published by an applicable taxing authority results or will result in (1) the imposition of U.S. federal or non-U.S. net income tax on the Issuer or (2) any portion of any payment due from any Obligor or the Issuer becoming subject to the imposition of U.S. or foreign withholding tax (other than, in the case of clauses (1) or (2), (i) withholding taxes imposed as a result of the failure by any Holder to comply with its Noteholder Reporting Obligations, (ii) taxes for which the Issuer is entitled to receive additional amounts (in the case of a payment due to the Issuer), (iii) taxes for which the Issuer is not required, with respect to such taxes, to pay additional amounts (in the case of a payment due from the Issuer) or (iv) taxes that do not exceed during any 12-month period $1,000,000), or (b) the Issuer fails to maintain its status as a disregarded entity for U.S. federal income tax purposes).

“Tax Redemption”: The meaning specified in Section 9.2(b).

“Tax Redemption Date”: The meaning specified in Section 9.2(b).

“Tax Redemption Direction”: The meaning specified in Section 9.2(b).

“Total Committed Draws”: With respect to each Delayed Draw Collateral Obligation on any date, the Total Committed Draws for such Delayed Draw Collateral Obligation set forth on Schedule 2 hereto. The Total Committed Draws for each Delayed Draw Collateral Obligation will be reset in connection with the determination of the Actual Capitalized Balance under the Master Purchase Agreement.

“Transaction”: The Issuer’s issuance of the Notes, the Issuer’s acquisition of the Collateral Obligations and other Assets and payment of principal, interest and, if applicable, Collateral Management Fees, the execution, delivery and performance of the Transaction Documents by each party thereto and the other transactions contemplated by the Transaction Documents).

“Transaction Documents”: This Indenture, the Notes, the Note Purchase Agreement, the Master Purchase Agreement, the Account Control Agreement, the Collateral Management Agreement, the Master Co-Lender Agreement, the Servicing Agreement, the Cap Agreements, the Fee Letter and the Issuer Subsidiary Funding and Security Agreements.

“Transfer Agent”: The Person or Persons, which may be the Issuer, authorized by the Issuer to exchange or register the transfer of Notes.

“Transferred Property”: The meaning specified in the Master Purchase Agreement.

“True-Up Payment Date”: The meaning specified in the Master Purchase Agreement.

“Trust Officer”: When used with respect to the Trustee, any officer within the Corporate Trust Office (or any successor group of the Trustee) including any vice president, assistant vice president or officer of the Trustee customarily performing functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred at the Corporate Trust Office because of such person’s knowledge of and familiarity with the particular subject and in each case having direct responsibility for the administration of this Indenture.

“Trustee”: As defined in the first sentence of this Indenture.

“Trustee Expenses”: All amounts owing to the Trustee and the Custodian under the Trustee Fee Letter other than Trustee Fees and indemnities.

“Trustee Fee”: As of any date of determination, an amount equal to 0.006% per annum of the aggregate of the Principal Balances of all Collateral Obligations and Eligible Investments owned by the Issuer on such date.

“Trustee Fee Letter”: The Fee Letter dated December 8, 2014 between the Trustee and the Collateral Manager.

“UCC”: The Uniform Commercial Code as in effect in the State of New York or, if different, the state or district of the United States that governs the perfection of the relevant security interest as amended from time to time.

“Uncertificated Security”: The meaning specified in Section 8-102(a)(18) of the UCC.

“Underlying Aggregate Asset O/C Ratio”: As of any date of determination, an amount (expressed as a percentage) equal to:

(a) the Weighted Average LTV, multiplied by

(b) the Note Level LTV Multiplier.

“Underlying Aggregate Asset O/C Ratio Test”: A test that is satisfied on any date of determination if the Underlying Aggregate Asset O/C Ratio is greater than or equal to the Required Underlying Aggregate Asset O/C Ratio on such date.

“Underlying Asset Value”: As of any date of determination:

(a) with respect to any Collateral Obligations other than a Delayed Draw Collateral Obligation or a Stabilization Date Collateral Obligation, the Initial Value of such Collateral Obligation; and

(b) with respect to any Delayed Draw Collateral Obligation:

(i) from the Closing Date until the first date on which a draw is made on such Delayed Draw Collateral Obligation, its Initial Value;

(ii) during the period in which such Delayed Draw Collateral Obligation is partially (but not fully) drawn, an amount equal to (1) the Initial Value thereof, plus (2) an amount equal to (I) multiplied by (II), where:

(I)	is equal to (x) the aggregate outstanding principal balance of any Additional Fundings in relation to such Collateral Obligation from the Closing Date through such date of determination divided by (y) the Total Committed Draws for such Collateral Obligation; and

(II)	is equal to (A) the Stable Value of such Collateral Obligation minus (B) the Initial Value thereof, and

(iii) during the period in which such Delayed Draw Collateral Obligation is fully drawn, its Stable Value; and

(c) with respect to any Stabilization Date Collateral Obligation:

(i) prior to the “Stabilization Date” for such Collateral Obligation identified in Schedule 1, an amount equal to (1) the Initial Value thereof, plus (2) an amount equal to (I) multiplied by (II),

where:

(I) is equal to (x) the number of days between the Closing Date and the date of determination divided by (y) the number of days between the Closing Date and such “Stabilization Date”; and

(II) is equal to (A) the Stable Value of such Collateral Obligation minus (B) the Initial Value thereof;

(ii) from and after such “Stabilization Date”, the Stable Value of such Collateral Obligation;

provided that, in the case of each of clauses (a), (b) and (c) above, the “Underlying Asset Value” of any Appraised Obligation will be its most recent Appraised Value.

“Underlying Indebtedness Amount”: For any Collateral Obligation at any time, the Principal Balance of such Collateral Obligation plus the aggregate principal amount of all other obligations of the underlying obligors with respect to such Collateral Obligations that are secured, on a senior or a pari passu basis with such Collateral Obligation, by the same collateral as such Collateral Obligation.

For purposes of this definition, (x) references to a Collateral Obligation at any time will include, for the avoidance of doubt, all portions of such Collateral Obligation that are owned by any entity other than the Issuer at such time (including pursuant to a Reverse Participation or any other Participation Interest); and (y) if the Issuer owns both senior and mezzanine debt of the same Obligor, all other senior and mezzanine debt of such Obligor will be treated as pari passu debt.

“Underlying Instrument”: The credit agreement, loan agreement, promissory note, assignment agreement, Participation Agreement, trust agreement, instrument or other agreement pursuant to which a Collateral Obligation has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Collateral Obligation, or of which the holders of such Collateral Obligation are the beneficiaries, and any instrument evidencing or constituting such Collateral Obligation.

“Unfunded Amount”: At any date, an amount equal to the aggregate amount of the undrawn portions of all Delayed Draw Collateral Obligations that the Issuer is or could be obligated to fund at or after such date (for the avoidance of doubt, reduced on a dollar-for-dollar basis by any permanent reductions in the Issuer’s commitments related to such Delayed Draw Collateral Obligations (by prepayment or otherwise) and funding of borrowings under Delayed Draw Collateral Obligations from time to time with proceeds of Drawings under the Note Purchase Agreement or Contributions, or both). The Unfunded Amount shall include, in respect of each Reverse Participated Collateral Obligation or Participated Collateral Obligation that is a Delayed Draw Collateral Obligation at any time, the portion that is subject to, as applicable, the related Reverse Participation held by the Seller at such time or the related Participation Interest held at such time by a Person that is not the Issuer. The “Unfunded Amount” shall be reset in connection with determination of the Actual Capitalized Balances under the Master Purchase Agreement on the basis of the Final Loan Tape (as defined in the Master Purchase Agreement).

“Unregistered Securities”: The meaning specified in Section 5.17(c).

“U.S. Dollar” or “$”: A dollar or other equivalent unit in such coin or currency of the United States of America as at the time shall be legal tender for all debts, public and private.

“U.S. person”: The meaning specified in Regulation S.

“Visible Discounts”: With respect to each Collateral Obligation listed in Schedule 7 at any time, the lower of (a) the Principal Balance of such Collateral Obligation at such time and (b) the amount opposite the name of such Collateral Obligation in Schedule 7.

“Weighted Average LTV”: At any time, an amount equal to:

(a) the sum of the products for each Collateral Obligation of (1) the LTV of such Collateral Obligation at such time and (2) the Underlying Indebtedness Amount for such Collateral Obligation at such time; divided by

(b) the sum of the Underlying Indebtedness Amounts for each Collateral Obligation at such time.

Section 1.2 Assumptions as to Pledged Obligations. Unless otherwise specified, the assumptions described below shall be applied in connection with all calculations required to be made pursuant to this Indenture with respect to Scheduled Distributions on any Pledged Obligation, or any payments on any other assets included in the Assets, with respect to the sale of Collateral Obligations, and with respect to the income that can be earned on Scheduled Distributions on such Pledged Obligations and on any other amounts that may be received for deposit in the Collection Account.

(a) All calculations with respect to Scheduled Distributions on the Pledged Obligations securing the Notes shall be made on the basis of information as to the terms of each such Pledged Obligation and upon report of payments, if any, received on such Pledged Obligation that are furnished by or on behalf of the issuer of such Pledged Obligation and, to the extent they are not manifestly in error, such information or report may be conclusively relied upon in making such calculations.

(b) [Reserved.]

(c) For each Due Period and as of any date of determination, the Scheduled Distribution on any Pledged Obligation (other than a Defaulted Asset, which, except as otherwise provided herein, shall be assumed to have a Scheduled Distribution of zero) shall be the sum of (i) the total amount of payments and collections to be received during such Due Period in respect of such Pledged Obligation (including the proceeds of the sale of such Pledged Obligation received and, in the case of sales which have not yet settled, to be received during the Due Period) that, if paid as scheduled, shall be available in the Collection Account at the end of the Due Period and (ii) any such amounts received by the Issuer in prior Due Periods that were not disbursed on a previous Payment Date.

(d) Unless expressly stated herein, references to a Collateral Obligation are references to the portion of the underlying loan that is owned by the Issuer on the date of determination (and references to the “outstanding principal amount”, “Principal Balance” and “par amount” of such Collateral Obligation, or terms having an analogous meaning, are to be construed accordingly unless the context otherwise expressly requires).

(e) References in Section 11.1 to calculations made on a “pro forma basis” shall mean such calculations after giving effect to all payments, in accordance with the Priority of Payments described herein, that precede (in priority of payment) or include the clause in which such calculation is made.

(f) Notwithstanding any other provision of this Indenture to the contrary, all monetary calculations under this Indenture shall be in U.S. Dollars.

(g) Unless otherwise specified, any reference to the fees payable hereunder to an amount calculated with respect to a period at per annum rate shall be computed on the basis of a 360-day year of twelve 30-day months. Any fees applicable to periods shorter than or longer than a calendar quarter shall be prorated to the actual number of days within such period.

(h) Unless otherwise specified, all other test calculations that evaluate to a percentage shall be rounded to the nearest ten-thousandth and test calculations that evaluate to a number shall be rounded to the nearest one-hundredth.

ARTICLE II

THE NOTES

Section 2.1 Forms Generally. The Notes and the Trustee’s or Authenticating Agent’s certificate of authentication thereon (the “Certificate of Authentication”) shall be in substantially the forms required by this Article, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon, as may be consistent herewith, determined by the Authorized Officers of the Issuer executing such Notes as evidenced by their execution of such Notes. Any portion of the text of any Note may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Note.

Section 2.2 Forms of Notes. (a) Forms. The forms of the Notes, including the forms of Certificated Notes, Regulation S Global Notes and Rule 144A Global Notes, shall be as set forth in Exhibit A hereto.

(b) Regulation S Global Notes, Rule 144A Global Notes and Certificated Notes.

(i) The Class A Notes sold to persons who are not U.S. persons in offshore transactions in reliance on Regulation S shall each be issued in the form of one permanent global note in definitive, fully registered form without interest coupons substantially in the applicable form of Exhibit A hereto (a “Regulation S Global Note”), and shall be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC for the respective accounts of Euroclear and Clearstream, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

(ii) The Class A Notes sold to persons that are QIB (except to the extent that any such QIB elects to acquire a Certificated Note as provided below) shall each be issued initially in the form of one permanent global note in definitive, fully registered form without interest coupons substantially in the form of Exhibit A hereto (a “Rule 144A Global Note”), which shall be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. Any Class A Notes sold to a person that so elects and notifies the Issuer shall be issued in the form of definitive, fully registered notes without coupons substantially in the form of Exhibit A hereto (a “Certificated Note”), which shall be registered in the name of the beneficial owner or a nominee thereof, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

(iii) Additional Notes issued to the Committed Purchaser hereunder shall, upon issuance, be evidenced by a single Certificated Note held by the Committed Purchaser (the “Committed Purchaser Note”).

(iv) The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee or DTC or its nominee, as the case may be, as hereinafter provided.

(c) Book Entry Provisions. This Section 2.2(c) shall apply only to Global Notes deposited with or on behalf of DTC.

Agent Members and owners of beneficial interests in Global Notes shall have no rights under this Indenture with respect to any Global Notes held by the Trustee, as custodian for DTC and DTC may be treated by the Issuer, the Trustee, and any agent of the Issuer or the Trustee as the absolute owner of such Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee, or any agent of the Issuer or the Trustee, from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(d) Certificated Securities. Except as provided in Section 2.11, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Definitive Notes.

Section 2.3 Authorized Amount. Subject to the provisions set forth below, the aggregate principal amount of Class A Notes that may be authenticated and delivered under this Indenture is limited to U.S.$1,778,056,112.34, except for (i) Class A Notes issued under the Note Purchase Agreement and Section 2.4(a) to pay a Buyer True-up Payment Amount under the Master Purchase Agreement, and (ii) Class A Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Class A Notes pursuant to this Indenture. Other than as expressly provided in Section 2.4, no Class A Notes may be issued after the Closing Date.

Section 2.4 Purchase Price Adjustment Notes; Additional Notes.

(a) True-Up Amounts. On the True-Up Payment Date, if the Issuer owes a Buyer True-Up Amount to the Seller under the Master Purchase Agreement:

(i) the Issuer will issue (and pursuant to the Note Purchase Agreement the Committed Purchaser will be required to purchase at par) additional Class A Notes in an aggregate amount (as selected by the Issuer in its sole discretion) not exceeding the lesser of (x) the Buyer True-Up Payment Amount and (y) U.S.$30,000,000; and

(ii) to the extent the Buyer True-Up Payment Amount exceeds the amount of Class A Notes issued under clause (i) above (A) the Issuer will issue (and pursuant to the Note Purchase Agreement the Committed Purchaser will be required to purchase at par) additional Class A Notes in an aggregate amount equal to 70% of such excess and (B) the Issuer will require Contributors to fund Contributions in an aggregate amount equal to 30% of such excess together with such additional amounts as are payable under the Fee Letter in relation to such issuance.

(b) If the Issuer receives a Seller True-Up Payment Amount pursuant to the Master Purchase Agreement, the Issuer shall apply 70% of the amount received to repay the outstanding principal of the Class A Notes and will distribute the remainder to the holders of the Limited Partnership Interests. The payments referred to in the preceding sentence will be made on the second Business Day following the date on which the Issuer receives such Seller True-Up Payment Amount, and such payment will not be made under the Priority of Payments. If the Issuer receives the 140 West Rebate Payment pursuant to the Fee Letter, the Issuer shall apply 100% of the proceeds received therefrom to repay the outstanding principal of the Class A Notes on the Payment Date occurring in January 2015.

(c) Additional Notes. Subject to this Section 2.4(c), during the Draw Period, the Issuer (or the Collateral Manager, on behalf of the Issuer) may, by delivery to the Trustee of an Issuer Order substantially in the form of Exhibit D (a “Draw Request”), request that Additional Notes be issued (each such issuance of Additional Notes, a “Drawing”), to fund additional borrowings (each, an “Additional Funding”) under Delayed Draw Collateral Obligations that have then been requested by the Borrowers thereof (and not yet funded by the Issuer) and all Additional Fundings that the Collateral Manager reasonably expects that the Issuer will be required to make within the 15 days following such date; provided that, to the extent amounts are on deposit in the Reserve Account and such amounts are not less than the Expected Additional Funding Amount as in effect at such time, the Issuer shall not submit a Draw Request. Upon the Trustee’s receipt of any Draw Request (or if such date is not a Business Day, on the next Business Day), the Trustee shall notify the Committed Purchaser of such Draw Request and the amount of such Additional Funding. Additional Notes issued to the Committed Purchaser in connection with each Drawing will be evidenced, upon the issuance thereof, by the Committed Purchaser Note, and the Committed Purchaser will note each such issuance, each payment of principal thereon and each exchange made for an interest in a Global Note, on the grid attached to such Note; provided that failure by the Committed Purchaser to make any such notation shall not impact the issuance of, or the Issuer’s liability for, any Additional Notes issued to the Committed Purchaser.

(d) Conditions to Drawings. Each issuance of Additional Notes under Section 2.4(c) shall be subject to the satisfaction or waiver by the Committed Purchaser of the following conditions:

(i) at the time of and immediately after giving effect to such Drawing, no Remedies Event or any event that with the passage of time or the giving of notice or both would be a Remedies Event shall have occurred and be continuing;

(ii) all representations and warranties made by the Issuer and the Collateral Manager in the Transaction Documents are true and correct in all material respects, as if repeated on the date of such Drawing with respect to the facts and circumstances then existing (except to the extent that any such representation or warranty expressly refers to a prior specific date);

(iii) this Indenture and each other applicable Transaction Document is in full force and effect;

(iv) the Draw Period has not expired;

(v) in no event may the aggregate principal amount of Additional Notes issued in such Drawing exceed the Aggregate Additional Note Funding Limit as of such date (determined after giving effect to the amount of Contributions, if any, received by the Issuer to fund the related Additional Fundings);

(vi) the Issuer (or the Collateral Manager, on the Issuer’s behalf) has provided not less than 3 Business Days’ notice of such Drawing to the Trustee; and

(vii) each Drawing shall be in a minimum amount of U.S.$500,000 and increments of U.S.$1,000 in excess thereof (or, if lower, the Net Unfunded Amount at such date).

(e) Deposit to Reserve Account, Etc. Upon receipt of the cash proceeds of each Drawing by or on behalf of the Issuer, the Trustee shall deposit such proceeds in the Reserve Account and shall instruct the Registrar to make appropriate notations on the Register or on its books and records of the amount of such Additional Notes so issued, and the Issuer hereby authorizes the Trustee to make such notations on the Register and on its books and records as aforesaid. Further, in accordance with DTC’s procedures, the Trustee, as Registrar, will credit or cause to be credited to the account of the Committed Purchaser a principal amount of Additional Notes equal to the amount so received from the Committed Purchaser.

(f) Draw Failures. If the Committed Purchaser defaults in its obligation to purchase Additional Notes in connection with any Drawing (a “Draw Failure”) as and when required under this Section 2.4 and the Note Purchase Agreement (the par amount of such Additional Notes, the “Failed Drawing Amount”), then (i) the Committed Purchaser shall be responsible to the Issuer for all liabilities (if any) of the Issuer (including the expenses of the parties hereto) to the Borrower in connection with the related Delayed Draw Collateral Obligation directly resulting from such Draw Failure, and (ii) at the election of the Issuer (or the Collateral Manager on its behalf), either (A) the Committed Purchaser will be required to assign all of its obligations under the Note Purchase Agreement to a Person that is eligible to purchase Class A Notes under the terms of the Indenture, or (B) the Issuer may set-off amounts that otherwise would be applied to pay principal of and interest on Class A Notes held by the Committed Purchaser or any of its Affiliates, any Class A Minimum Payment owing to the Committed Purchaser or any of its Affiliates, any Additional Redemption Amount owing to the Committed Purchaser or its Affiliates, and Commitment Fees accrued under the Note Purchase Agreement, in each case, when and as the same are due and payable under the Priority of Payments (which set-off the parties agree will be treated for tax purposes as (1) a payment by the Issuer of the principal, interest, Class A Minimum Payment, Additional Redemption Amount and/or Commitment Fees, as applicable, due to such Committed Purchaser or its applicable Affiliate and (2) a repayment by such Committed Purchaser to the Issuer, and which shall not accelerate or delay payments to any holder of Class A Notes), in an aggregate amount equal to 125% of the Failed Drawing Amount. In the case where the Issuer elects to exercise its right of set-off as set forth in clause (ii) of the preceding sentence, interest shall accrue on the Failed Drawing Amount (to the extent not reduced by set-off or thereafter funded by the Committed Purchaser) at a rate per annum equal to 15%, and the Issuer shall be entitled to set off and apply principal of and interest on Class A Notes held by the Committed Purchaser, or any of its Affiliates, any Class A Minimum Payment owing to the Committed Purchaser or any of its Affiliates, any Additional Redemption Amount owing to the Committed Purchaser or any of its Affiliates and Commitment Fees accrued under the Note Purchase Agreement, when the same are due and payable under the Priority of Payments, in amounts sufficient to cover such accrued and unpaid interest. Notwithstanding the foregoing, no such assignment will be required, or set-off or interest accrual permitted, if the Committed Purchaser shall have purchased Additional Notes in an amount equal to the Failed Drawing Amount (i) within two Business Days following its receipt of notice from the Issuer (or the Collateral Manager on its behalf) of a Draw Failure, or (ii) if later than two Business Days following its receipt of such notice, if the Committed Purchase has paid to the Issuer the Failed Drawing Fee, up to (and including) the second Business Day prior to the date on which the Issuer is obligated to fund the related Additional Funding. In order to give effect to such set-off rights, the Issuer may also assign each a separate CUSIP number for the Class A Notes to the Committed Purchaser and to each other Holder of Class A Notes in the Issuer’s sole discretion.

Section 2.5 Execution, Authentication, Delivery and Dating. The Notes shall be executed on behalf of the Issuer by one of its Authorized Officers. The signature of such Authorized Officer on the Notes may be manual or facsimile.

Notes bearing the manual or facsimile signatures of individuals who were at any time the Authorized Officers of the Issuer shall bind the Issuer, notwithstanding the fact that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Notes or did not hold such offices at the date of issuance of such Notes.

At any time and from time to time after the execution and delivery of this Indenture, the Issuer may deliver Notes executed by the Issuer to the Trustee or the Authenticating Agent for authentication and the Trustee or the Authenticating Agent, upon Issuer Order, shall authenticate and deliver such Notes as provided in this Indenture and not otherwise.

Each Note authenticated and delivered by the Trustee or the Authenticating Agent upon Issuer Order on the Closing Date shall be dated as of the Closing Date. All other Notes that are authenticated after the Closing Date for any other purpose under this Indenture shall be dated the date of their authentication.

Notes issued upon transfer, exchange or replacement of other Notes shall be issued in Authorized Denominations reflecting the original Aggregate Outstanding Amount of the Notes so transferred, exchanged or replaced, but shall represent only the current Outstanding principal amount of the Notes so transferred, exchanged or replaced. In the event that any Note is divided into more than one Note in accordance with this Article II, the original principal amount of such Note shall be proportionately divided among the Notes delivered in exchange therefor and shall be deemed to be the original aggregate principal amount (or original aggregate face amount, as applicable) of such subsequently issued Notes.

No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose, unless there appears on such Note a Certificate of Authentication, substantially in the form provided for herein, executed by the Trustee or by the Authenticating Agent by the manual signature of one of their Authorized Officers, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder.

Section 2.6 Registration, Registration of Transfer and Exchange. (a) The Issuer shall cause to be kept a register (the “Register”) at the Corporate Trust Office in which, subject to such reasonable regulations as it may prescribe, the Issuer shall provide for the registration of Notes and the registration of transfers of Notes (including the names and addresses of the Holders and the principal or face amount, which amounts shall include the amounts of any Draws under Section 2.4, (and stated interest) due to each Holder). The Trustee, acting as agent of the Issuer, is hereby initially appointed “Registrar” for the purpose of maintaining the Register and registering Notes and transfers of such Notes with respect to the Register maintained in the United States as herein provided. Upon any resignation or removal of the Registrar, the Issuer shall promptly appoint a successor or, in the absence of such appointment, assume the duties of Registrar. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Holders, the Issuer, any Paying Agent and the Trustee shall treat each Person whose name is recorded in the Register pursuant to the terms herein as a Holder for all purposes of this Indenture.

If a Person other than the Trustee is appointed by the Issuer as Registrar, the Issuer shall give the Trustee prompt written notice of the appointment of a Registrar and of the location, and any change in the location, of the Register, and the Trustee shall have the right to inspect the Register at all reasonable times and to obtain copies thereof and the Trustee shall have the right to rely upon a certificate executed on behalf of the Registrar by an Officer thereof as to the names and addresses of the Holders of the Notes and the principal or face amounts and numbers of such Notes. Upon request at any time the Registrar shall provide to the Issuer, the Collateral Manager or any Holder a current list of Holders as reflected in the Register.

Subject to this Section 2.6, upon surrender for registration of transfer of any Notes at the office or agency of the Issuer to be maintained as provided in Section 7.2, the Issuer shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any Authorized Denomination and of a like aggregate principal or face amount. At any time, the Issuer, the Collateral Manager may request a list of Holders from the Trustee and the Trustee shall provide such a list of Holders to the extent such information is available to the Trustee.

At the option of the Holder, Notes may be exchanged for Notes of like terms, in any Authorized Denominations and of like aggregate principal or face amount, upon surrender of the Notes to be exchanged at such office or agency. Whenever any Note is surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and deliver, the Notes that the Holder making the exchange is entitled to receive.

All Notes issued and authenticated upon any registration of transfer or exchange of Notes shall be the valid obligations of the Issuer evidencing the same debt (to the extent they evidence debt), and entitled to the same benefits under this Indenture as the Notes surrendered upon such registration of transfer or exchange.

Every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Registrar duly executed by the Holder thereof or its attorney duly authorized in writing.

No service charge shall be made to a Holder for any registration of transfer or exchange of Notes, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Trustee shall be permitted to request such evidence reasonably satisfactory to it documenting the identity and/or signature of the transferor and the transferee.

(b) No Note may be sold or transferred (including, without limitation, by pledge or hypothecation) unless such sale or transfer is exempt from the registration requirements of the Securities Act, is exempt from the registration requirements under applicable state securities laws and will not cause the Issuer to become subject to the requirement that it register as an investment company under the Investment Company Act.

(c) Each purchaser and transferee of Class A Notes or any interest in such Notes shall be required (or, in the case of a transferee of such Notes represented by an interest in a Global Note, deemed) on each day from the date on which such beneficial owner acquires such Notes or its interest in any such Notes through and including the date on which such beneficial owner disposes of such Notes or its interest in such Notes to represent and agree that either (A) it is neither a Benefit Plan Investor, nor a governmental, church, non-U.S. or other plan which is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Title I of ERISA or Section 4975 of the Code or (B) its purchase, holding and disposition of a Class A Note (or any interest in such a Note) will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code (or, in the case of a governmental, church, non-U.S. or other plan, a non-exempt violation of any substantially similar law).

(d) The Trustee shall not be responsible for ascertaining whether any transfer complies with, or for otherwise monitoring or determining compliance with, the requirements or terms of the Securities Act, applicable state securities laws, ERISA, the Code or the Investment Company Act; except that if a certificate is specifically required by the terms of this Section 2.6 to be provided to the Trustee by a prospective transferor or transferee, the Trustee shall be under a duty to receive and examine the same to determine whether it conforms substantially on its face to the applicable requirements of this Section 2.6.

(e) No Class A Note may be sold or transferred to a Restricted Person without the prior written consent of the Collateral Manager unless an Event of Default has occurred and is continuing.

(f) So long as a Global Note remains Outstanding and is held by or on behalf of DTC, transfers of such Global Note, in whole or in part, shall only be made in accordance with Section 2.2(b) and this Section 2.6(f).

(i) Transfers in Whole. Subject to clauses (ii) and (iii) of this Section 2.6(f), transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to nominees of DTC or to a successor of DTC or such successor’s nominee.

(ii) Rule 144A Global Note to Regulation S Global Note. If a Holder of a beneficial interest in a Rule 144A Global Note deposited with DTC wishes at any time to exchange its interest in such Rule 144A Global Note for an interest in the corresponding Regulation S Global Note, or to transfer its interest in such Rule 144A Global Note to a Person who wishes to take delivery thereof in the form of an interest in the corresponding Regulation S Global Note, such Holder, provided such Holder or, in the case of a transfer, the transferee is not a U.S. person and is acquiring such interest in an offshore transaction, may, subject to the immediately succeeding sentence and the rules and procedures of DTC, Euroclear and/or Clearstream, exchange or transfer, or cause the exchange or transfer of, such interest for an equivalent beneficial interest in the corresponding Regulation S Global Note. Upon receipt by the Trustee or the Registrar of (A) instructions given in accordance with DTC’s, Euroclear’s and/or Clearstream’s procedures from an Agent Member directing the Trustee or the Registrar to credit or cause to be credited a beneficial interest in the corresponding Regulation S Global Note, but not less than the minimum denomination applicable to such Holder’s Class A Notes, in an amount equal to the beneficial interest in the Rule 144A Global Note to be exchanged or transferred, (B) a written order given in accordance with DTC’s, Euroclear’s and/or Clearstream’s procedures containing information regarding the participant account of DTC and the Euroclear or Clearstream account to be credited with such increase, (C) a certificate in the form of Exhibit B1 attached hereto given by the Holder of such beneficial interest stating that the exchange or transfer of such interest has been made in compliance with the transfer restrictions applicable to the Rule 144A Global Notes including that the Holder or the transferee, as applicable, is not a U.S. person, and in an offshore transaction pursuant to and in accordance with Regulation S and (D) a written certification in the form of Exhibit B5 attached hereto given by the transferee in respect of such beneficial interest stating, among other things, that such transferee is a non-U.S. person purchasing such beneficial interest in an offshore transaction pursuant to Regulation S, then the Trustee or the Registrar shall approve the instructions at DTC, Euroclear and/or Clearstream to reduce the principal amount of the Rule 144A Global Note and to increase the principal amount of the Regulation S Global Note by the aggregate principal amount of the beneficial interest in the Rule 144A Global Note to be exchanged or transferred, and to credit or cause to be credited to the securities account of the Person specified in such instructions a beneficial interest in the corresponding Regulation S Global Note equal to the reduction in the principal amount of the Rule 144A Global Note.

(iii) Regulation S Global Note to Rule 144A Global Note. If a Holder of a beneficial interest in a Regulation S Global Note deposited with DTC wishes at any time to exchange its interest in such Regulation S Global Note for an interest in the corresponding Rule 144A Global Note or to transfer its interest in such Regulation S Global Note to a Person who wishes to take delivery thereof in the form of an interest in the corresponding Rule 144A Global Note, such

Holder may, subject to the immediately succeeding sentence and the rules and procedures of Euroclear, Clearstream and/or DTC, as the case may be, exchange or transfer, or cause the exchange or transfer of, such interest for an equivalent beneficial interest in the corresponding Rule 144A Global Note. Upon receipt by the Trustee or the Registrar of (A) instructions from Euroclear, Clearstream and/or DTC, as the case may be, directing the Registrar to cause to be credited a beneficial interest in the corresponding Rule 144A Global Note in an amount equal to the beneficial interest in such Regulation S Global Note, but not less than the minimum denomination applicable to such Holder’s Class A Notes to be exchanged or transferred, such instructions to contain information regarding the participant account with DTC to be credited with such increase, (B) a certificate in the form of Exhibit B2 attached hereto given by the Holder of such beneficial interest and stating, among other things, that, in the case of a transfer, the Person transferring such interest in such Regulation S Global Note reasonably believes that the Person acquiring such interest in a Rule 144A Global Note is a QIB, is obtaining such beneficial interest in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction and (C) a written certification in the form of Exhibit B4 attached hereto given by the transferee in respect of such beneficial interest stating, among other things, that such transferee is a QIB, then the Registrar shall approve the instructions at DTC, Euroclear and/or Clearstream to reduce, or cause to be reduced, the Regulation S Global Note by the aggregate principal amount of the beneficial interest in the Regulation S Global Note to be transferred or exchanged and the Registrar shall approve the instruction at DTC, Euroclear and/or Clearstream concurrently with such reduction, to credit or cause to be credited to the securities account of the Person specified in such instructions a beneficial interest in the corresponding Rule 144A Global Note equal to the reduction in the principal amount of the Regulation S Global Note.

(iv) Transfer and Exchange of Certificated Note to Certificated Note. If a Holder of a Certificated Note wishes at any time to exchange such Certificated Note for one or more Certificated Notes or transfer such Certificated Note to a transferee who wishes to take delivery thereof in the form of a Certificated Note, such Holder may effect such exchange or transfer in accordance with this Section 2.6(f)(iv). Upon receipt by the Trustee or the Registrar of (A) a Holder’s Certificated Note properly endorsed for assignment to the transferee, and (B) a certificate in the form of Exhibit B6, then the Trustee or the Registrar shall cancel such Certificated Note in accordance with Section 2.10, record the transfer in the Register in accordance with Section 2.6(a) and upon execution by the Issuer authenticate and deliver one or more Certificated Notes bearing the same designation as the Certificated Note endorsed for transfer, registered in the names specified in the assignment described in clause (A) above, in principal amounts designated by the transferee (the aggregate of such principal amounts being equal to the aggregate principal amount of the Certificated Note surrendered by the transferor), and in Authorized Denominations.

(v) Transfer of Global Notes to Certificated Notes. If a Holder of a beneficial interest in a Global Note deposited with DTC wishes at any time to exchange its interest in such Global Note for a Certificated Note or to transfer its interest in such Global Note to a Person who wishes to take delivery thereof in the form of a Certificated Note, such Holder may, subject to the immediately succeeding sentence and the rules and procedures of DTC, Euroclear and/or Clearstream, exchange or transfer, or cause the exchange or transfer of, such interest for a Certificated Note. Upon receipt by the Trustee or the Registrar of (A) certificates substantially in the forms of Exhibit B1 or B2 and Exhibit B6 and (B) appropriate instructions from DTC, Euroclear and/or Clearstream, if required, the Trustee or the Registrar shall approve the instructions at DTC, Euroclear and/or Clearstream to reduce, or cause to be reduced, the Global Note by the aggregate principal amount of the beneficial interest in the Global Note to be transferred or exchanged, record the transfer in the Register in accordance with Section 2.6(a) and upon execution by the Issuer authenticate and deliver one or more Certificated Notes, registered in the names specified in the instructions described in clause (B) above, in principal amounts designated by the transferee (the aggregate of such principal amounts being equal to the aggregate principal amount of the interest in the Global Note transferred by the transferor), and in Authorized Denominations.

(vi) Transfer of Certificated Notes to Global Notes. If a Holder of a Certificated Note wishes at any time to exchange its interest in such Certificated Note for a beneficial interest in a Global Note or to transfer such Certificated Note to a Person who wishes to take delivery thereof in the form of a beneficial interest in a Global Note, such Holder may, subject to the immediately succeeding sentence and the rules and procedures of DTC, Euroclear and/or Clearstream, exchange or transfer, or cause the exchange or transfer of, such Certificated Note for beneficial interest in a Global Note. Upon receipt by the Trustee or the Registrar of (A) a Holder’s Certificated Note properly endorsed for assignment to the transferee; (B) certificates substantially in the forms of Exhibit B1 and Exhibit B3 attached hereto executed by the transferor and a certificate substantially in the form of either Exhibit B4 or Exhibit B5, as applicable (provided that no such transferor or transferee certificate shall be required if a Holder of a Certificated Note on the Closing Date that has provided all required certifications to the Issuer upon acquisition thereof wishes to exchange a Certificated Note for a Global Note); (C) instructions given in accordance with DTC’s, Euroclear’s and/or Clearstream’s procedures from an Agent Member to instruct DTC to cause to be credited a beneficial interest in the Global Notes in an amount equal to the Certificated Notes to be transferred or exchanged; and (D) a written order given in accordance with DTC’s, Euroclear’s and/or Clearstream’s procedures containing information regarding the participant’s account of DTC to be credited with such increase, the Trustee or the Registrar shall cancel such Certificated Note in accordance with Section 2.10, record the transfer in the Register in accordance with Section 2.6(a) and approve the instructions at DTC, concurrently with such cancellation, to credit or cause to be credited to the securities account of the Person specified in such instructions a beneficial interest in the corresponding Global Note equal to the principal amount of the Certificated Note transferred or exchanged. Notwithstanding the foregoing, the Committed Purchaser may only exchange all or any portion of its interest in the Committed Purchaser Note for an interest in a Global Note (1) on any date, up to the principal amount that was outstanding under such Certificated Note on the immediately preceding Payment Date (after giving effect to all payments thereon on such Payment Date) and (2) at any time after the first Payment Date following the date on which the Draw Period ends.

(vii) Other Exchanges. In the event that a Global Note is exchanged for Notes in definitive registered form without interest coupons pursuant to Section 2.10, such Global Notes may be exchanged for such other Notes only in accordance with such procedures as are substantially consistent with the provisions above (including (A) requirements as to the recordation of the applicable transfer in the Register, and (B) certification requirements intended to ensure that such transfers are made only to Holders who are QIBs in transactions exempt from registration under the Securities Act or are to persons who are not U.S. persons who are non-U.S. residents (as determined for purposes of the Investment Company Act), and otherwise comply with Regulation S under the Securities Act, as the case may be), and as may be from time to time adopted by the Issuer and the Trustee.

(g) If Notes are issued upon the transfer, exchange or replacement of Notes bearing the applicable legends set forth in Exhibit A hereto, and if a request is made to remove such applicable legend on such Notes, the Notes so issued shall bear such applicable legend, or such applicable legend shall not be removed, as the case may be, unless there is delivered to the Trustee and the Issuer such satisfactory evidence, which may include an Opinion of Counsel acceptable to them, as may be reasonably required by the Issuer (and which shall by its terms permit reliance by the Trustee), to the effect that neither such applicable legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of the Securities Act, the Investment Company Act, ERISA or the Code. Upon provision of such satisfactory evidence, the Trustee or its Authenticating Agent, at the written direction of the Issuer shall, after due execution by the Issuer authenticate and deliver Notes that do not bear such applicable legend.

(h) Each Person who becomes a beneficial owner of Class A Notes represented by an interest in a Global Note shall be deemed to have represented and agreed as follows (except as may be expressly agreed in writing among the Issuer, the Collateral Manager and any Person who acquires such interest on the Closing Date):

(i) In connection with the purchase of such Class A Notes: (A) none of the Issuer, the Collateral Manager, the Trustee, or any of their respective Affiliates is acting as a fiduciary or financial or investment advisor for such beneficial owner; (B) such beneficial owner is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the Issuer, the Collateral Manager, the Trustee, or any of their respective Affiliates; (C) such beneficial owner has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent it has deemed necessary and has made its own investment decisions (including decisions regarding the suitability of any transaction pursuant to this Indenture) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the Issuer, the Collateral Manager, the Trustee, or any of their respective Affiliates; (D) such beneficial owner is (1) a Qualified Institutional Buyer or (2) not a “U.S. person” as defined in Regulation S and is acquiring the Notes in an offshore transaction (as defined in Regulation S) in reliance on the exemption from registration provided by Regulation S; (E) such beneficial owner is acquiring its interest in such Class A Notes for its own account; (F) such beneficial owner was not formed for the purpose of investing in such Class A Notes; (G) such beneficial owner understands that the Issuer may receive a list of participants holding interests in the Class A Notes from one or more book-entry depositories; (H) such beneficial owner will hold and transfer at least the minimum denomination of such Class A Notes; (I) such beneficial owner is a sophisticated investor and is purchasing the Class A Notes with a full understanding of all of the terms, conditions and risks thereof, and is capable of and willing to assume those risks; (J) such beneficial owner has had access to such financial and other information concerning the Issuer and the Notes as it has deemed necessary or appropriate in order to make an informed investment decision with respect to its purchase of the Notes, including an opportunity to ask questions of and request information from the Issuer and the Collateral Manager; (K) such beneficial owner shall provide notice of the relevant transfer restrictions to subsequent transferees; (L) such beneficial owner understands that the Issuer may receive a list of participants holding positions in its Notes from one or more book-entry depositories; (M) it is acquiring the Notes as principal solely for its own account for investment and not with a view to the resale, distribution or other disposition thereof in violation of the Securities Act; and (N) no Class A Note may be sold or transferred to a Restricted Person without the prior written consent of the Collateral Manager unless an Event of Default has occurred and is continuing.

(ii) On each day from the date on which such beneficial owner acquires its interest in such Class A Notes through and including the date on which such beneficial owner disposes of its interest in such Class A Notes, that either (A) it is neither a Benefit Plan Investor, nor a governmental, church, non-U.S. or other plan which is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Title I of ERISA or Section 4975 of the

Code or (B) its acquisition, holding and disposition of a Class A Note (or any interest in such a Note) will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code (or, in the case of a governmental, church, non-U.S. or other plan, a non-exempt violation of any substantially similar law).

(iii) Such beneficial owner understands that such Notes are being offered only in a transaction not involving any public offering in the United States within the meaning of the Securities Act, such Notes have not been and shall not be registered or qualified under the Securities Act or the securities laws of any state or other jurisdiction, and, if in the future such beneficial owner decides to offer, resell, pledge or otherwise transfer such Notes, such Notes may be offered, resold, pledged or otherwise transferred only in accordance with the provisions of this Indenture and the legend on such Notes. Such beneficial owner acknowledges that no representation has been made as to the availability of any exemption under the Securities Act or any state or other securities laws for resale of the Notes. Such beneficial owner understands that none of the Issuer or the pool of Assets has been or will be registered under the Investment Company Act, and that the Issuer is exempt from registration as such by virtue of Section 3(c)(5) of the Investment Company Act.

(iv) It is aware that, except as otherwise provided in this Indenture, the Class A Notes being sold to it, if any, in reliance on Regulation S shall be represented by one or more Regulation S Global Notes, and that beneficial interests therein may be held only through DTC for the respective accounts of Euroclear or Clearstream.

(v) The Holder shall provide notice to each Person to whom it proposes to transfer any interest in the Notes of the transfer restrictions and representations set forth in Section 2.6, including the Exhibits referenced herein.

(vi) It is not a member of the public in the Cayman Islands.

(i) No U.S. person may at any time acquire an interest in a Regulation S Global Note.

(j) Tax Certifications.

(i) Each Holder will timely furnish the Issuer and its agents with any tax certifications, information, or documentation (including, without limitation, IRS Form W-9, IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8IMY, IRS Form W-8ECI, or any successors to such IRS forms) that the Issuer or its agents reasonably request (A) to permit the Issuer or its agents (or their respective Affiliates) to make payments to the Holder without, or at a reduced rate of, deduction or withholding, (B) to enable the Issuer or its agents to qualify for a reduced rate of withholding or deduction in any jurisdiction from or through which they receive payments, and (C) to enable the Issuer or its agents (or their respective Affiliates) to satisfy reporting and other obligations under any applicable law or regulation, and will update or replace such certifications, information, and documentation in accordance with its terms or subsequent amendments. Each Holder acknowledges that the failure to provide, update or replace any such certifications, information, and documentation may result in the imposition of withholding or back-up withholding on payments to the Holder. Amounts withheld pursuant to applicable tax laws will be treated as having been paid to such Holder.

(ii) Each Holder will provide the Issuer and its agents with any correct, complete and accurate information, and will take any other actions, that may be required for the Issuer and its Affiliates to comply with FATCA and/or to avoid the imposition of tax under FATCA on any payment to the Issuer or to or for the benefit of the Holders, and/or, in the event such Holder fails to provide such information or take such actions or in the event that such Holder’s ownership of any Notes would otherwise cause the Issuer to be subject to withholding tax under FATCA or otherwise not to comply with FATCA (the “Noteholder Reporting Obligations”), (A) the Issuer (and any agent acting on its behalf, including any Paying Agent and including their respective Affiliates) is authorized to withhold under FATCA, and (B) to the extent necessary to avoid an adverse effect on the Issuer or its Affiliates or any other Holder as a result of such failure or the Holder’s ownership of Notes, the Issuer will have the right to compel the Holder to sell its Notes (and to assign its obligations under the Note Purchase Agreement) and, if the Holder does not sell its Notes (and to assign its obligations under the Note Purchase Agreement) within 10 business days after notice from the Issuer or an agent of the Issuer, to sell such Notes at a public or private sale called and conducted in any manner permitted by law, and to remit the net proceeds of such sale (taking into account, in addition to other related costs and charges, any taxes incurred by the Issuer in connection with such sale) to the Holder as payment in full for such Notes and neither the Issuer nor the Trustee will have any liability for any losses that may be incurred by such Holder as a result. The Issuer may also assign each such Note a separate CUSIP number in the Issuer’s sole discretion. Each Holder is deemed to agree and represent that the Issuer, the Collateral Manager and/or the Trustee or their agents or representatives may (1) provide any information and documentation provided to them in connection with FATCA and any other information concerning such Holder’s investment in such Notes to the Cayman Islands Tax Information Authority, the U.S. Internal Revenue Service and any other relevant tax authority and (2) take such other steps as they deem necessary or helpful for the Issuer to comply with FATCA.

(k) Any purported transfer of a Note not in accordance with this Section 2.6 shall be null and void, and shall not be given effect for any purpose whatsoever.

(l) To the extent required by the Issuer, as determined by the Issuer or the Collateral Manager on behalf of the Issuer, the Issuer may, upon written notice to the Trustee, impose additional transfer restrictions on the Notes to comply with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and other similar laws or regulations, including, without limitation, requiring each transferee of a Note to make or be deemed to make representations to the Issuer in connection with such compliance.

(m) The Trustee and the Issuer shall be entitled to conclusively rely on any transfer certificate delivered pursuant to this Section 2.6 and shall be able to presume conclusively the continuing accuracy thereof, in each case without further inquiry or investigation.

Section 2.7 Mutilated, Defaced, Destroyed, Lost or Stolen Note. If (a) any mutilated or defaced Note is surrendered to a Transfer Agent, or if there shall be delivered to the Issuer, the Trustee and the relevant Transfer Agent evidence to their reasonable satisfaction of the destruction, loss or theft of any Note, and (b) there is delivered to the Issuer, the Trustee and such Transfer Agent, and any agent of the Issuer, the Trustee and such Transfer Agent, such security or indemnity as may be reasonably required by them to save each of them harmless, then, in the absence of notice to the Issuer, the Trustee or such Transfer Agent that such Note has been acquired by a Protected Purchaser, the Issuer shall execute and, upon Issuer Order, the Trustee shall authenticate and deliver, in lieu of any such mutilated, defaced, destroyed, lost or stolen Note, a new Note, of like tenor (including the same date of issuance) and equal principal or face amount, registered in the same manner, dated the date of its authentication, bearing interest from the date to which interest has been paid on the mutilated, defaced, destroyed, lost or stolen Note and bearing a number not contemporaneously outstanding.

If, after delivery of such new Note, a Protected Purchaser of the predecessor Note presents for payment, transfer or exchange such predecessor Note, the Issuer, the Transfer Agent and the Trustee shall be entitled to recover such new Note from the Person to whom it was delivered or any Person taking therefrom, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Issuer, the Trustee and the Transfer Agent in connection therewith.

In case any such mutilated, defaced, destroyed, lost or stolen Note has become due and payable, the Issuer in its discretion may, instead of issuing a new Note pay such Note without requiring surrender thereof except that any mutilated or defaced Note shall be surrendered.

Upon the issuance of any new Note under this Section 2.7, the Issuer, the Trustee or the applicable Transfer Agent may require the payment by the Holder thereof of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

Every new Note issued pursuant to this Section 2.7 in lieu of any mutilated, defaced, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuer and such new Note shall be entitled, subject to the second paragraph of this Section 2.7, to all the benefits of this Indenture equally and proportionately with any and all other Notes of the same Class duly issued hereunder.

The provisions of this Section 2.7 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, defaced, destroyed, lost or stolen Notes.

Section 2.8 Payment of Principal and Interest and Other Amounts; Principal and Interest Rights Preserved.

(a) The Class A Notes shall accrue interest during each Interest Period at the applicable Interest Rate for such Interest Period, and interest on the Class A Notes shall be payable on each Payment Date in accordance with the Priority of Payments. Interest on the Class A Notes will accrue on the Aggregate Outstanding Amount thereof (including on the principal amount of any Class A Notes issued under Section 2.4(a) and on Additional Notes issued during such Interest Period) on each day during each Interest Period, provided that the aggregate amount of interest payable on the Class A Notes on the first Payment Date will be determined as if Class A Notes in an aggregate principal amount equal to the Initial Principal Amount were issued and Outstanding during the period from December 18, 2014 through the Closing Date notwithstanding that such Class A Notes are not issued until the Closing Date. Interest accrued on the Class A Notes for each Interest Period will be payable in arrears on the related Payment Date. Interest shall cease to accrue on each Class A Note, or in the case of a partial repayment, on such part, from the date of repayment or the Stated Maturity unless payment of principal is improperly withheld or unless default is otherwise made with respect to such payments of principal. To the extent lawful and enforceable, interest on the interest on any Class A Note that is not paid when due shall accrue at the Interest Rate until paid as provided herein

If at any date (the “Class A Minimum Amount Trigger Date”):

(1) the outstanding principal amount of the Securities is less than 33% of the original face amount of the Securities;

(2) the Issuer has sold or participated more than 35% of the aggregate par amount of the Collateral Obligations in Discretionary Sales during the period between the Closing Date and the first anniversary thereof; and

(3) the aggregate amount of interest payments made on the Class A Notes through and including such date is less than the Class A Minimum Amount,

then the Issuer shall pay to the Holders of the Class A Notes on the first Payment Date on or immediately following the Class A Minimum Amount Trigger Date on which funds are available therefor in accordance with the Priority of Payments an amount (the “Class A Minimum Payment”) equal to the excess of (x) the Class A Minimum Amount over (y) the aggregate interest payments paid on the Class A Notes through and including the first Payment Date on or immediately following the Class A Minimum Amount Trigger Date.

(b) The principal of the Class A Notes shall mature at par and shall be due and payable on Stated Maturity of the Class A Notes, unless the unpaid principal of the Class A Note becomes due and payable at an earlier date by declaration of acceleration, call for redemption or otherwise.

(c) Except as otherwise expressly set forth herein, payments on the Notes shall be made subject to and in accordance with the Priority of Payments.

(d) As a condition to the payment of principal of and interest on the Class A Notes or any payment on any Partnership Interests, without the imposition of withholding tax, the Paying Agent shall require certification acceptable to it to enable the Issuer, the Trustee and any Paying Agent to determine their duties and liabilities with respect to any taxes or other charges that they may be required to deduct or withhold from payments in respect of such Note under any present or future law or regulation of the United States and any other applicable jurisdiction, or any present or future law or regulation of any political subdivision thereof or taxing authority therein or to comply with any reporting or other requirements under any such law or regulation.

(e) Payments in respect of interest on and principal of the Class A Notes shall be made by the Trustee or by a Paying Agent in United States dollars to DTC or its designee with respect to a Global Note and to the Holder or its nominee with respect to a Certificated Note or a Definitive Note, by wire transfer, as directed by the Holder, in immediately available funds to a United States dollar account, as the case may be, maintained by DTC or its nominee with respect to a Global Note, and to the Holder or its designee with respect to a Certificated Note or a Definitive Note, provided that (1) in the case of a Certificated Note or a Definitive Note, the Holder thereof shall have provided written wiring instructions to the Trustee or the applicable Paying Agent, on or before the related Record Date; and (2) if appropriate instructions for any such wire transfer are not received by the related Record Date, then such payment shall be made by check drawn on a U.S. bank mailed to the address of the Holder specified in the Register. Upon final payment due on the Maturity of a Note, the Holder thereof shall present and surrender such Note at the Corporate Trust Office of the Trustee on or prior to such Maturity; provided that, if the Trustee and the Issuer shall have been furnished such security or indemnity as may be required by them to save each of them harmless and an undertaking thereafter to surrender such certificate, then, in the absence of notice to the Issuer or the Trustee that the applicable Note has been acquired by a bona fide purchaser, such final payment shall be made without presentation or surrender. Neither the Issuer, the Trustee, the Collateral Manager, nor any Paying Agent shall have any responsibility or liability for any aspects of the records maintained by DTC, Euroclear, Clearstream or any of the Agent Members relating to or for payments made thereby on account of beneficial interests in a Global Note. In the case where any final payment of principal and interest is to be made on the Class A Notes (other than on the Stated Maturity thereof), the Trustee, in the name and at the expense of the Issuer shall, not more than 30 nor less than 10 days prior to the date on which such payment is to be made, mail (by first class mail, postage prepaid) to the Persons entitled thereto at their addresses appearing on the Register a notice which shall specify the date on which such payment shall be made, the amount of such payment per U.S.$100,000 original principal amount of the Class A Notes, and the place where such Notes may be presented and surrendered for such payment.

(f) Payments of principal to Holders of the Class A Notes shall be made in the proportion that the Aggregate Outstanding Amount of the Notes of such Class registered in the name of each such Holder on the applicable Record Date bears to the Aggregate Outstanding Amount of all Notes of such Class on such Record Date. Payments to the holders of the Partnership Interests from Collateral Interest Collections and Collateral Principal Collections shall be made as determined by the General Partner in accordance with the Partnership Agreement.

(g) Interest accrued with respect to the Class A Notes shall be calculated on the basis of the actual number of days elapsed in the applicable Interest Period divided by 360.

(h) All reductions in the principal amount of a Note (or one or more predecessor Notes) effected by payments of installments of principal made on any Payment Date or Redemption Date shall be binding upon all future Holders of such Note and of any Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, whether or not such payment is noted on such Note.

(i) Notwithstanding any other provision of this Indenture or any other documents to which the Issuer is or may be a party, the obligations of the Issuer under the Notes and this Indenture are limited recourse payable solely from the Assets and following realization of the Assets and application of the proceeds thereof in accordance with this Indenture, all obligations of and any claims against the Issuer hereunder or in connection herewith after such realization shall be extinguished and shall not thereafter revive. No recourse shall be had against the General Partner, the Collateral Manager, the Seller, Clover REIT or their respective Affiliates or any Officer, director, manager, employee, shareholder, member, partner or organizer of the Issuer, the General Partner, the Collateral Manager, the Seller, Clover REIT or their respective Affiliates, or any successors or assigns of any such Person, for any amounts payable under the Notes or (except as otherwise provided herein or in the Collateral Management Agreement) this Indenture. It is understood that the foregoing provisions of this Section 2.8(i) shall not (x) prevent recourse to the Assets for the sums due or to become due under any security, instrument or agreement which is part of the Assets or (y) constitute a waiver, release or discharge of any indebtedness or obligation of the Issuer evidenced by the Notes or secured by this Indenture until such Assets have been realized. It is further understood that the foregoing provisions of this Section 2.8(i) shall not limit the right of any Person to name the Issuer as a party defendant in any Proceeding or in the exercise of any other remedy under the Notes or this Indenture, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any such Person or entity.

(j) Subject to the foregoing provisions of this Section 2.8, each Note delivered under this Indenture and upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights of unpaid interest and principal (or other applicable amount) that were carried by such other Note.

Section 2.9 Persons Deemed Owners.

The Issuer, the Trustee, and any agent of the Issuer or the Trustee shall (absent manifest error) treat as the owner of any Note the Person in whose name such Note is registered on the Register on the applicable Record Date for the purpose of receiving payments of principal of and interest on such Note and on any other date for all other purposes whatsoever (whether or not such Note is overdue), and neither the Issuer nor the Trustee nor any agent of the Issuer or the Trustee shall be affected by notice to the contrary.

Section 2.10 Definitive Notes. (a) A Global Note deposited with DTC pursuant to Section 2.2 shall be transferred in the form of a Definitive Note to the beneficial owners thereof only if such transfer complies with Section 2.6 and either (i) DTC notifies the Issuer that it is unwilling or unable to continue as depository for such Global Note or (ii) at any time DTC ceases to be a Clearing Agency registered under the Exchange Act and, in each case, a successor depository is not appointed by the Issuer within 90 days after such notice (a “Depository Event”). In addition, the owner of a beneficial interest in a Global Note shall be entitled to receive a Definitive Note in exchange for such interest if such exchange complies with Section 2.6 and an Event of Default has occurred and is continuing.

(b) Any Global Note that is transferable in the form of a Definitive Note to the beneficial owners thereof pursuant to this Section 2.10 shall be surrendered by DTC to the Trustee’s designated office located in the United States to be so transferred, in whole or from time to time in part, without charge, and the Issuer shall execute and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of definitive physical certificates (pursuant to the instructions of DTC) (each such note, a “Definitive Note”) in Authorized Denominations. Any Definitive Note delivered in exchange for an interest in a Global Note shall be in registered form and, except as otherwise provided by Section 2.6(g) and (h), bear the legends set forth in Exhibit A and shall be subject to the transfer restrictions referred to in such legends.

(c) Subject to the provisions of paragraph (b) of this Section 2.10, the Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(d) In the event of the occurrence of a Depository Event, the Issuer shall promptly make available to the Trustee a reasonable supply of Definitive Notes in definitive, fully registered form without interest coupons.

The Definitive Notes shall be in substantially the same form as the corresponding Global Notes with such changes therein as the Issuer and Trustee shall agree. In the event that Definitive Notes are not so issued by the Issuer to such beneficial owners of interests in Global Notes as required by Section 2.10(a), the Issuer expressly acknowledges that the beneficial owners shall be entitled to pursue any remedy that the Holder of a Global Note would be entitled to pursue in accordance with Article V of this Indenture (but only to the extent of such beneficial owner’s interest in the Global Note) as if Definitive Notes had been issued.

Section 2.11 Notes Beneficially Owned by Non-Permitted Holders or in Violation of ERISA Representations.(a) Notwithstanding anything to the contrary elsewhere in this Indenture, any transfer of a beneficial interest in any Note to a Non-Permitted Holder shall be null and void and any such purported transfer of which the Issuer or the Trustee shall have notice may be disregarded by the Issuer and the Trustee for all purposes.

(b) If any Non-Permitted Holder shall become the beneficial owner of an interest in any Note, the Issuer shall, promptly after discovery that such person is a Non-Permitted Holder by the Issuer or the Trustee (and notice to the Issuer by the Trustee if a Trust Officer of the Trustee obtains actual knowledge), send notice to such Non-Permitted Holder demanding that such Non-Permitted Holder transfer its interest in the Notes held by such person to a Person that is not a Non-Permitted Holder within 10 days of the date of such notice. If such Non-Permitted Holder fails to so transfer such Notes, the Issuer (or the Collateral Manager on its behalf) shall have the right, without further notice to the Non-Permitted Holder, to sell such Notes or interest in such Notes to a purchaser selected by the Issuer (or the Collateral Manager on its behalf) that is a not a Non-Permitted Holder on such terms as the Issuer may choose. The Issuer, or the Collateral Manager (on its own or acting through an investment bank selected by the Collateral Manager at the Issuer’s expense) acting on behalf of the Issuer, may select the purchaser by soliciting one or more bids from one or more brokers or other market professionals that regularly deal in securities similar to the Notes, and selling such Notes to the highest such bidder. However, the Issuer may select a purchaser by any other means determined by it in its sole discretion. The Holder of each Note, the Non-Permitted Holder and each other Person in the chain of title from the Holder to the Non-Permitted Holder, by its acceptance of an interest in the Notes, agrees to cooperate with the Issuer, the Collateral Manager and the Trustee to effect such transfers. The proceeds of such sale, net of any commissions, expenses and taxes due in connection with such sale shall be remitted to the Non-Permitted Holder. The terms and conditions of any sale under this subsection shall be determined in the sole discretion of the Issuer (or the Collateral Manager on its behalf), and neither the Issuer nor the Collateral Manager shall be liable to any Person having an interest in the Notes sold as a result of any such sale or the exercise of such discretion.

Section 2.12 Deduction or Withholding from Payments on Notes; No Gross Up. If the Issuer is required to deduct or withhold tax from, or with respect to, payments to any Holder of the Notes for any Tax, then the Trustee or other Paying Agent, as applicable, shall deduct, or withhold, the amount required to be deducted or withheld and remit to the relevant authority such amount. Without limiting the generality of the foregoing, the Issuer may withhold any amount that it determines is required to be withheld from any amounts otherwise distributable to any Holder of a Note. The Issuer shall not be obligated to pay any additional amounts to the Holders of the Notes (or beneficial owners with respect to the Global Notes) as a result of any withholding or deduction for, or on account of, any Tax imposed on payments in respect of the Notes.

Section 2.13 Commitment Fees. Commitment Fees shall accrue for each day from and including the first day of each Interest Period to and including the last day of such Interest Period and shall be due and payable on each Payment Date and shall be calculated by the Trustee. The Commitment Fee will constitute Administrative Expenses and shall be paid in accordance with Section 10.2(d). The Commitment Fees shall be computed on the basis of a 360 day year and the actual number of days elapsed. Interest at the Interest Rate shall accrue on the portion of any Commitment Fee payable to the Committed Purchaser that is not paid when due.

ARTICLE III

CONDITIONS PRECEDENT; CERTAIN PROVISIONS RELATING TO COLLATERAL

Section 3.1 Conditions to Issuance of Notes on Closing Date. (a) The Notes to be issued on the Closing Date shall be executed by the Issuer and delivered to the Trustee for authentication and thereupon the same shall be authenticated and delivered by the Trustee upon Issuer Order and upon receipt by the Trustee of the following:

(i) Officers’ Certificates of the Issuer and the General Partner Regarding Corporate Matters. An Officer’s certificate of each of the Issuer and the General Partner (A) evidencing the authorization by Board Resolution of the execution and delivery of this Indenture, the Note Purchase Agreement, the Collateral Management Agreement, the Account Control Agreement, the Master Purchase Agreement and each of the other Transaction Documents to which it is a party and the execution, authentication and delivery of the Notes applied for by it; and specifying the principal amount of the Class A Notes to be authenticated and delivered on the Closing Date and (B) certifying that (1) the attached copy of the Board Resolution is a true and complete copy thereof, (2) such resolutions have not been rescinded and are in full force and effect on and as of the Closing Date and (3) the Officers authorized to execute and deliver such documents hold the offices and have the signatures indicated thereon.

(ii) Governmental Approvals. From each of the Issuer and the General Partner either (A) a certificate of the Issuer and the General Partner or other official document evidencing the due authorization, approval or consent of any governmental body or bodies, at the time having jurisdiction in the premises, together with an Opinion of Counsel of the Issuer and the General Partner that no other authorization, approval or consent of any governmental body is required for the valid issuance of the Notes, or (B) an Opinion of Counsel of the Issuer and the General Partner that no such authorization, approval or consent of any governmental body is required for the valid issuance of such Notes except as have been given (provided that the opinions delivered pursuant to Section 3.1(a)(iii) and (iv) may satisfy the requirement).

(iii) U.S. Counsel Opinions. An opinion of Ropes & Gray LLP, special U.S. counsel to the Collateral Manager, the Issuer, the General Partner and Clover REIT, dated the Closing Date, in form and substance satisfactory to the Initial Class A Noteholder.

(iv) Cayman Counsel Opinion. An opinion of Maples and Calder, Cayman Islands counsel to the Issuer, dated the Closing Date, in form and substance satisfactory to the Initial Class A Noteholder.

(v) Officers’ Certificates of Issuer and the General Partner Regarding Indenture. An Officer’s certificate of the Issuer and the General Partner, to the best of the signing Officer’s knowledge, stating that the Issuer and the General Partner, respectively, is not in default under this Indenture and in the case of the Issuer, that the issuance of the Notes applied for by it shall not result in a default or a breach of any of the terms, conditions or provisions of, or constitute a default under, its organizational documents, any indenture or other agreement or instrument to which it is a party or by which it is bound, or any order of any court or administrative agency entered in any Proceeding to which it is a party or by which it may be bound or to which it may be subject; that all conditions precedent provided in this Indenture relating to the authentication and delivery of the Notes applied for by it have been complied with; and that all expenses due or accrued with respect to the issuance of the Class A Notes or relating to actions taken on or in connection with the Closing Date have been paid or reserves therefor have been made. The Officer’s certificate of each of the Issuer and General Partner shall also state that, to the best of the signing Officer’s knowledge, all of its representations and warranties contained herein are true and correct as of the Closing Date.

(vi) Cap Agreements. Executed copies of any Cap Agreement entered into by the Issuer, if any, on or prior to the Closing Date.

(vii) Transaction Documents. An executed counterpart of each other Transaction Document (all in form and substance satisfactory to the Initial Class A Noteholder), and evidence satisfactory to the Initial Class A Noteholder that all transactions required to be effected thereunder on or prior to the Closing Date have occurred in accordance with the terms thereof.

(viii) Grant of Collateral Obligations. The Grant pursuant to the Granting Clause of this Indenture of all of the Issuer’s right, title and interest in and to the Collateral Obligations on the Closing Date and Delivery of such Collateral Obligations (including any promissory note and copies of the applicable loan agreement or indenture and assignment agreement, in each case to the extent received by the Issuer) as contemplated by Section 3.2 has been effected.

(ix) Certificate of the Issuer Regarding Assets. A certificate of an Authorized Officer of the Issuer, dated as of the Closing Date, to the effect that, in the case of each Collateral Obligation pledged to the Trustee for inclusion in the Assets, on the Closing Date and immediately prior to the Delivery thereof on the Closing Date:

(A) the Issuer is the owner of such Collateral Obligation free and clear of any liens, claims or encumbrances of any nature whatsoever except for (i) those which are being released on the Closing Date and (ii) those Granted pursuant to this Indenture;

(B) the Issuer has acquired its ownership in such Collateral Obligation in good faith without notice of any adverse claim (as such term is defined in Section 8-102(a)(1) of the UCC), except as described in paragraph (A) above;

(C) the Issuer has not assigned, pledged or otherwise encumbered any interest in such Collateral Obligation (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released or is being released on the Closing Date) other than interests Granted pursuant to this Indenture;

(D) the Issuer has full right to Grant a security interest in and assign and pledge such Collateral Obligation to the Trustee; and

(E) upon Grant by the Issuer, the Trustee has a first priority perfected security interest in the Collateral Obligations and other Assets, except as permitted by this Indenture.

(x) Accounts. Evidence of the establishment of each of the Accounts.

(xi) Officers’ Certificates of the Collateral Manager, the Seller, Clover REIT and the Servicer Regarding Corporate Matters. An Officer’s certificate of each of the Collateral Manager, the Seller, Clover REIT and the Servicer (A) evidencing the authorization by written consent of its members or by Board Resolution, as applicable, of the execution and delivery of the Transaction Documents it is party to and related transaction documents and (B) certifying that (1) the attached copy of the written consent of its members is a true and complete copy thereof, (2) such resolutions have not been rescinded and are in full force and effect on and as of the Closing Date and (3) the Officers authorized to execute and deliver such documents hold the offices and have the signatures indicated thereon.

(xii) Issuer Order Regarding Assets. The Issuer (or the Collateral Manager on its behalf) has delivered to the Trustee an Issuer Order identifying all of the Assets to be delivered to the Custodian on the Closing Date under clause (i) of the definition of “Deliver”.

(xiii) Other Documents. Such other documents as the Trustee may reasonably require; provided that nothing in this clause (xii) shall imply or impose a duty on the part of the Trustee to require any other documents.

(b) No Notes shall be issued on the Closing unless the Issuer shall have obtained not less than $580,281,869.32 from the issuance of its Limited Partnership Interests, and such proceeds are then on deposit in the Collection Account.

(c) In connection with the execution by the Issuer of the Notes to be issued on the Closing Date, the Trustee shall deliver to the Issuer (i) an opinion of Miller Mayer, LLP, counsel to the Trustee, and (ii) an opinion of the Trustee’s in-house counsel regarding certain corporate matters with respect to the Trustee, in each case dated the Closing Date, in form and substance satisfactory to the Issuer.

Section 3.2 Custodianship; Delivery of Collateral Obligations and Eligible Investments.

(a) The Issuer, or the Collateral Manager on behalf of the Issuer, shall use commercially reasonable efforts to deliver or cause to be delivered to a custodian appointed by the Issuer (provided that such custodian has (x) a long-term debt rating of at least “A2” or a short-term debt rating of at least “P-1” by Moody’s and (y) (1) a long-term debt rating of at least “A+” by S&P or (2) a long-term debt rating of at least “A” and a short-term debt rating of at least “A-1” by S&P), which shall be a Securities Intermediary (the “Custodian”), all Assets in accordance the definition of “Deliver.” Initially, the Custodian shall be the Bank. Any successor custodian shall be a state or national bank or trust company that is not an Affiliate of the Issuer, that has a long-term debt rating of at least “A2” or a short-term debt rating of at least “P-1” by Moody’s and capital and surplus of at least U.S.$200,000,000 and that is a Securities Intermediary. Subject to the limited right to relocate Pledged Obligations as provided in Section 7.5(b), the Trustee or the Custodian, as applicable, shall hold (i) all Collateral Obligations, Eligible Investments, Cash and other investments purchased in accordance with this Indenture and (ii) any other property of the Issuer otherwise Delivered to the Trustee or the Custodian, as applicable, by or on behalf of the Issuer, in the relevant Account established and maintained pursuant to Article X; as to which in each case the Issuer shall have entered into the Account Control Agreement with the Custodian providing, inter alia, that the establishment and maintenance of such Account shall be governed by a law of a jurisdiction satisfactory to the Issuer and the Trustee. If at any time the Custodian fails to satisfy these requirements, the Issuer shall appoint a successor Custodian within 30 calendar days that is able to satisfy such requirements. Any successor custodian shall, in addition to satisfying the above requirements, be a state or national bank or trust company that is not an Affiliate of the Issuer and is a Securities Intermediary.

(b) Each time that the Collateral Manager on behalf of the Issuer directs or causes the acquisition of any Eligible Investment or other investments (other than the Collateral Obligations acquired on the Closing Date, which shall be Delivered to the Custodian by the Seller pursuant to the Master Purchase Agreement), the Collateral Manager (on behalf of the Issuer) shall, if the Eligible Investment or other investment is required to be, but has not already been, transferred to the relevant Account, use commercially reasonable efforts to cause the Eligible Investment or other investment to be Delivered to the Account in which the funds used to purchase the investment are held in accordance with Article X) for the benefit of the Trustee in accordance with this Indenture. The security interest of the Trustee in the funds or other property used in connection with the acquisition shall, immediately and without further action on the part of the Trustee, be released. The security interest of the Trustee shall nevertheless come into existence and continue in the Eligible Investment or other investment so acquired, including all interests of the Issuer in to any contracts related to and proceeds of the Eligible Investments or other investments.

ARTICLE IV

SATISFACTION AND DISCHARGE

Section 4.1 Satisfaction and Discharge of Indenture. This Indenture shall be discharged and shall cease to be of further effect except as to (i) rights of registration of transfer and exchange, (ii) substitution of mutilated, defaced, destroyed, lost or stolen Notes, (iii) the rights of Holders to receive payments of principal thereof and interest thereon, (iv) the rights, protections, indemnities and immunities of the Trustee and the specific obligations set forth below hereunder, (v) the rights, obligations and immunities of the Collateral Manager hereunder and under the Collateral Management Agreement and (vi) the rights of Holders as beneficiaries hereof with respect to the property deposited with the Trustee and payable to all or any of them (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture) when:

(a) (i) either:

(A) all Notes theretofore authenticated and delivered to Holders, other than (1) Notes which have been mutilated, defaced, destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.7 and (2) Notes for whose payment Money has theretofore irrevocably been deposited in trust and thereafter repaid to the Issuer or discharged from such trust, as provided in Section 7.3, have been delivered to the Trustee for cancellation; or

(B) all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable, or (2) shall become due and payable at their Stated Maturity within one year, or (3) are to be called for redemption pursuant to Article IX under an arrangement satisfactory to the Trustee for the giving of notice of redemption by the Issuer pursuant to Section 9.3 and either (x) the Issuer has irrevocably deposited or caused to be deposited with the Trustee, in trust for such purpose, Cash or non-callable direct obligations of the United States of America; provided that the obligations are entitled to the full faith and credit of the United States of America or are debt obligations which are rated “Aaa” by Moody’s and “AAA” by S&P, in an amount sufficient, as recalculated in an agreed-upon procedures report by a firm of Independent certified public accountants which are nationally recognized, to pay and discharge the entire indebtedness on such Notes not theretofore delivered to the Trustee for cancellation, for principal and interest to the date of such deposit (in the case of Notes which have become due and payable), or to the respective Stated Maturity or the respective Redemption Date, as the case may be, and shall have Granted to the Trustee a valid perfected security interest in such Eligible Investment that is of first priority or free of any adverse claim, as applicable, and shall have furnished an Opinion of Counsel with respect thereto or (y) in the event all of the Assets are liquidated following the satisfaction of the conditions specified in Section 5.5(a), the Issuer shall have paid or caused to be paid all proceeds of such liquidation of the Assets in accordance with the Priority of Payments; and

(ii) the Issuer has paid or caused to be paid all other sums then due and payable hereunder by the Issuer and no other amounts are scheduled to be due and payable by the Issuer other than Dissolution Expenses (it being understood that the requirements of this clause (ii) may be deemed satisfied as set forth in Section 5.7); and

(iii) the Issuer has delivered to the Trustee Officer’s certificates and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with; or

(b) (i) the Trustee confirms to the Issuer that:

(A) the Trustee is not holding any Assets (other than (x) the Collateral Management Agreement, the Cap Agreements (if any) and the Account Control Agreement and (y) Cash in an amount not greater than the Dissolution Expenses); and

(B) no assets (other than Cash in an amount not greater than the Dissolution Expenses) are on deposit in or to the credit of any deposit account or securities account (including any Accounts) established at the Trustee in the name of the Issuer (or the Trustee for the benefit of the Issuer or any Secured Party);

(ii) the Issuer has delivered to the Trustee a certificate stating that (1) there are no Assets (other than (x) the Collateral Management Agreement, the Cap Agreements (if any) and the Account Control Agreement and (y) Cash in an amount not greater than the Dissolution Expenses) that remain subject to the lien of this Indenture, and (2) all funds on deposit in the Accounts have been distributed in accordance with the terms of this Indenture or have otherwise been irrevocably deposited with the Trustee for such purpose; and

(iii) the Issuer has delivered to the Trustee Officer’s certificates and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with;

(c) In connection with any certifications by the Issuer as described above, the Trustee shall, upon request, provide to the Issuer in writing (i) a list of all Assets (if any) in the possession of the Trustee (or a statement that no Assets are in its possession), (ii) the balance (if any) in each Account (or a statement that there are no such balances) and (iii) a list of the nature and type of any expenses (and the amount thereof, if known) for which the Issuer is liable and of which the Trustee has received written notice or has actual knowledge.

(d) Upon the discharge of this Indenture, the Trustee shall give prompt notice of such discharge to the Issuer, and shall provide such certifications to the Issuer as may be reasonably required by the Issuer in order for the liquidation of the Issuer to be completed.

Notwithstanding the satisfaction and discharge of this Indenture, the rights and obligations of the Issuer, the Trustee, the Collateral Manager and, if applicable, the Holders, as the case may be, under Sections 2.8, 4.2, 5.4(d), 5.9, 5.18, 6.1, 6.3, 6.6, 6.7, 7.1, 7.3, 13.1, 14.14 and 14.15 shall survive.

Section 4.2 Application of Trust Money. All Monies deposited with the Trustee pursuant to Section 4.1 shall be held in trust and applied by it in accordance with the provisions of the Notes and this Indenture, including, without limitation, the Priority of Payments, to the payment of principal and interest (or other amounts with respect to the Partnership Interests), either directly or through any Paying Agent, as the Trustee may determine; and such Money shall be held in a segregated account identified as being held in trust for the benefit of the Secured Parties.

Section 4.3 Repayment of Monies Held by Paying Agent. In connection with the satisfaction and discharge of this Indenture with respect to the Notes, all Monies then held by any Paying Agent other than the Trustee under the provisions of this Indenture shall, upon demand of the Issuer, be paid to the Trustee to be held and applied pursuant to Section 7.3 hereof and in accordance with the Priority of Payments and thereupon such Paying Agent shall be released from all further liability with respect to such Monies.

ARTICLE V

REMEDIES

Section 5.1 Events of Default. “Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) a default for five Business Days in the payment, when due and payable, of any accrued interest on the Class A Notes or Commitment Fee under the Note Purchase Agreement; provided that, in the case of a failure to disburse due to an administrative error or omission by the Collateral Manager, the Trustee or any paying agent, such failure continues for seven Business Days after a Trust Officer receives written notice or has actual knowledge of such administrative error or omission;

(b) a default in the payment of principal, the Class A Minimum Payment (if any) or the Redemption Price in respect of any Class A Note at its Stated Maturity Date, any Redemption Date (unless the related notice of redemption has been withdrawn) or any other date on which principal of the Class A Notes is required to be paid other than in accordance with the Priority of Payments; provided that, in the case of a failure to disburse due to an administrative error or omission by the Collateral Manager, the Trustee or any Paying Agent, such failure continues for seven Business Days after a Trust Officer of the Trustee receives written notice or has actual knowledge of such administrative error or omission;

(c) a failure to apply, on any Payment Date or Redemption Date, available amounts in accordance with the Priority of Payments (other than a default described in clause (a) or (b) above), which failure (x) is the result of the failure to disburse at least U.S.$10,000 and (y) is incapable of remedy or, if capable of remedy, is not remedied within 30 days after notice of such default or failure has been given to the Issuer by the Trustee or to the Issuer, the Trustee and the Collateral Manager by the Holders of a Majority of the Class A Notes (or, if such failure can only be remedied on a Payment Date, is not remedied by the later of the 30-day period specified above and the next Payment Date);

(d) the Issuer, the General Partner or the pool of Assets becoming an investment company required to be registered under the Investment Company Act;

(e) except for any event that constitutes another Event of Default, a default in any material respect in the performance of any covenant, warranty or other agreement of the Issuer or the General Partner in this Indenture, or the failure of any material representation or warranty of the Issuer made in this Indenture or in any certificate or other writing delivered pursuant to or in connection with this Indenture to be correct in all material respects when the same will have been made, and such default or breach will continue unremedied, or such representation or warranty will continue to be untrue, for a period of 30 days after notice to the Issuer and the Collateral Manager by the Trustee or to the Issuer, the Collateral Manager and the Trustee by the Holders of at least 25% in aggregate principal amount of the Class A Notes, in each case specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default”;

(f) the entry of a decree or order by a court having competent jurisdiction adjudging the Issuer or the General Partner as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Issuer or the General Partner under the Bankruptcy Code or any other applicable law, or appointing a receiver, liquidator, assignee, or sequestrator (or other similar official) of the Issuer, the General Partner or of any substantial part of its respective property or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

(g) the institution by the partners of the Issuer or the General Partner of Proceedings to have the Issuer or the General Partner adjudicated as bankrupt or insolvent, or the consent by the partners of the Issuer or the General Partner to the institution of bankruptcy or insolvency Proceedings against the Issuer or the General Partner, or the filing by the Issuer or the General Partner of a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or any other similar applicable law, or the consent by the Issuer or the General Partner to the filing of any such petition or to the appointment in a Proceeding of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Issuer or the General Partner or of any substantial part of its property, respectively, or the making by the Issuer or the General Partner of an assignment for the benefit of creditors, or the admission by the Issuer or the General Partner in writing of its inability to pay its debts generally as they become due, or the taking of any action by the Issuer or the General Partner in furtherance of any such action.

Upon obtaining knowledge of the occurrence of an Event of Default, each of (i) the Issuer, (ii) the General Partner, (iii) the Trustee and (iv) the Collateral Manager shall notify each other, and the Trustee shall provide the notices of Default required under Section 6.2.

Section 5.2 Acceleration of Maturity; Rescission and Annulment.

(a) If an Event of Default occurs and is continuing (other than an Event of Default specified in Section 5.1(f) or (g)), the Trustee may, and shall, upon the written direction of a Majority of the Class A Notes, by notice to the Issuer, declare the principal of all the Class A Notes to be immediately due and payable, and upon any such declaration such principal, together with all accrued and unpaid interest thereon, and other amounts payable hereunder, shall become immediately due and payable. If an Event of Default specified in Section 5.1(f) or (g) occurs, all unpaid principal, together with all accrued and unpaid interest thereon, of all the Class A Notes, and other amounts payable hereunder, shall automatically become due and payable without any declaration or other act on the part of the Trustee or any Noteholder. Notwithstanding any other provision of this Indenture to the contrary, if an Event of Default that is not a Remedies Event has occurred and is continuing, an acceleration of the maturity of the Class A Notes pursuant to this Section 5.2(a) shall cause the distribution of Collateral Interest Collections and Collateral Principal Collections by the Trustee pursuant to the Acceleration Priority of Payments, but will not permit the Noteholders to require the Issuer to liquidate the Assets.

(b) At any time after such a declaration of acceleration of maturity has been made and before a judgment or decree for payment of the Money due has been obtained by the Trustee as hereinafter provided in this Article V, a Majority of the Class A Notes by written notice to the Issuer and the Trustee, may rescind and annul such declaration and its consequences if:

(i) The Issuer has paid or deposited with the Trustee a sum sufficient to pay:

(A) all unpaid installments of interest and principal then due and payable on the Class A Notes (other than as a result of such acceleration);

(B) all unpaid Administrative Expenses and Extraordinary Expenses of the Issuer and other sums paid or advanced by the Trustee hereunder; and

(ii) all Events of Default, other than the nonpayment of the interest on or principal of the Class A Notes that has become due solely as a result of acceleration, have (A) been cured or (B) been waived as provided in Section 5.14;

provided that, with respect to the first declaration of acceleration hereunder (if any), if the Event of Default that gave rise to such declaration of acceleration of maturity was an Event of Default specified in Section 5.1(a) (other than an Event of Default constituting a Remedies Event), such declaration of acceleration and its consequences shall be automatically rescinded and annulled (without the need for notice by any Noteholder) if the conditions specified in clauses (i) and (ii) above are satisfied within 5 Business Days of such declaration of acceleration.

No such rescission described in the preceding paragraph shall affect any subsequent Default or impair any right consequent thereon.

Section 5.3 Collection of Indebtedness and Suits for Enforcement by Trustee.

The Issuer covenants that if a default shall occur in respect of the payment of any principal of or interest when due and payable on the Class A Notes, the Issuer shall, upon demand of the Trustee (but, unless the maturity of the Class A Notes has been accelerated following the occurrence of a Remedies Event, only when and as required to be paid pursuant to the Priority of Payments), pay to the Trustee, for the benefit of the Holder of the Class A Notes, the whole amount, if any, then due and payable on the Class A Notes for principal and interest with interest upon the overdue principal, at the applicable Interest Rate, and, in addition thereto (if the maturity of the Class A Notes has been accelerated following the occurrence of a Remedies Event), such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel.

If the Issuer fails to pay such amounts forthwith upon such demand and a Remedies Event has occurred and is then continuing, the Trustee, in its own name and as trustee of an express trust, may, and shall upon written direction of a Majority of the Class A Notes, institute a Proceeding for the collection of the sums so due and unpaid, may prosecute such Proceeding to judgment or final decree, and may enforce the same against the Issuer or any other obligor upon the Class A Notes and collect the Monies adjudged or decreed to be payable in the manner provided by law out of the Assets.

If (and only if) a Remedies Event occurs and is continuing, the Trustee may, and shall upon written direction of the Majority of the Class A Notes, proceed to protect and enforce its rights and the rights of the Secured Parties by such appropriate Proceedings as the Trustee shall deem most effectual (if no such direction is received by the Trustee) or as the Trustee may be directed by the Majority of the Class A Notes, to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy or legal or equitable right vested in the Trustee by this Indenture or by law.

In case there shall be pending Proceedings relative to the Issuer or any other obligor upon the Class A Notes under the Bankruptcy Code or any other applicable bankruptcy, insolvency or other similar law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Issuer or its property or such other obligor or its property, or in case of any other comparable Proceedings relative to the Issuer or other obligor upon the Class A Notes, or the creditors or property of the Issuer or such other obligor, the Trustee, regardless of whether the principal of any Class A Notes shall then be due and payable as therein expressed or by declaration or otherwise and regardless of whether the Trustee shall have made any demand pursuant to the provisions of this Section 5.3, shall be entitled and empowered, by intervention in such Proceedings or otherwise:

(a) to file and prove a claim or claims for the whole amount of principal and interest owing and unpaid in respect of the Class A Notes, as applicable, and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for reasonable compensation to the Trustee and each predecessor Trustee, and their respective agents, attorneys and counsel, and for reimbursement of all reasonable expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee, except as a result of negligence or bad faith) and of the Class A Noteholders or Holders allowed in any Proceedings relative to the Issuer upon the Class A Notes or to the creditors or property of the Issuer;

(b) unless prohibited by applicable law and regulations, to vote on behalf of the Holders of the Class A Notes upon the direction of such Holders, in any election of a trustee or a standby trustee in arrangement, reorganization, liquidation or other bankruptcy or insolvency Proceedings or person performing similar functions in comparable Proceedings; and

(c) to collect and receive any Monies or other property payable to or deliverable on any such claims, and to distribute all amounts received with respect to the claims of the Noteholders and of the Trustee on their behalf; and any trustee, receiver or liquidator, custodian or other similar official is hereby authorized by each of the Class A Noteholders to make payments to the Trustee, and, in the event that the Trustee shall consent to the making of payments directly to the Class A Noteholders to pay to the Trustee such amounts as shall be sufficient to cover reasonable compensation to the Trustee, each predecessor Trustee and their respective agents, attorneys and counsel, and all other reasonable expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee except as a result of negligence or bad faith.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or vote for or accept or adopt on behalf of any Class A Noteholder, any plan of reorganization, arrangement, adjustment or composition affecting the Class A Notes or any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Class A Noteholder in any such Proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar person.

In any Proceedings brought by the Trustee on behalf of the Holders of the Class A Notes (and any such Proceedings involving the interpretation of any provision of this Indenture to which the Trustee shall be a party), the Trustee shall be held to represent all the Holders of the Class A Notes.

Notwithstanding anything in this Section 5.3 to the contrary, the Trustee may not sell or liquidate the Assets or institute Proceedings in furtherance thereof pursuant to this Section 5.3 except according to the provisions specified in Section 5.5.

Section 5.4 Remedies.

(a) If (and only if) a Remedies Event shall have occurred and be continuing, and the Class A Notes have been declared due and payable and such declaration and its consequences have not been rescinded and annulled, the Issuer agrees that the Trustee may, and shall, upon written direction of a Majority of the Class A Notes, to the extent permitted by applicable law, exercise one or more of the following rights, privileges and remedies:

(i) institute Proceedings for the collection of all amounts then payable on the Class A Notes or otherwise payable under this Indenture, whether by declaration or otherwise, enforce any judgment obtained, and collect from the Assets any Monies adjudged due;

(ii) sell or cause the sale of all or a portion of the Assets or rights or interests therein, at one or more public or private sales called and conducted in any manner permitted by law and in accordance with Sections 5.5 and 5.17;

(iii) institute Proceedings from time to time for the complete or partial foreclosure of this Indenture with respect to the Assets;

(iv) exercise any remedies of a secured party under the UCC and take any other appropriate action to protect and enforce the rights and remedies of the Trustee and the Holders of the Class A Notes hereunder (including, without limitation, exercising all rights of the Trustee under the Account Control Agreement); and

(v) exercise any other rights and remedies that may be available at law or in equity;

provided that the Trustee may not sell or liquidate the Assets or institute Proceedings in furtherance thereof pursuant to this Section 5.4 except according to the provisions specified in Section 5.5(a).

The Trustee may, but need not, obtain (at the expense of the Issuer) and rely upon an opinion of an Independent investment banking firm of national reputation, or other appropriate advisor concerning the matter, as to the feasibility of any action proposed to be taken in accordance with this Section 5.4 and as to the sufficiency of the proceeds and other amounts receivable with respect to the Assets to make the required payments of principal of and interest on the Class A Notes, which opinion shall be conclusive evidence as to such feasibility or sufficiency and the cost of which shall be commercially reasonable.

(b) If an Event of Default as described in Section 5.1(e) hereof shall have occurred and be continuing the Trustee may, and at the written direction of the Holders of not less than 25% of the Aggregate Outstanding Amount of the Class A Notes shall, institute a Proceeding solely to compel performance of the covenant or agreement or to cure the representation or warranty, the breach of which gave rise to the Event of Default under such Section, and enforce any equitable decree or order arising from such Proceeding.

(c) Upon any sale, whether made under the power of sale hereby given or by virtue of judicial Proceedings, any Secured Party may bid for and purchase the Assets or any part thereof and, upon compliance with the terms of sale, may hold, retain, possess or dispose of such property in its or their own absolute right without accountability; and any purchaser at any such sale of Assets may, in paying the purchase Money, deliver to the Trustee for cancellation any of the Class A Notes in lieu of Cash equal to the amount which shall, upon distribution of the net proceeds of such sale, be payable on the Class A Notes so delivered by such Holder (taking into account the Priority of Payments and Article XIII). Said Notes, in case the amounts payable thereon shall be less than the amount due thereon, shall be returned to the Holders thereof after proper notation has been made thereon to show partial payment.

Upon any sale permitted under Section 5.4(a), whether made under the power of sale hereby given or by virtue of judicial Proceedings, the receipt of the Trustee, or of the Officer making a sale under judicial Proceedings, shall be a sufficient discharge to the purchaser or purchasers at any sale for its or their purchase Money, and such purchaser or purchasers shall not be obliged to see to the application thereof.

Any such sale, whether under any power of sale hereby given or by virtue of judicial Proceedings, shall bind the Issuer, the Trustee and the Holders of the Class A Notes, shall operate to divest all right, title and interest whatsoever, either at law or in equity, of each of them in and to the property sold, and shall be a perpetual bar, both at law and in equity, against each of them and their successors and assigns, and against any and all Persons claiming through or under them.

(d) (i) Notwithstanding any other provision of this Indenture or any other documents to which the Issuer is or may be a party, none of the Trustee, the Secured Parties or the Holders or beneficial owners of the Notes may, prior to the date which is one year (or if longer, any applicable preference period) and one day after the payment in full of all Notes, institute against, or join any other Person in instituting against, the Issuer or the General Partner any bankruptcy, reorganization, arrangement, insolvency, winding up, moratorium or liquidation Proceedings, or other Proceedings under Cayman Islands, U.S. federal or state bankruptcy or similar laws. Notwithstanding anything to the contrary in this Article V, in the event that any Proceeding described in the immediately preceding sentence is commenced against the Issuer or the General Partner, the Issuer or the General Partner, as applicable, subject to the availability of funds as described in the immediately following sentence, will promptly object to the institution of any such proceeding against it and take all necessary or advisable steps to cause the dismissal of any such Proceeding (including, without limiting the generality of the foregoing, to timely file an answer and any other appropriate pleading objecting to (i) the institution of any Proceeding to have the Issuer or the General Partner, as the case may be, adjudicated as bankrupt or insolvent or (ii) the filing of any petition seeking relief, reorganization, arrangement, adjustment or composition or in respect of the Issuer under applicable bankruptcy law or any other applicable law). The reasonable fees, costs, charges and expenses incurred by the Issuer or the General Partner (including reasonable attorney’s fees and expenses) in connection with taking any such action will constitute “Petition Expenses” (and, accordingly, Administrative Expenses) hereunder. Any person who acquires a beneficial interest in a Notes shall be deemed to have accepted and agreed to the foregoing restrictions.

(ii) In the event one or more Holders or beneficial owners of Notes institutes, or joins in the institution of, a proceeding described in clause (i) above against the Issuer or the General Partner in violation of the prohibition described above, such Holder(s) or beneficial owner(s) will be deemed to acknowledge and agree that such Holder(s) or beneficial owner(s) will be obligated, on a pro rata basis, to reimburse the Issuer for an amount equal to the aggregate Petition Expenses incurred by the Issuer and the General Partner in connection with such proceeding, and that the Issuer may set-off amounts that otherwise would be applied to pay principal of and interest on the Notes held by such Holder(s) or beneficial owner(s), when and as the same are due and payable under the Priority of Payments, in an aggregate amount equal to each such Holder’s or beneficial owner’s pro rata share of the aggregate amount of such Petition Expenses. The terms described in the immediately preceding sentence are referred to herein as the “Bankruptcy Subordination Agreement”. The Bankruptcy Subordination Agreement is intended to constitute a “subordination agreement” within the meaning of Section 510(a) of the Bankruptcy Code). The Trustee shall be entitled to rely upon an Issuer Order from the Issuer or the Collateral Manager on its behalf with respect to the exercise of the right of set-off set forth in this Section 5.4(d)(ii) with respect to the payment of any amounts otherwise payable to Holders.

(iii) Nothing in this Section 5.4 shall preclude, or be deemed to stop, the Trustee (A) from taking any action prior to the expiration of the aforementioned period in (1) any case or Proceeding voluntarily filed or commenced by the Issuer or the General Partner or (2) any involuntary insolvency Proceeding filed or commenced by a Person other than the Trustee, or (B) from commencing against the Issuer or the General Partner or any of their respective properties any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation Proceeding.

(iv) The restrictions described in clause (i) of this Section 5.4(d) are a material inducement for each Holder and beneficial owner of the Notes to acquire such Notes and for the Issuer and the Collateral Manager to enter into this Indenture (in the case of the Issuer) and the other applicable transaction documents and are an essential term of this Indenture. Any Holder or beneficial owner of Notes, the General Partner or the Issuer may seek and obtain specific performance of such restrictions (including injunctive relief), including, without limitation, in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, or other proceedings under Cayman Islands law, United States federal or state bankruptcy law or similar laws.

Section 5.5 Optional Preservation of Assets.

(a) Notwithstanding anything to the contrary herein, if an Event of Default shall have occurred and be continuing, the Trustee shall retain the Assets securing the Class A Notes intact (except as otherwise expressly permitted or required by Sections 10.7 and 12.1), collect and cause the collection of the proceeds thereof and make and apply all payments and deposits and maintain all accounts in respect of the Assets and the Notes in accordance with the Priority of Payments set out in Section 11.1(b) and the provisions of Article X, Article XII and Article XIII.

In addition, notwithstanding anything to the contrary herein, if a Remedies Event shall have occurred and be continuing, the Trustee shall retain the Assets securing the Class A Notes intact (except as otherwise expressly permitted or required by Sections 10.7 and 12.1), collect and cause the collection of the proceeds thereof and make and apply all payments and deposits and maintain all accounts in respect of the Assets and the Notes in accordance with the Priority of Payments set out in Section 11.1(b) and the provisions of Article X, Article XII and Article XIII unless:

(i) the Trustee, pursuant to Section 5.5(c), determines that the anticipated proceeds of a sale or liquidation of all or any portion of the Assets (after deducting the reasonable expenses of such sale or liquidation) would be sufficient to discharge in full the amounts then due (or, in the case of interest, accrued) and unpaid on the Class A Notes for principal and interest, all Extraordinary Expenses and all amounts payable prior to payment of principal on such Class A Notes (including amounts due and owing as Administrative Expenses) and a Majority of the Class A Notes agrees with such determination; or

(ii) the Holders of at least a Majority of the Class A Notes direct the sale and liquidation of the Assets.

The Trustee shall give written notice of the retention of the Assets to the Issuer with a copy to the Collateral Manager. So long as such Remedies Event is continuing, any such retention pursuant to this Section 5.5(a) may be rescinded at any time when one of the conditions specified in clauses (i) and (ii) exists.

In the event a liquidation of all or any portion of the Assets is commenced in accordance with this Section 5.5, all unpaid principal, together with all accrued and unpaid interest thereon, of all the Class A Notes, and other amounts payable under this Indenture, shall automatically become due and payable without any declaration or other act on the part of the Trustee or any Noteholder.

(b) Nothing contained in Section 5.5(a) shall be construed to require the Trustee to sell the Assets securing the Class A Notes if one of the conditions set forth in clauses (i) and (ii) of Section 5.5(a) are not satisfied. Nothing contained in Section 5.5(a) shall be construed to require the Trustee to preserve the Assets securing the Notes if prohibited by applicable law.

(c) In determining whether the condition specified in Section 5.5(a)(i) exists, the Trustee shall, with the written consent of the Majority of the Class A Notes, request bid prices with respect to each Collateral Obligation in the Assets from two nationally recognized dealers at the time making a market in such obligation (as identified by the Collateral Manager to the Trustee in writing) and shall compute the anticipated proceeds of sale or liquidation on the basis of the lower of such bid prices for each such obligation. If the Trustee is unable to obtain any bids, the condition specified in Section 5.5(a)(i) shall be deemed to not exist. For the purposes of making the determinations required pursuant to Section 5.5(a)(i), the Trustee shall apply the standards set forth in Section 6.3(c)(i) or (ii). In addition, for the purposes of determining issues relating to the execution of a sale or liquidation of all or any portion of the Assets and the execution of a sale or other liquidation thereof in connection with a determination whether the condition specified in Section 5.5(a)(i) exists, the Trustee may retain (at the Issuer’s expense and for a commercially reasonable fee) and rely on an opinion of an Independent bank of national reputation or other appropriate advisor concerning the matter.

The Trustee shall deliver to the Noteholders and the Collateral Manager a report stating the results of any determination required pursuant to Section 5.5(a)(i) no later than 10 days after such determination is made. Unless a Majority of the Class A Notes has not consented to the Trustee making a determination pursuant to Section 5.5(c), the Trustee shall make the determinations required by Section 5.5(a)(i) within 30 days after a Remedies Event (or such longer period as is necessary if the information required to make such determination has not yet been received) or at the request of a Majority of the Class A Notes at any time during which the Trustee retains the Assets pursuant to Section 5.5(a).

Section 5.6 Trustee May Enforce Claims without Possession of Notes. All rights of action and claims under this Indenture or under any of the Class A Notes may be prosecuted and enforced by the Trustee without the possession of any of the Class A Notes or the production thereof in any trial or other Proceeding relating thereto, and any such action or Proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall be applied as set forth in Section 5.7.

Section 5.7 Application of Money Collected. Any Money collected by the Trustee (after payment of costs of collection, liquidation and enforcement) with respect to the Notes pursuant to this Article V and any Money that may then be held or thereafter received by the Trustee with respect to the Notes hereunder shall be applied, subject to and in accordance with the provisions of Section 11.1(b), at the date or dates fixed by the Trustee. Upon the final distribution of all proceeds of any liquidation effected hereunder, then the provisions of Sections 4.1(a), (b) and (c) shall be deemed satisfied for the purposes of discharging this Indenture pursuant to Article IV.

Section 5.8 Limitation on Suits. No Holder of any Note shall have any right to institute any Proceedings, judicial or otherwise, with respect to this Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

(a) such Holder has previously given to the Trustee written notice of a Remedies Event;

(b) the Holders of not less than 25% of the then Aggregate Outstanding Amount of the Class A Notes shall have made written request to the Trustee to institute Proceedings in respect of such Remedies Event in its own name as Trustee hereunder and such Holder or Holders have provided the Trustee security or indemnity reasonably satisfactory to the Trustee against the costs, expenses (including reasonable attorneys’ fees and expenses) and liabilities to be incurred in compliance with such request;

(c) the Trustee, for 30 days after its receipt of such notice, request and provision of such indemnity, has failed to institute any such Proceeding; and

(d) no direction inconsistent with such written request has been given to the Trustee during such 30 day period by a Majority of the Class A Notes;

it being understood and intended that no one or more Holders of Notes shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other Holders of Notes of the same Class or to obtain or to seek to obtain priority or preference over any other Holders of the Notes of the same Class or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all the Holders of Notes of the same Class subject to and in accordance with the Priority of Payments.

In the event the Trustee shall receive conflicting or inconsistent requests and indemnity from two or more groups of Holders of the Class A Notes, each representing less than a Majority of the Class A Notes, pursuant to this Section 5.8, the Trustee shall act in accordance with the request specified by the group of Holders with the greatest percentage of the Aggregate Outstanding Amount of the Class A Notes. If the groups represent the same percentage, the Trustee in its sole discretion may determine what action, if any, shall be taken.

Section 5.9 Unconditional Rights of Class A Noteholders to Receive Principal and Interest. Subject to Sections 2.8(i), 2.13, 5.13 and 6.15, but notwithstanding any other provision in this Indenture, the Holder of any Class A Note shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest on such Class A Note as such principal and interest becomes due and payable in accordance with the Priority of Payments, and, subject to the provisions of Section 5.8, to institute Proceedings for the enforcement of any such payment, and such right shall not be impaired without the consent of such Holder.

Section 5.10 Restoration of Rights and Remedies. If the Trustee or any Noteholder has instituted any Proceeding to enforce any right or remedy under this Indenture and such Proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Noteholder, then and in every such case the Issuer, the Trustee and the Noteholder shall, subject to any determination in such Proceeding, be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Trustee and the Noteholder shall continue as though no such Proceeding had been instituted.

Section 5.11 Rights and Remedies Cumulative. No right or remedy herein conferred upon or reserved to the Trustee or to the Noteholders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 5.12 Delay or Omission Not Waiver. No delay or omission of the Trustee or any Holder of Class A Notes to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein or of a subsequent Event of Default. Every right and remedy given by this Article V or by law to the Trustee or to the Holders of the Class A Notes may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders of the Class A Notes.

Section 5.13 Control by Majority of Class A Notes. A Majority of the Class A Notes shall have the right following the occurrence, and during the continuance of, a Remedies Event to cause the institution of and direct the time, method and place of conducting any Proceeding for any remedy available to the Trustee, and to direct the exercise of any trust, right, remedy or power conferred upon the Trustee; provided that:

(a) such direction shall not conflict with any rule of law or with any express provision of this Indenture;

(b) the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction; provided that, subject to Section 6.1, the Trustee need not take any action that it determines might involve it in liability (unless the Trustee has received the indemnity as set forth in (c) below);

(c) the Trustee shall have been provided with security or indemnity reasonably satisfactory to it; and

(d) notwithstanding the foregoing, any direction to the Trustee to undertake a Sale of the Assets shall be by the Holders of Notes secured thereby representing the requisite percentage of the Aggregate Outstanding Amount of Notes specified in Section 5.5.

Section 5.14 Waiver of Past Defaults. Prior to the time a judgment or decree for payment of the Money due has been obtained by the Trustee, as provided in this Article V, a Majority of the Class A Notes may on behalf of the Holders of all the Notes waive any past Default and its consequences, except a Default:

(a) in the payment of the principal of any Class A Note (which may be waived with the consent of each Holder of such Class A Note);

(b) in the payment of interest on the Class A Notes (which may be waived with the consent of the Holders of 100% of the Class A Notes); or

(c) in respect of a provision hereof that under Section 8.2 cannot be modified or amended without the waiver or consent of the Holder of each Outstanding Note materially and adversely affected thereby (which may be waived with the consent of each such Holder).

In the case of any such waiver, the Issuer, the Trustee and the Holders of the Notes shall be restored to their former positions and rights hereunder, respectively, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto. The Trustee shall promptly give written notice of any such waiver to the Collateral Manager and each Holder.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto.

Section 5.15 Undertaking for Costs. All parties to this Indenture agree, and each Holder of any Note by its acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee or Collateral Manager for any action taken, or omitted by it as Trustee or Collateral Manager, as applicable, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section 5.15 shall not apply to any suit instituted by the Trustee, to any suit instituted by any Noteholder, or group of Noteholders, holding in the aggregate more than 10% in Aggregate Outstanding Amount of the Class A Notes, or to any suit instituted by any Noteholder for the enforcement of the payment of the principal of or interest on any Note on or after the applicable Stated Maturity (or, in the case of redemption, on or after the applicable Redemption Date).

Section 5.16 Waiver of Stay or Extension Laws. The Issuer covenants (to the extent that they may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any valuation, appraisement, redemption or marshalling law or rights, in each case wherever enacted, now or at any time hereafter in force, which may affect the covenants, the performance of or any remedies under this Indenture; and the Issuer (to the extent that they may lawfully do so) hereby expressly waives all benefit or advantage of any such law or rights, and covenant that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted or rights created.

Section 5.17 Sale of Assets.

(a) The power to effect any sale (a “Sale”) of all or any portion of the Assets pursuant to Sections 5.4 and 5.5 shall not be exhausted by any one or more Sales as to any portion of such Assets remaining unsold, but shall continue unimpaired until the entire Assets shall have been sold or all amounts secured by the Assets shall have been paid. The Trustee may upon notice provided as soon as reasonably practicable to the Noteholders, and shall, upon direction of the Holders of Notes representing the requisite percentage of the Aggregate Outstanding Amount of Notes having the power to direct such Sale, from time to time postpone any Sale by public announcement made at the time and place of such Sale pursuant to Section 5.5. The Trustee hereby expressly waives its rights to any amount fixed by law as compensation for any Sale; provided that the Trustee and the Collateral Manager shall be authorized to deduct the reasonable costs, charges and expenses incurred by it in connection with such Sale from the proceeds thereof notwithstanding the provisions of Section 6.7.

(b) The Trustee may bid for and acquire any portion of the Assets in connection with a public Sale thereof, and may pay all or part of the purchase price by crediting against amounts owing on the Class A Notes or other amounts secured by the Assets, all or part of the net proceeds of such Sale after deducting the reasonable costs, charges and expenses incurred by the Trustee in connection with such Sale notwithstanding the provisions of Section 6.7. The Class A Notes need not be produced in order to complete any such Sale, or in order for the net proceeds of such Sale to be credited against amounts owing on the Notes. The Trustee may hold, lease, operate, manage or otherwise deal with any property so acquired in any manner permitted by law in accordance with this Indenture.

(c) If any portion of the Assets consists of securities issued without registration under the Securities Act (“Unregistered Securities”), the Trustee may seek an Opinion of Counsel, or, if no such Opinion of Counsel can be obtained and with the written consent of a Majority of the Class A Notes, seek a no action position from the Securities and Exchange Commission or any other relevant federal or State regulatory authorities, regarding the legality of a public or private Sale of such Unregistered Securities.

(d) The Trustee shall execute and deliver an appropriate instrument of conveyance transferring its interest in any portion of the Assets in connection with a Sale thereof. In addition, the Trustee is hereby irrevocably appointed the agent and attorney in fact of the Issuer to transfer and convey its interest in any portion of the Assets in connection with a Sale thereof, and to take all action necessary to effect such Sale. No purchaser or transferee at such a sale shall be bound to ascertain the Trustee’s authority, to inquire into the satisfaction of any conditions precedent or see to the application of any Monies.

(e) The Trustee shall provide notice as soon as reasonably practicable of any public Sale to the holders of the Partnership Interests, and the holders of the Partnership Interests and the Collateral Manager or any Affiliate thereof, shall be permitted to participate in any such public Sale to the extent permitted by applicable law and to the extent such Holders or the Collateral Manager or their respective Affiliates, as applicable, meet any applicable eligibility requirements with respect to such Sale.

Section 5.18 Action on the Notes. The Trustee’s right to seek and recover judgment on the Notes or under this Indenture shall not be affected by the seeking or obtaining of or application for any other relief under or with respect to this Indenture. Neither the lien of this Indenture nor any rights or remedies of the Trustee or the Noteholders shall be impaired by the recovery of any judgment by the Trustee against the Issuer or by the levy of any execution under such judgment upon any portion of the Assets or upon any of the assets of the Issuer.

ARTICLE VI

THE TRUSTEE

Section 6.1 Certain Duties and Responsibilities.

(a) Except during the continuance of an Event of Default:

(i) The duties and obligations of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee shall not be liable except for the performance of such duties and only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; provided that, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they substantially conform on their face to the requirements of this Indenture and shall promptly, but in any event within three Business Days in the case of an

Officer’s certificate furnished by the Collateral Manager, notify the party delivering the same if such certificate or opinion does not conform. If a corrected form shall not have been delivered to the Trustee within fifteen days after such notice from the Trustee, the Trustee shall so notify the Noteholders.

(b) In case an Event of Default known to the Trustee has occurred and is continuing, the Trustee shall, prior to the receipt of directions, if any, from a Majority of the Class A Notes, or from the Holders of not less than 25% of the Aggregate Outstanding Amount of the Class A Notes pursuant to Section 5.4(b), exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(c) No provision of this Indenture shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this subsection shall not be construed to limit the effect of subsection (a) of this Section 6.1;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it shall be proven that the Trustee was negligent in ascertaining the pertinent facts;

(iii) the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with an Opinion of Counsel, the direction of the Issuer or the Collateral Manager in accordance with this Indenture and/or a Majority (or such other higher or lower percentage as may be required by the terms hereof) of the Class A Notes, relating to the time, method and place of conducting any Proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture;

(iv) no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers contemplated hereunder, if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not reasonably assured to it unless such risk or liability relates to the performance of its ordinary services, including mailing of notices under Article V, under this Indenture; and

(v) in no event shall the Trustee be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) even if the Trustee has been advised of the likelihood of such damages and regardless of the form of such action.

(d) For all purposes under this Indenture, the Trustee shall not be deemed to have notice or knowledge of any Default or Event of Default described in Sections 5.1(d), (e), (f), (g) or (h) (or a Remedies Event relating to any of the foregoing) unless a Trust Officer assigned to and working in the Corporate Trust Office has actual knowledge thereof or unless written notice of any event which is in fact such an Event of Default, Default or Remedies Event is received by the Trustee at the Corporate Trust Office, and such notice references the Notes generally, the Issuer, the Assets or this Indenture. For purposes of determining the Trustee’s responsibility and liability hereunder, whenever reference is made in this Indenture to such an Event of Default, a Default or a Remedies Event, such reference shall be construed to refer only to such an Event of Default, Default or Remedies Event of which the Trustee is deemed to have notice as described in this Section 6.1.

(e) Upon written request, the Trustee and the Registrar at the expense of the Issuer shall promptly provide to the Issuer, the Collateral Manager or any agent thereof any information specified by such parties regarding the identity of Holders or beneficial owners of the Notes and payments on the Notes that is reasonably available to the Trustee or the Registrar in their capacity as such, as the case may be, as may be necessary or helpful for the Issuer to comply with FATCA, which shall be used and disclosed solely in furtherance of the Issuer’s FATCA compliance. All information provided shall be true and correct to the best of the Trustee’s and the Registrar’s knowledge, it being understood that the Trustee and the Registrar shall have no liability for any such disclosure or the accuracy thereof.

(f) Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 6.1.

Section 6.2 Notice of Default. (a) As soon as reasonably practicable (and in no event later than two Business Days) after the occurrence of any Default actually known to a Trust Officer of the Trustee or after any declaration of acceleration has been made or delivered to the Trustee pursuant to Section 5.2, the Trustee shall give written notice to the Issuer, the Collateral Manager, each Paying Agent and all Holders, as their names and addresses appear on the Register, of all Defaults hereunder actually known to the Trust Officer of the Trustee, unless such Default shall have been cured or waived.

(b) Upon the Trustee receiving written notice from the Collateral Manager that an event constituting “cause” as defined in the Collateral Management Agreement has occurred, the Trustee shall, not later than one Business Day thereafter, forward such notice to the Noteholders, as their names and addresses appear in the Register.

Section 6.3 Certain Rights of Trustee. Except as otherwise provided in Section 6.1:

(a) the Trustee may request and conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) any direction of the Issuer mentioned herein shall be sufficiently evidenced by an Issuer Order;

(c) whenever in the administration of this Indenture the Trustee shall (i) deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officer’s certificate or Issuer Order or (ii) be required to determine the value of any Assets or funds hereunder or the cash flows projected to be received therefrom, the Trustee may, in the absence of bad faith on its part, rely on reports of nationally recognized accountants (which may or may not be the Independent accountants appointed by the Issuer pursuant to Section 10.8), investment bankers or other Persons qualified to provide the information required to make such determination, including nationally recognized dealers in securities of the type being valued, securities quotation services, loan pricing services and loan valuation agents;

(d) as a condition to the taking or omitting of any action by it hereunder, the Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in good faith and in reliance thereon;

(e) the Trustee shall be under no obligation to exercise or to honor any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have provided to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses (including reasonable attorneys’ fees and expenses) and liabilities which might reasonably be incurred by it in compliance with such request or direction;

(f) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note or other paper or document, but the Trustee, in its discretion, may, and upon the written direction of a Majority of the Class A Notes shall, make such further inquiry or investigation into such facts or matters as it may see fit or as it shall be directed (which shall be an expense reimbursable as an Administrative Expense), and the Trustee shall be entitled, on reasonable prior notice to the Issuer and the Collateral Manager, to examine the books and records relating to the Notes and the Assets, personally or by agent or attorney, during the Issuer’s or the Collateral Manager’s normal business hours; provided that (1) the Trustee shall, and shall cause its agents to, hold in confidence all such information, except (i) to the extent disclosure may be required by law or by any regulatory or governmental authority and (ii) to the extent that the Trustee, in its sole judgment, may determine that such disclosure is consistent with its obligations hereunder; and (2) the Trustee may disclose on a confidential basis any such information to its agents, attorneys and auditors in connection with the performance of its responsibilities hereunder;

(g) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys; provided that the Trustee shall not be responsible for any misconduct or negligence on the part of any non-Affiliated agent or non-Affiliated attorney appointed with due care by it hereunder;

(h) the Trustee shall not be liable for any action it takes or omits to take in good faith that it reasonably believes to be authorized or within its rights or powers hereunder;

(i) nothing herein shall be construed to impose an obligation on the part of the Trustee to recalculate, evaluate, verify or independently determine the accuracy of any report, certificate or information received from the Issuer or the Collateral Manager;

(j) to the extent any defined term hereunder, or any calculation required to be made or determined by the Trustee hereunder, is dependent upon or defined by reference to generally accepted accounting principles (as in effect in the United States) (“GAAP”), the Trustee shall be entitled to request and receive (and conclusively rely upon) instruction from the Issuer or a firm of nationally recognized accountants which may or may not be the Independent accountants appointed by the Issuer pursuant to Section 10.8 (and in the absence of its receipt of timely instruction therefrom, shall be entitled to obtain from an Independent accountant at the expense of the Issuer) as to the application of GAAP in such connection, in any instance;

(k) to the extent permitted by applicable law, the Trustee shall not be required to give any bond or surety in respect of the execution of this Indenture or otherwise;

(l) the Trustee shall not be deemed to have notice or knowledge of any matter unless a Trust Officer assigned to administer the Indenture has actual knowledge thereof or unless written notice thereof is received by the Trustee at the Corporate Trust Office and such notice references the Notes generally, the Issuer or this Indenture;

(m) the permissive rights of the Trustee to take or refrain from taking any actions enumerated in this Indenture shall not be construed as a duty;

(n) the Trustee shall not be responsible for delays or failures in performance resulting from acts beyond its control;

(o) in making or disposing of any investment permitted by this Indenture, the Trustee is authorized to deal with itself (in its individual capacity) or with any one or more of its Affiliates, whether it or such Affiliate is acting as a subagent of the Trustee or for any third person or dealing as principal for its own account. If otherwise qualified, obligations of the Bank or any of its Affiliates shall qualify as Eligible Investments hereunder;

(p) the Trustee or its Affiliates are permitted to receive additional compensation that could be deemed to be in the Trustee’s economic self-interest for (i) serving as investment adviser, administrator, shareholder, servicing agent, custodian or sub-custodian with respect to certain of the Eligible Investments, (ii) using Affiliates to effect transactions in certain Eligible Investments and (iii) effecting transactions in certain Eligible Investments. Such compensation is not payable or reimbursable under Section 6.7;

(q) to help fight the funding of terrorism and money laundering activities, the Trustee shall obtain, verify, and record information that identifies individuals or entities that establish a relationship or open an account with the Trustee. The Trustee shall ask for the name, address, tax identification number (if any) and other information that will allow the Trustee to identify the individual or entity who is establishing the relationship or opening the account. The Trustee may also ask for formation documents such as articles of incorporation, an offering memorandum, or other identifying documents to be provided;

(r) the Trustee shall not be liable for the actions or omissions of the Collateral Manager, the Issuer, any Paying Agent (other than the Trustee), any Authenticating Agent (other than the Trustee) and without limiting the foregoing, the Trustee shall not be under any obligation to monitor, evaluate or verify compliance by the Collateral Manager with the terms hereof or the Collateral Management Agreement, or to verify or independently determine the accuracy of information received by it from the Collateral Manager (or from any selling institution, agent bank, trustee or similar source) with respect to the Collateral;

(s) the Trustee shall not have any obligation to determine if the conditions specified in the definition of “Deliver” have been complied with; and

(t) the Trustee shall not have any responsibility to the Issuer or the Secured Parties hereunder to make any inquiry or investigation as to, and shall have no obligation in respect of, the terms of any engagement of Independent accountants by the Issuer (or the Collateral Manager on behalf of the Issuer); provided that the Trustee shall be authorized, upon receipt of an Issuer Order directing the same, to execute any acknowledgment or other agreement with the Independent accountants required for the Trustee to receive any of the reports or instructions provided for herein, which acknowledgment or agreement may include, among other things, (i) acknowledgements with respect to the sufficiency of the agreed upon procedures to be performed by the Independent accountants by the Issuer, (ii) releases of claims (on behalf of itself and the Noteholders) and other acknowledgments of limitations of liability in favor of the Independent accountants, or (iii) restrictions or prohibitions on the disclosure of information or documents provided to it by such firm of Independent accountants (including to the Holders). It is understood and agreed that the Trustee will deliver such acknowledgement or other agreement in conclusive reliance on the foregoing direction of the Issuer, and the Trustee shall make no inquiry or investigation as to, and shall have no obligation in respect of, the sufficiency, validity or correctness of such procedures. Notwithstanding the foregoing, in no event shall the Trustee be required to execute any agreement in respect of the Independent accountants that the Trustee determines adversely affects it in its individual capacity.

Section 6.4 Not Responsible for Recitals or Issuance of Notes. The recitals contained herein and in the Notes, other than the Certificate of Authentication thereon, shall be taken as the statements of the Issuer; and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Indenture (except as may be made with respect to the validity of the Trustee’s obligations hereunder), the Assets or the Notes. The Trustee shall not be accountable for the use or application by the Issuer of the Notes or the proceeds thereof or any Money paid to the Issuer pursuant to the provisions hereof.

Section 6.5 May Hold Notes. The Trustee, any Paying Agent, Registrar or any other agent of the Issuer, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any of its Affiliates with the same rights it would have if it were not Trustee, Paying Agent, Registrar or such other agent.

Section 6.6 Money Held in Trust

Money held by the Trustee hereunder shall be held in trust to the extent required herein. The Trustee shall be under no liability for interest on any Money received by it hereunder, except in its capacity as the Bank to the extent of income or other gain on investments which are deposits in or certificates of deposit of the Bank in its commercial capacity and income or other gain actually received by the Trustee on Eligible Investments.

Section 6.7 Compensation and Reimbursement.

(a) The Issuer agrees:

(i) to pay the Trustee on each Payment Date reasonable compensation as set forth in a separate fee schedule dated on or near the Closing Date between the Trustee and the Collateral Manager for all services rendered by it hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

(ii) except as otherwise expressly provided herein, to reimburse the Trustee in a timely manner upon its request for all reasonable expenses (including legal fees and expenses), disbursements and advances incurred or made by the Trustee in accordance with any provision of this Indenture (including, without limitation, costs incurred by the Trustee in connection with the Issuer’s obligation to achieve compliance with FATCA, securities transaction charges and the reasonable compensation and expenses and disbursements of its agents and legal counsel and of any accounting firm or investment banking firm employed by the Trustee pursuant to Sections 5.4, 5.5, 10.8 or any other term of this Indenture, except any such expense, disbursement or advance as may be attributable to its negligence, willful misconduct or bad faith) but with respect to securities transaction charges, only to the extent any such charges have not been waived during a Due Period due to the Trustee’s receipt of a payment from a financial institution with respect to certain Eligible Investments, as specified by the Collateral Manager in writing;

(iii) to indemnify the Trustee (both in its individual capacity and as Trustee), the Custodian and their officers, directors, employees and agents for, and to hold them harmless against, any loss, liability or expense incurred without negligence, willful misconduct or bad faith on their part, and arising out of or in connection with the acceptance or administration of this Indenture, the Assets or the transactions contemplated thereby, including the costs and expenses of defending themselves (including reasonable attorney’s fees and costs) against any claim or liability in connection with the exercise or performance of any of their powers or duties hereunder and under any other transaction document related hereto; and

(iv) to pay the Trustee and the Custodian reasonable additional compensation together with their expenses (including reasonable counsel fees and expenses) for any collection action taken pursuant to Section 6.13 or the exercise or enforcement of remedies pursuant to Article V.

(b) The Trustee shall receive amounts pursuant to this Section 6.7 in accordance with the Priority of Payments but only to the extent that funds are available for the payment thereof. Subject to Section 6.9, the Trustee shall continue to serve as Trustee under this Indenture notwithstanding the fact that the Trustee shall not have received amounts due it hereunder; provided that nothing herein shall impair or affect the Trustee’s rights under Section 6.9. No direction by the Noteholders shall affect the right of the Trustee to collect amounts owed to it under this Indenture. If on any date when an amount shall be payable to the Trustee pursuant to this Indenture insufficient funds are available for the payment thereof, any portion of such amount not so paid shall be deferred and payable on such later date on which an amount shall be payable and sufficient funds are available therefor. The Issuer’s obligations under this Section 6.7 shall survive the termination of this Indenture and the resignation or removal of the Trustee pursuant to Section 6.9.

(c) The Trustee hereby agrees not to cause the filing of a petition in bankruptcy against the Issuer or the General Partner for the non-payment to the Trustee of any amounts provided by this Section 6.7 until at least one year and one day, or if longer the applicable preference period then in effect, after the payment in full of all Notes issued under this Indenture.

(d) To the extent that the entity acting as Trustee is acting as Registrar, Calculation Agent, Paying Agent, Authenticating Agent, Securities Intermediary or Custodian, the rights, privileges, immunities and indemnities set forth in this Article VI shall also apply to it acting in each such capacity.

Section 6.8 Corporate Trustee Required; Eligibility. There shall at all times be a Trustee hereunder which shall be an organization or entity organized and doing business under the laws of the United States of America or of any state thereof, classified as a “United States person” as defined in Code section 7701(a)(30), authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least U.S.$200,000,000, subject to supervision or examination by federal or state authority, having (x) a long-term debt rating of at least “A3” or a short-term debt rating of at least “P-1” by Moody’s, (y) (1) a long-term debt rating of at least “A” by S&P or (2) a long-term debt rating of at least “A-” and a short-term debt rating of at least “A-1” by S&P and (z) an office within the United States. If such organization or entity publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 6.8, the combined capital and surplus of such organization or entity shall be deemed to be its combined capital and surplus as set forth in its most recent published report of condition. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 6.8, it shall resign immediately in the manner and with the effect hereinafter specified in this Article VI.

Section 6.9 Resignation and Removal; Appointment of Successor.

(a) No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article VI shall become effective until the acceptance of appointment by the successor Trustee under Section 6.10.

(b) The Trustee may resign at any time by giving written notice thereof to the Issuer, the Collateral Manager, the Holders of the Notes not less than 60 days prior to such resignation. Upon receiving such notice of resignation, the Issuer shall promptly appoint a successor trustee or trustees (x) classified as a “United States Person” as defined in section 7701(a)(30) of the Code and a “financial institution” as defined in section 1.1441-1 of the Treasury Regulations, and (y) satisfying the requirements of Section 6.8 by written instrument, in duplicate, executed by an Authorized Officer of the Issuer, one copy of which shall be delivered to the Trustee so resigning and one copy to the successor Trustee or Trustees, together with a copy to each Holder and the Collateral Manager; provided that the Issuer shall not appoint such successor trustee or trustees without the consent of a Majority of the Class A Notes unless (i) the Issuer gives ten days’ prior written notice to the Holders of such appointment and (ii) a Majority of the Class A Notes do not provide written notice to the Issuer objecting to such appointment (the failure of any such Majority to provide such notice to the Issuer within ten days of receipt of notice of such appointment from the Issuer being conclusively deemed to constitute hereunder consent to such appointment and approval of such successor trustee or trustees). If no successor Trustee shall have been appointed and an instrument of acceptance by a successor Trustee shall not have been delivered to the Trustee within 30 days after the giving of such notice of resignation, the resigning Trustee or any Holder, on behalf of itself and all others similarly situated, may petition any court of competent jurisdiction for the appointment of a successor Trustee satisfying the requirements of Section 6.8.

(c) The Trustee may be removed at any time by Act of a Majority of Class A Notes delivered to the Trustee and to the Issuer.

(d) If at any time:

(i) the Trustee shall cease to be eligible under Section 6.8 and shall fail to resign after written request therefor by the Issuer or a Majority of the Class A Notes; or

(ii) the Trustee shall become incapable of acting or shall be adjudged as bankrupt or insolvent or a receiver or liquidator of the Trustee or of its property shall be appointed or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation;

then, in any such case (subject to Section 6.9(a)), (A) the Issuer, by Issuer Order, may remove the Trustee, or (B) subject to Section 5.15, any Holder may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(e) If the Trustee shall be removed or become incapable of acting, or if a vacancy shall occur in the office of the Trustee for any reason (other than resignation), the Issuer, by Issuer Order, shall promptly appoint a successor Trustee meeting the requirements of Section 6.8. If the Issuer shall fail to appoint a successor Trustee within 30 days after such removal or incapability or the occurrence of such vacancy, a successor Trustee meeting the requirements of Section 6.8 may be appointed by a Majority of the Class A Notes by written instrument delivered to the Issuer and the retiring Trustee. The successor Trustee so appointed shall, forthwith upon its acceptance of such appointment, become the successor Trustee and supersede any successor Trustee proposed by the Issuer. If no successor Trustee shall have been so appointed by the Issuer or a Majority of the Class A Notes and shall have accepted appointment in the manner hereinafter provided, subject to Section 5.15, the retiring Trustee may, or any Holder may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee.

(f) The Issuer shall give prompt notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee by mailing written notice of such event by first class mail, postage prepaid, to the Collateral Manager, to the Holders of the Notes as their names and addresses appear in the Register. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office. If the Issuer fails to mail such notice within ten days after acceptance of appointment by the successor Trustee, the successor Trustee shall cause such notice to be given at the expense of the Issuer.

(g) Any resignation or removal of the Trustee under this Section 6.9 shall be an effective resignation or removal of the Bank in all capacities under this Indenture.

Section 6.10 Acceptance of Appointment by Successor. Every successor Trustee appointed hereunder shall meet the requirements of Section 6.8 and shall execute, acknowledge and deliver to the Issuer and the retiring Trustee an instrument accepting such appointment. Upon delivery of the required instruments, the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts, duties and obligations of the retiring Trustee; but, on request of the Issuer or a Majority of the Class A Notes or the successor Trustee, such retiring Trustee shall, upon payment of its charges then unpaid, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee, and shall duly assign, transfer and deliver to such successor Trustee all property and Money held by such retiring Trustee hereunder. Upon request of any such successor Trustee, the Issuer shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts.

Section 6.11 Merger, Conversion, Consolidation or Succession to Business of Trustee. Any organization or entity into which the Trustee may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided such organization or entity shall be otherwise qualified and eligible under this Article VI, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any of the Notes has been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.

Section 6.12 Co-Trustees. At any time or times, for the purpose of meeting the legal requirements of any jurisdiction in which any part of the Assets may at the time be located, the Issuer and the Trustee shall have power to appoint one or more Persons doing business under the laws of the United States of America or of any state thereof, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least U.S.$200,000,000, subject to supervision or examination by federal or state authority, to act as co-trustee, jointly with the Trustee, of all or any part of the Assets, with the power to file such proofs of claim and take such other actions pursuant to Section 5.6 and to make such claims and enforce such rights of action on behalf of the Holders, as such Holders themselves may have the right to do, subject to the other provisions of this Section 6.12.

The Issuer shall join with the Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to appoint a co-trustee. If the Issuer do not join in such appointment within 15 days after the receipt by them of a request to do so, the Trustee shall have the power to make such appointment.

Should any written instrument from the Issuer be required by any co-trustee so appointed, more fully confirming to such co-trustee such property, title, right or power, any and all such instruments shall, on request, be executed, acknowledged and delivered by the Issuer. The Issuer agrees to pay (but only from and to the extent of the Assets), to the extent funds are available therefor under the Priority of Payments, any reasonable fees and expenses in connection with such appointment.

Every co-trustee shall, to the extent permitted by law, but to such extent only, be appointed subject to the following terms:

(a) the Notes shall be authenticated and delivered and all rights, powers, duties and obligations hereunder in respect of the custody of securities, Cash and other personal property held by, or required to be deposited or pledged with, the Trustee hereunder, shall be exercised solely by the Trustee;

(b) the rights, powers, duties and obligations hereby conferred or imposed upon the Trustee in respect of any property covered by the appointment of a co-trustee shall be conferred or imposed upon and exercised or performed by the Trustee or by the Trustee and such co-trustee jointly as shall be provided in the instrument appointing such co-trustee;

(c) the Trustee at any time, by an instrument in writing executed by it, with the concurrence of the Issuer evidenced by an Issuer Order, may accept the resignation of or remove any co-trustee appointed under this Section 6.12, and in case an Event of Default has occurred and is continuing, the Trustee shall have the power to accept the resignation of, or remove, any such co-trustee without the concurrence of the Issuer. A successor to any co-trustee so resigned or removed may be appointed in the manner provided in this Section 6.12;

(d) no co-trustee hereunder shall be personally liable by reason of any act or omission of the Trustee hereunder;

(e) the Trustee shall not be liable by reason of any act or omission of a co-trustee; and

(f) any Act of Holders delivered to the Trustee shall be deemed to have been delivered to each co-trustee.

Section 6.13 Certain Duties of Trustee Related to Delayed Payment of Proceeds.

In the event that in any month the Trustee shall not have received a payment with respect to any Pledged Obligation on its Due Date, (a) the Trustee shall promptly notify the Issuer and the Collateral Manager in writing and (b) unless within three Business Days (or the end of the applicable grace period for such payment, if longer) after such notice such payment shall have been received by the Trustee, or the Issuer, in its absolute discretion (but only to the extent permitted by Section 10.2(a)), shall have made provision for such payment satisfactory to the Trustee in accordance with Section 10.2(a), the Trustee shall request the issuer of such Pledged Obligation, the trustee under the related Underlying Instrument or paying agent designated by either of them, as the case may be, to make such payment as soon as practicable after such request but in no event later than three Business Days after the date of such request. In the event that such payment is not made within such time period, the Trustee, subject to the provisions of clause (iv) of Section 6.1(c), shall take such action as the Collateral Manager shall direct in writing. Any such action shall be without prejudice to any right to claim a Default or Event of Default under this Indenture. In the event that the Issuer or the Collateral Manager requests a release of a Pledged Obligation and/or delivers an additional Collateral Obligation in connection with any such action under the Collateral Management Agreement or this Indenture, such release and/or substitution shall be subject to Section 10.7 and Article XII of this Indenture, as the case may be. Notwithstanding any other provision hereof, the Trustee shall deliver to the Issuer or its designee any payment with respect to any Pledged Obligation or any additional Collateral Obligation received after the Due Date thereof to the extent the Issuer previously made provisions for such payment satisfactory to the Trustee in accordance with this Section 6.13 and such payment shall not be deemed part of the Assets.

Section 6.14 Authenticating Agents.

Upon the request of the Issuer, the Trustee shall, and if the Trustee so chooses the Trustee may, appoint one or more Authenticating Agents with power to act on its behalf and subject to its direction in the authentication of Notes in connection with issuance, transfers and exchanges under Sections 2.4, 2.5, 2.6, 2.7 and 8.5, as fully to all intents and purposes as though each such Authenticating Agent had been expressly authorized by such Sections to authenticate such Notes. For all purposes of this Indenture, the authentication of Notes by an Authenticating Agent pursuant to this Section 6.14 shall be deemed to be the authentication of Notes by the Trustee.

Any corporation into which any Authenticating Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, consolidation or conversion to which any Authenticating Agent shall be a party, or any corporation succeeding to the corporate trust business of any Authenticating Agent, shall be the successor of such Authenticating Agent hereunder, without the execution or filing of any further act on the part of the parties hereto or such Authenticating Agent or such successor corporation.

Any Authenticating Agent may at any time resign by giving written notice of resignation to the Trustee and the Issuer. The Trustee may at any time terminate the agency of any Authenticating Agent by giving written notice of termination to such Authenticating Agent and the Issuer. Upon receiving such notice of resignation or upon such a termination, the Trustee shall, upon the written request of the Issuer, promptly appoint a successor Authenticating Agent and shall give written notice of such appointment to the Issuer.

Unless the Authenticating Agent is also the same entity as the Trustee, the Issuer agrees to pay to each Authenticating Agent from time to time reasonable compensation for its services, and reimbursement for its reasonable expenses relating thereto as an Administrative Expense. The provisions of Sections 2.9, 6.4 and 6.5 shall be applicable to any Authenticating Agent.

Section 6.15 Withholding.

If any withholding tax is imposed on the Issuer’s payments under the Notes to any Holder, such tax shall reduce the amount otherwise payable to such Holder. The Trustee or any Paying Agent is hereby authorized and directed to retain from amounts otherwise payable to any Holder sufficient funds for the payment of any tax that is legally owed or required to be withheld by the Issuer (but such authorization shall not prevent the Trustee or such Paying Agent from contesting any such tax in appropriate proceedings and withholding payment of such tax, if permitted by law, pending the outcome of such proceedings) or may be withheld because of a failure by any Holder to comply with its Noteholder Reporting Obligations and to timely remit such amounts to the appropriate taxing authority. The amount of any withholding tax imposed with respect to any Holder shall be treated as cash distributed to such Holder at the time it is withheld by the Trustee or any Paying Agent and remitted to the appropriate taxing authority. If there is a possibility that withholding tax is payable with respect to a distribution and the Trustee or any Paying Agent has not received documentation from such Holder showing an exemption from withholding, the Trustee or such Paying Agent shall withhold such amounts in accordance with this Section 6.15. If any Holder wishes to apply for a refund of any such withholding tax, the Trustee or such Paying Agent shall reasonably cooperate with such Holder in making such claim so long as such Holder agrees to reimburse the Trustee or such Paying Agent for any out-of-pocket expenses incurred.

Section 6.16 Representative for Class A Noteholders Only; Agent for the Holders of the Partnership Interests.

With respect to the security interest created hereunder, the delivery of any Asset to the Trustee or the Custodian, as applicable, is to such Person as representative of the Class A Noteholders and agent for each other Secured Party and the holders of the Partnership Interests. In furtherance of the foregoing, the possession by the Trustee or the Custodian, as applicable, of any Asset and the endorsement to or registration in the name of the Trustee or Custodian, as applicable, of any Asset are undertaken by such Person in its capacity as representative of the Class A Noteholders and agent for each other Secured Party and the holders of the Partnership Interests.

Section 6.17 Representations and Warranties of the Bank.

The Bank hereby represents and warrants as follows:

(a) Organization. The Bank has been duly organized and is validly existing as a national banking association with trust powers under the laws of the United States of America and has the power to conduct its business and affairs as a trustee, paying agent, registrar, transfer agent, custodian, calculation agent, collateral administrator and securities intermediary.

(b) Authorization; Binding Obligations. The Bank has the corporate power and authority to perform the duties and obligations of trustee, registrar, transfer agent, custodian, calculation agent and securities intermediary under this Indenture. The Bank has taken all necessary corporate action to authorize the execution, delivery and performance of this Indenture, and all of the documents required to be executed by the Bank pursuant hereto. This Indenture has been duly authorized, executed and delivered by the Bank and constitutes the legal, valid and binding obligation of the Bank enforceable against the Bank in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, liquidation and similar laws affecting the rights of creditors, and subject to equitable principles including without limitation concepts of materiality, reasonableness, good faith and fair dealing (whether enforcement is sought in a legal or equitable Proceeding), and except that certain of such obligations may be enforceable solely against the Assets.

(c) Eligibility. The Bank is eligible under Section 6.8 to serve as Trustee hereunder.

(d) No Conflict. Neither the execution, delivery and performance of this Indenture, nor the consummation of the transactions contemplated by this Indenture, (i) is prohibited by, or requires the Bank to obtain any consent, authorization, approval or registration with any United States federal or State of New York or other state agency or other governmental body under any United States federal or State of New York or other state regulation or law having jurisdiction over the banking or trust powers of the Bank.

ARTICLE VII

COVENANTS

Section 7.1 Payment of Principal and Interest. The Issuer shall duly and punctually pay the principal of and interest on the Class A Notes, in accordance with the terms of such Notes and this Indenture pursuant to the Priority of Payments. The Issuer shall, to the extent legally permitted and to the extent funds are available pursuant to the Priority of Payments, duly and punctually pay all required distributions on the Partnership Interests, as directed by the General Partner in accordance with the Partnership Agreement and this Indenture.

Amounts properly withheld under the Code or other applicable law or pursuant to an agreement with a governmental authority by any Person from a payment to any Holder shall be considered as having been paid by the Issuer to such Holder for all purposes of this Indenture.

Section 7.2 Maintenance of Office or Agency. The Issuer hereby appoints the Trustee as a Paying Agent for payments on the Notes and as Transfer Agent for transfers of the Notes. Notes may be surrendered for registration of transfer or exchange at the Corporate Trust Office of the Trustee or its agent designated for purposes of surrender, transfer or exchange. The Issuer hereby appoints U.S. Bank National Association, as agent upon whom process or demands may be served in any action arising out of or based on this Indenture or the transactions contemplated hereby.

The Issuer may at any time and from time to time vary or terminate the appointment of any such agent or appoint any additional agents for any or all of such purposes; provided that (1) the Issuer shall maintain in the Borough of Manhattan, The City of New York, an office or agency where notices and demands to or upon the Issuer in respect of such Notes and this Indenture may be served and, subject to any laws or regulations applicable thereto, an office or agency outside of the United States where Notes may be presented and surrendered for payment; and (2) that no paying agent shall be appointed in a jurisdiction which subjects payments on the Notes to withholding tax as a result of such appointment. The Issuer shall at all times maintain a duplicate copy of the Register at the Corporate Trust Office. The Issuer shall give written notice as soon as reasonably practicable to the Trustee and the Holders of the appointment or termination of any such agent and of the location and any change in the location of any such office or agency.

If at any time the Issuer shall fail to maintain any such required office or agency in the Borough of Manhattan, The City of New York, or outside the United States, or shall fail to furnish the Trustee with the address thereof, presentations and surrenders may be made (subject to the limitations described in the preceding paragraph) at and notices and demands may be served on the Issuer, and Notes may be presented and surrendered for payment to the appropriate Paying Agent at its main office, and the Issuer hereby appoints the same as its agent to receive such respective presentations, surrenders, notices and demands.

Section 7.3 Money for Note Payments to Be Held in Trust.

All payments of amounts due and payable with respect to any Notes that are to be made from amounts withdrawn from the Payment Account shall be made on behalf of the Issuer by the Trustee or a Paying Agent with respect to payments on the Notes.

When the Issuer shall have a Paying Agent that is not also the Registrar, it shall furnish, or cause the Registrar to furnish, no later than the fifth calendar day after each Record Date a list, if necessary, in such form as such Paying Agent may reasonably request, of the names and addresses of the Holders and of the certificate numbers of individual Notes held by each such Holder.

Whenever the Issuer shall have a Paying Agent other than the Trustee, it shall, on or before the Business Day next preceding each Payment Date or Redemption Date, as the case may be, direct the Trustee to deposit on such Payment Date with such Paying Agent, if necessary, an aggregate sum sufficient to pay the amounts then becoming due (to the extent funds are then available for such purpose in the Payment Account), such sum to be held in trust for the benefit of the Persons entitled thereto and (unless such Paying Agent is the Trustee) the Issuer shall promptly notify the Trustee of its action or failure so to act. Any Monies deposited with a Paying Agent (other than the Trustee) in excess of an amount sufficient to pay the amounts then becoming due on the Notes with respect to which such deposit was made shall be paid over by such Paying Agent to the Trustee for application in accordance with Article X.

The initial Paying Agent shall be as set forth in Section 7.2. Any additional or successor Paying Agents shall be appointed by Issuer Order with written notice thereof to the Trustee. The Issuer shall not appoint any Paying Agent that is not, at the time of such appointment, a depository institution or trust company subject to supervision and examination by federal and/or state and/or national banking authorities. The Issuer shall cause each Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee and if the Trustee acts as Paying Agent, it hereby so agrees, subject to the provisions of this Section 7.3, that such Paying Agent shall:

(a) allocate all sums received for payment to the Holders of Notes for which it acts as Paying Agent on each Payment Date and any Redemption Date among such Holders in the proportion specified in the applicable Distribution Report or report pertaining to such Redemption Date to the extent permitted by applicable law;

(b) hold all sums held by it for the payment of amounts due with respect to the Notes in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided and pay such sums to such Persons as herein provided;

(c) if such Paying Agent is not the Trustee, immediately resign as a Paying Agent and forthwith pay to the Trustee all sums held by it in trust for the payment of Notes if at any time it ceases to meet the standards set forth above required to be met by a Paying Agent at the time of its appointment;

(d) if such Paying Agent is not the Trustee, immediately give the Trustee notice of any default by the Issuer (or any other obligor upon the Notes) in the making of any payment required to be made; and

(e) if such Paying Agent is not the Trustee, during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent.

The Issuer may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, pay, or by Issuer Order direct any Paying Agent to pay, to the Trustee all sums held in trust by the Issuer or such Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by the Issuer or such Paying Agent; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent shall be released from all further liability with respect to such Money.

Except as otherwise required by applicable law, any Money deposited with the Trustee or any Paying Agent in trust for any payment on any Note and remaining unclaimed for two years after such amount has become due and payable shall be paid to the Issuer on Issuer Order; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuer for payment of such amounts (but only to the extent of the amounts so paid to the Issuer) and all liability of the Trustee or such Paying Agent with respect to such trust Money shall thereupon cease. The Trustee or such Paying Agent, before being required to make any such release of payment, may, but shall not be required to, adopt and employ, at the expense of the Issuer any reasonable means of notification of such release of payment, including, but not limited to, mailing notice of such release to Holders whose Notes have been called but have not been surrendered for redemption or whose right to or interest in Monies due and payable but not claimed is determinable from the records of any Paying Agent, at the last address of record of each such Holder.

Section 7.4 Existence of Issuer; Issuer Subsidiaries; General Partner.

(a) The Issuer shall, to the maximum extent permitted by applicable law, maintain in full force and effect its existence and rights as an exempted limited partnership registered in the Cayman Islands and shall obtain and preserve its qualification to do business as a foreign limited partnership in each jurisdiction in which such qualifications are or shall be necessary to protect the validity and enforceability of this Indenture, the Notes or any of the Assets.

(b) The Issuer shall not have any subsidiaries (other than Issuer Subsidiaries).

(c) The Issuer may from time to time establish (and subject to clause (i) below transfer assets to) one or more direct or indirect wholly owned subsidiaries (each, a “Blocker Subsidiary”) that:

(i) is formed solely for the purpose of holding (directly or through a subsidiary) (i) Defaulted Assets (or assets the Collateral Manager believes may become Defaulted Assets), (ii) assets that in whole or in part may be treated as equity investments and/or “U.S. real property interests” for U.S. federal income tax purposes, (iii) assets that, alone or together with other assets directly or indirectly held by Clover REIT may cause Clover REIT to fail to be qualified as a REIT, (iv) assets that are held for sale and (v) proceeds thereof (including any equity workout securities issued in exchange for any Defaulted Assets or such other assets);

(ii) is classified as an association taxable as a corporation for U.S. federal income tax purposes; and

(iii) has constituent documents in form and substance reasonably satisfactory to the Collateral Manager and the Holders of a Majority of the Class A Notes (it being understood that the constituent documents for the Blocker Subsidiaries in effect on the Closing Date shall be amended and restated on or before January 30, 2015 in a manner reasonably satisfactory to the Collateral Manager and the Holders of a Majority of the Class A Notes).

The Issuer may elect to treat any Blocker Subsidiary as a “taxable REIT subsidiary” for U.S. federal income tax purposes.

(d) The Issuer may also establish from time to time, and transfer to and hold Collateral Obligations through, additional direct or indirect wholly owned subsidiaries that are either “qualified REIT subsidiaries” or other flow-through entities for U.S. federal income tax purposes (“Other Subsidiaries” and, together with Blocker Subsidiaries, “Issuer Subsidiaries”); provided that the Collateral

Manager has given not less than 30 days’ prior written notice to the Holders of the Class A Notes thereof (a “Subsidiary Establishment Notice”), attaching to such Subsidiary Establishment Notice the forms of the constituent documents for such Issuer Subsidiary and any proposed Issuer Subsidiary Funding and Security Agreements. On the Closing Date, the Issuer shall have established the Issuer Subsidiaries, and such Issuer Subsidiaries shall hold the Collateral Obligations, set forth on Schedule 8. The Issuer shall not establish any such Issuer Subsidiary classified as a corporation for U.S. federal income tax purposes (other than a Blocker Subsidiary, which the Issuer may establish at any time in accordance with this Indenture and transfer the relevant Assets to such Blocker Subsidiary, and the Issuer will provide the applicable Subsidiary Establishment Notice promptly thereafter) unless the Issuer has a reasonable, good faith belief that the establishment of such Issuer Subsidiary is necessary or desirable and, in each case, in the best interests of the Issuer, Clover REIT, any Person that Clover REIT may merge with or into, or an up-REIT public company (or any subsidiaries of the foregoing).

(e) The Issuer shall ensure that each Issuer Subsidiary (i) is at all times a direct or indirect wholly owned subsidiary of the Issuer, (ii) obtains debt and equity capital solely from the Issuer (or, in the case of a subsidiary of another Issuer Subsidiary, debt and equity capital from such Issuer Subsidiary), (iii) such debt and equity capital is provided pursuant to documentation (including loan documentation, security documentation and guarantee agreements) in form and substance reasonably satisfactory to Holders of a Majority of the Class A Notes (such documents, “Issuer Subsidiary Funding and Security Agreements”); (iv) will not sell, transfer, exchange or otherwise dispose of; or pledge, mortgage, hypothecate or otherwise encumber (or permit such to occur or suffer such to exist), any part of its assets, except in compliance with the Issuer’s rights and obligations under this Indenture and with such subsidiary’s constituent documents and such Issuer Subsidiary Funding and Security Agreements, (v) will not have any subsidiaries other than another Issuer Subsidiary, (vi) will comply with the restrictions set forth in Section 7.8(a)(i) (it being understood that any Issuer Subsidiary may dispose of any Collateral Obligation held by it as if the provisions of Section 12.1 applied to it, mutatis mutandis), (ix), (x), (xi) of this Indenture, (vii) will not incur or guarantee any indebtedness (other than under such Issuer Subsidiary Funding and Security Agreements and any guarantees of the Class A Notes) and will not otherwise hold itself out as being liable for the debts of any other Person, (viii) will include in its constituent documents (A) a limitation on its business such that it may only engage in the acquisition of assets permitted under this Indenture and the disposition of such assets and the proceeds thereof to the Issuer (and activities ancillary thereto) and (B) provisions ensuring the separate existence of such Issuer Subsidiary from any other Person, (ix) from and after January 30, 2015, will have at least one director that is an Independent director from the Collateral Manager that is required to consider the interests of the Holders with respect to such Issuer Subsidiary and (x) will distribute 100% of the proceeds of the cash acquired by it (net of applicable taxes, and expenses payable by it, and of reasonable reserves for taxes and expenses which the Issuer Subsidiary may pay) to the Issuer; provided that such Issuer Subsidiary shall not be required to distribute cash to the Issuer to the extent that such Issuer Subsidiary (or the Collateral Manager) reasonably believes that such distribution would be a distribution described in Section 301(c)(3) of the Code or would otherwise result in the recognition of gain that would be described in section 897 of the Code if such gain were to be recognized by a nonresident alien individual or foreign corporation for U.S. federal income tax purposes). The provisions of Section 7.4(i) shall apply mutatis mutandis to each Issuer Subsidiary and any subsidiary of an Issuer Subsidiary.

Each Issuer Subsidiary shall establish at the Custodian one or more segregated securities accounts which shall be held in the name of the Trustee as Entitlement Holder in trust for the benefit of the Secured Parties (each, a “Subsidiary Account”). All Collateral Interest Collections and all Collateral Principal Collections received by the Trustee with respect to the Collateral Obligations held by such Issuer Subsidiary shall be deposited into a Subsidiary Account with respect to such Issuer Subsidiary. Such Issuer Subsidiary may, by a written order dated and signed in the name of such Issuer Subsidiary (or by the Collateral Manager or (in case of any order to withdraw funds to fund Additional Fundings on

Delayed Draw Obligations) the Servicer, in each case by an Authorized Officer thereof and on behalf of such Issuer Subsidiary) direct the Trustee to invest available funds in any Subsidiary Account established in respect to such Issuer Subsidiary in Eligible Investments or to apply such available funds to (1) pay the taxes and expenses of such Issuer Subsidiary, (2) pay to the Issuer interest and/or principal under the Issuer Subsidiary Funding and Security Agreements or distributions on the equity of such Issuer Subsidiary, in each case for deposit into the Collection Account, (3) fund Additional Fundings on Delayed Draw Obligations, (4) be applied to invest in existing Collateral Obligations that are Defaulted Assets or in any portion of the collateral for a Defaulted Asset that is acquired through foreclosure, power of sale, acceptance of a deed-in-lieu of foreclosure or otherwise, (5) finance the purchase of additional Collateral Obligations pursuant to buysell arrangements in the Master Co-Lender Agreement, or (6) in accordance with the provisions of Section 16.1 hereunder (which shall apply to any Issuer Subsidiary in the same manner they apply to the Issuer) be remitted to any Cap Counterparty in connection with the Issuer’s entry into any Cap Agreement in accordance with the terms of this Indenture. The Trustee shall comply with (and shall have no liability for complying with) any such order, and for purposes of Article VI, such order shall have the same effect as if it came from the Issuer.

(f) For all purposes under this Indenture, except as otherwise expressly specified herein, any Collateral Obligation transferred to or otherwise held by an Issuer Subsidiary shall be treated as if it were an asset owned directly by the Issuer. For such purposes, any distribution of Cash by an Issuer Subsidiary to the Issuer shall be characterized as Collateral Interest Collections or Collateral Principal Collections to the same extent that such Cash would have been characterized if received directly by the Issuer, and each Issuer Subsidiary shall cause all proceeds of and collections on each Collateral Obligation owned by such Issuer Subsidiary to be deposited into the applicable Collection Account. Notwithstanding the complete and absolute transfer of a Collateral Obligation to (or ownership of Collateral Obligation by) an Issuer Subsidiary, for purposes of measuring compliance with the Overcollateralization Tests (1) the Issuer shall be treated as if it owned such Collateral Obligation and (2) the equity interests of the Issuer in such Issuer Subsidiary (and rights that the Issuer has in any related Issuer Subsidiary Funding and Security Agreements) shall be ignored, provided in each case that there are no legal or contractual restrictions binding on such Issuer Subsidiary that would restrict or reduce the payments or other distributions from such Issuer Subsidiary to the Issuer in respect of such equity interests and such related Issuer Subsidiary Funding and Security Agreements.

(g) If the Trustee or any other authorized party takes any action under this Indenture to sell, liquidate or dispose of all or substantially all of the Assets, the Issuer shall cause each Issuer Subsidiary to sell each Collateral Obligation and all other assets held by such Issuer Subsidiary and distribute the proceeds of such sale, net of any amounts necessary to satisfy any related expenses and tax liabilities, to the Issuer in exchange for the equity interest in such Issuer Subsidiary held by the Issuer.

(h) The General Partner shall, to the maximum extent permitted by applicable law, maintain in full force and effect its existence and rights as an exempted company organized under the laws of the Cayman Islands and shall obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualifications are or shall be necessary to protect the validity and enforceability of this Indenture, the Notes or any of the Assets.

(i) Separate Existence. Except for financial reporting purposes (to the extent consolidated reports including the Issuer or the General Partner are required by GAAP) and for federal income tax purposes if required by the Code and regulations thereunder, and, to the extent consistent with applicable state tax law, state income and franchise tax purposes, each of the Issuer and the General Partner shall take all steps necessary to continue its identity as a separate legal entity and to make it apparent to third Persons that it is an entity with assets and liabilities distinct from those of its partners, Affiliates of its partners or any other Person, and it is not a division of any of its partners, Affiliates or any other Person. In that regard and notwithstanding any other provision of this Agreement, so long as any Notes are outstanding or any Commitments are in effect, except as otherwise permitted under the Transaction Documents, neither the Issuer nor the General Partner shall:

(i) engage in any business activity other than the activities permitted pursuant to the Transaction Documents;

(ii) acquire or own any material assets other than the Assets and assets permitted to be owned by it pursuant to the Transaction Documents, and incidental property as may be necessary for it the operation of its business, and, in the case of the General Partner, the general partnership interests of the Issuer;

(iii) sell, pledge, transfer, assign or otherwise convey the Assets;

(iv) fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation or change its legal structure, or (except as permitted under the Transaction Documents) merge into or consolidate with any Person or to the fullest extent permitted by law, dissolve, terminate or liquidate in whole or in part or (except as permitted under the Transaction Documents) sell all or substantially all of its assets;

(v) except as permitted under the Transaction Documents, own any subsidiary or make any investment in any Person;

(vi) commingle its assets with the assets of any of its Affiliates, or of any other Person;

(vii) incur any debt, secured or unsecured, direct or contingent, including guaranteeing any obligation (other than, with respect to the Issuer, the Notes (which Notes shall include any Deemed Expense Notes)), except for trade payables in the ordinary course of its business which are paid when due;

(viii) fail to pay its debts and liabilities from its assets as the same shall become due;

(ix) fail to maintain its records, books of account and bank accounts separate and apart from those of any other Person;

(x) enter into any contract or agreement with any of its partners, members or Affiliates, except for (A) Issuer Subsidiary Funding and Security Agreements or (B) upon terms and conditions that are commercially reasonable (including limited recourse and non-petition provisions) and substantially similar to those that would be available on an arm’s-length basis with unrelated third parties;

(xi) to the fullest extent permitted by law, seek its dissolution or winding up in whole or in part;

(xii) fail to correct any known misunderstandings regarding its separate identity from its partners and/or any of its Affiliates or any other Person;

(xiii) assume, guarantee, become obligated for, or hold itself out to be responsible for the debt of another Person or have any of its obligations guaranteed by an Affiliate (in the case of the Issuer, other than the General Partner);

(xiv) make any loan or advances to any Person (other than, with respect to the Issuer or an Issuer Subsidiary, pursuant to any Delayed Draw Collateral Obligation or any Issuer Subsidiary Funding and Security Agreement), or hold evidence of indebtedness issued by any other Person (other than the Assets and the other assets or securities permitted to be owned or redeemed by it under the Transaction Documents);

(xv) make any loan or advances to any Affiliate (other than, with respect to the Issuer, any Issuer Subsidiary), or hold evidence of indebtedness issued by any Affiliate (other than, with respect to the Issuer, any Issuer Subsidiary) or acquire securities issued by any of its Affiliates (other than, with respect to the Issuer, any Issuer Subsidiary and, with respect to the General Partner, the Issuer), members, partners or shareholders;

(xvi) fail to file its own tax returns, if any, as may be required under applicable law, to the extent (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division for tax purposes of another taxpayer, and shall pay any taxes so required to be paid under applicable law;

(xvii) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person (and shall not hold itself out as a division or part of any other Person) or to conduct its business solely in its own name in order not (i) to mislead others as to the identity with which such other party is transacting business, or (ii) to suggest that it is responsible for the debts of any Person (including any of its Affiliates);

(xviii) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xix) except as may be required by the Code and regulations thereunder, hold itself out as or be considered as a department or division of any of its Affiliates or of any other Person;

(xx) fail to maintain separate books and records, showing its assets and liabilities separate and apart from those of any other Person (other than the General Partner with respect to the Issuer);

(xxi) fail to pay its own liabilities and expenses only out of its own funds;

(xxii) fail to pay the salaries of its own employees, if any, in light of its contemplated business operations;

(xxiii) fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(xxiv) fail to use separate stationery, invoices and checks bearing its own name;

(xxv) incur or permit to exist any Liens on any of its assets for the benefit of any other Person, other than as permitted or required under the Transaction Documents;

(xxvi) fail to observe the applicable corporate formalities of its jurisdiction of organization or fail to comply with this Agreement;

(xxvii) have any obligation to indemnify, and shall not indemnify, its partners;

(xxviii) act as an agent of any other Person in any capacity except pursuant to contractual documents indicating such capacity and only in respect of transactions permitted by the Transaction Documents and matters necessarily incidental thereto;

(xxix) fail to maintain its books, records, resolutions and agreements as official records;

(xxx) fail to, at all times, be organized as a single-purpose entity with organizational documents substantially similar to those in effect on the Closing Date;

(xxxi) following the delivery of any “substantive non-consolidation” opinion letter delivered in connection with the Transaction Documents, fail to conduct its business so that any assumptions made with respect to it in such opinion letter will not continue to be true and correct in all material respects;

(xxxii) fail to cause any partner, manager, officer, agent or other representative of it to act at all times with respect to it consistently and in furtherance of this Agreement and in its best interests; or

(xxxiii) form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) other than as permitted by the Transaction Documents.

Failure of either of the Issuer, the General Partner, or any partner on behalf of the Issuer or the General Partner, as applicable, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of either of the Issuer or the General Partner as a separate legal entity or the limited liability of its respective limited partners.

The Issuer shall deliver to the Trustee and the Initial Class A Noteholder, on or prior to January 30, 1015, a customary “non-consolidation” opinion with respect to the Issuer and the General Partner, on one hand, and Clover REIT on the other, in form and substance reasonably satisfactory to the Initial Class A Noteholder.

Section 7.5 Protection of Assets.

(a) The Issuer, or the Collateral Manager on behalf and at the expense of the Issuer, shall cause the taking of such action by the Issuer (or by the Collateral Manager if within the Collateral Manager’s control under the Collateral Management Agreement) as is reasonably necessary in order to maintain the perfection and priority of the security interest of the Trustee in the Assets, provided that the Collateral Manager shall be entitled to rely on any Opinion of Counsel delivered pursuant to Section 7.6 and any Opinion of Counsel with respect to the same subject matter delivered pursuant to Section 3.1(a) to determine what actions are reasonably necessary, and shall be fully protected in so relying on such an Opinion of Counsel, unless the Collateral Manager has actual knowledge that the procedures described in any such Opinion of Counsel are no longer adequate to maintain such perfection and priority. The Issuer shall from time to time prepare or cause to be prepared, execute, deliver and file all such supplements and amendments hereto and all such Financing Statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be necessary or advisable or desirable to secure the rights and remedies of the Trustee for the benefit of the Holders of the Class A Notes hereunder and to:

(i) Grant more effectively all or any portion of the Issuer’s right, title and interest in, to and under the Assets;

(ii) maintain, preserve and perfect any Grant made or to be made by this Indenture including, without limitation, the first priority nature of the lien or carry out more effectively the purposes hereof;

(iii) perfect, publish notice of or protect the validity of any Grant made or to be made by this Indenture (including, without limitation, any and all actions necessary or desirable as a result of changes in law or regulations);

(iv) to the extent that the Collateral Manager (acting in accordance with the standard of care set forth in Section 1 of the Collateral Management Agreement) reasonably determines that such actions are necessary, and subject to the Master Co-Lender Agreement, enforce any of the Pledged Obligations or other instruments or property included in the Assets;

(v) preserve and defend title to the Assets and the rights therein of the Secured Parties in the Assets against the claims of all Persons and parties;

(vi) deliver or cause to be delivered a United States Internal Revenue Service Form W-9 of Clover REIT or successor applicable form to each issuer, counterparty, paying agent, as necessary to permit the Issuer to receive payments without withholding; or

(vii) cause to be paid any and all taxes levied or assessed upon all or any part of the Assets.

The Issuer shall prepare and file or record any Financing Statement (other than the Financing Statement delivered on the Closing Date), continuation statement and all other instruments, and take all other actions, required pursuant to this Section 7.5. In connection therewith, the Trustee shall be entitled to receive, at the cost of the Issuer, and conclusively rely upon an Opinion of Counsel delivered in accordance with Section 7.6 as to the need to file, the dates by which such filings are required to be made and the jurisdiction in which such filings are to be made and the form and content of such filings. The Issuer further authorizes and shall cause the Issuer’s United States counsel to file a Financing Statement that names the Issuer as debtor and the Trustee, on behalf of the Secured Parties, as secured party and that describes “all assets in which the debtor now or hereafter has rights” as the Assets in which the Trustee has a Grant. The Issuer (or the Collateral Manager, on behalf of the Issuer) may, by Issuer Order executed by an Authorized Officer, direct the Trustee to cause the Custodian to deliver to the Collateral Manager any Asset described under clause (i) of the definition of “Deliver” to the extent that the Collateral Manager reasonably determines that possession of such Asset is necessary for the Issuer or the Collateral Manager to comply with its obligations under this Section 7.5(a), and, subject to Section 7.5(b), the Trustee shall deliver (or cause the Custodian to deliver) such Asset to the Collateral Manager promptly following receipt of such Issuer Order. The Issuer (or the Collateral Manager, on behalf of the Issuer) shall Deliver such Asset back to the Custodian promptly upon determining that possession of such Asset is no longer necessary for the Issuer or the Collateral Manager to comply with its obligations under this Section 7.5(a) and shall notify the Trustee of such Delivery.

(b) The Trustee shall not, except in accordance with Article V and Section 12.1, as applicable, permit the removal of any portion of the Assets or transfer any such Assets from the Account to which it is credited, or cause or permit any change in the Delivery made pursuant to Section 3.2 with respect to any Assets, if, after giving effect thereto, the jurisdiction governing the perfection of the Trustee’s security interest in such Assets is different from the jurisdiction governing the perfection at the time of delivery of the most recent Opinion of Counsel pursuant to Section 7.6 (or, if no Opinion of Counsel has yet been delivered pursuant to Section 7.6, the Opinion of Counsel delivered at the Closing Date pursuant to Section 3.1(a)) unless the Trustee shall have received an Opinion of Counsel to the effect that the lien and security interest created by this Indenture with respect to such property and the priority thereof shall continue to be maintained after giving effect to such action or actions.

(c) The Issuer shall register the security granted under this Indenture in the Register of Mortgages and Charges at the Issuer’s registered office in the Cayman Islands.

Section 7.6 Opinions as to Assets. Within the six-month period preceding the first anniversary of the Closing Date (and every year thereafter), the Issuer shall furnish to the Trustee an Opinion of Counsel either (i) stating that, in the opinion of such counsel, such action has been taken (including without limitation with respect to the filing of any Financing Statements and continuation statements) as is necessary to maintain the lien and security interest created by this Indenture and reciting the details of such action or (ii) describing the filing of any Financing Statements and continuation statements that shall, in the opinion of such counsel, be required to maintain the lien and security interest of this Indenture.

Section 7.7 Performance of Obligations.

(a) [Reserved.]

(b) The Issuer may, with the prior written consent of a Majority of the Class A Notes (except in the case of the Collateral Management Agreement or the Servicing Agreement, in which case no consent shall be required), contract with other Persons, including the Collateral Manager, the Trustee for the performance of actions and obligations to be performed by the Issuer hereunder and under the Transaction Documents by such Persons. Notwithstanding any such arrangement, the Issuer shall remain primarily liable with respect thereto. In the event of such contract, the performance of such actions and obligations by such Persons shall be deemed to be performance of such actions and obligations by the Issuer; and the Issuer shall punctually perform, and use its commercially reasonable efforts to cause the Collateral Manager, the Trustee and such other Person to perform, all of their obligations and agreements contained in the Collateral Management Agreement, this Indenture or any such other agreement.

(c) The Issuer shall at all times comply in all material respects with all of its obligations under all Transaction Documents to which it is a party.

Section 7.8 Negative Covenants.

(a) The Issuer and the General Partner shall not, from and after the Closing Date:

(i) sell, transfer, exchange or otherwise dispose of, or pledge, mortgage, hypothecate or otherwise encumber (or permit such to occur or suffer such to exist), any part of the Assets, or enter into an agreement or commitment to do so, except as expressly permitted by this Indenture and the Collateral Management Agreement;

(ii) claim any credit on, make any deduction from, or dispute the enforceability of payment of the principal or interest payable (or any other amount) in respect of the Notes (other than amounts withheld (x) in accordance with the Code or any applicable laws of the Cayman Islands or other applicable jurisdiction or (y) pursuant to an agreement with a governmental authority) or assert any claim against any present or future Holder of Notes, by reason of the payment of any taxes levied or assessed upon any part of the Assets, other than as described this Indenture (including, without limitation, pursuant to Section 2.4(f));

(iii) incur or assume or guarantee any indebtedness, other than the Notes (which Notes shall include, for the avoidance of doubt, any Deemed Expense Notes) and this Indenture and the transactions contemplated hereby, issue any additional class of securities or issue any additional shares to any Person other than to Contributors in exchange for Contributions;

(iv) (A) permit the validity or effectiveness of this Indenture or any Grant hereunder to be impaired, or permit the lien of this Indenture to be amended, hypothecated, subordinated (except with respect to liens described in clause (iii) of the definition of “Permitted Liens”), terminated or discharged, or permit any Person to be released from any covenants or obligations with respect to this Indenture or the Notes, except as may be permitted hereby or by the Collateral Management Agreement, (B) except as permitted by this Indenture, permit any lien, charge, adverse claim, security interest, mortgage or other encumbrance (other than the lien of this Indenture and other Permitted Liens) to be created on or extend to or otherwise arise upon or burden any part of the Assets, any interest therein or the proceeds thereof, or (C) except as permitted by this Indenture, take any action that would permit the lien of this Indenture not to constitute a valid first priority security interest in the Assets;

(v) amend the Collateral Management Agreement except pursuant to the terms thereof and Article XV of this Indenture;

(vi) dissolve or liquidate in whole or in part, except as permitted hereunder or required by applicable law;

(vii) pay any distributions in respect of the Partnership Interests other than in accordance with the Priority of Payments;

(viii) permit the formation of any subsidiaries (other than any Issuer Subsidiaries);

(ix) conduct business under any name other than its own;

(x) have any employees (other than directors to the extent they are employees);

(xi) engage in any business with respect to any part of the Assets, except as expressly permitted by this Indenture or the Collateral Management Agreement;

(xii) elect (on IRS Form 8832 or successor form) to be taxable for U.S. federal income tax purposes as a corporation without the unanimous consent of all Holders;

(xiii) make any payments in respect of Administrative Expenses or Extraordinary Expenses except as otherwise expressly provided herein;

(xiv) solicit, advertise or publish the Issuer’s ability to enter into derivatives (other than Cap Agreements);

(xv) register as or become subject to regulatory supervision or other legal requirements under the laws of any country or political subdivision thereof as a bank, insurance company or finance company;

(xvi) knowingly take any action that would reasonably be expected to cause it to be treated as a bank, insurance company or finance company for purposes of (i) any securities law or other filing or submission made to any governmental authority, (ii) any application made to a rating agency or (iii) qualification for any exemption from securities law or any other legal requirements; and

(xvii) hold itself out to the public as a bank, insurance company or finance company.

(b) Notwithstanding anything to the contrary contained herein, the Issuer shall not, and shall use its commercially reasonable efforts to ensure that the Collateral Manager acting on the Issuer’s behalf does not, acquire or own any asset, conduct any activity or take any action unless the acquisition or ownership of such asset, the conduct of such activity or the taking of such action, as the case may be, would not in the commercially reasonable judgment of the Issuer cause the Issuer to be subject to United States federal income tax on a net basis or income tax on a net income basis in any non-U.S. jurisdiction.

(c) The Issuer shall not be party to any agreements (including Cap Agreements) without including customary “non-petition” and “limited recourse” provisions therein (and shall not amend (except in a manner favorable to the Issuer) or eliminate such provisions in any agreement to which it is party), except for (i) any agreements related to the purchase and sale of, or grant of Participation Interests in, any Collateral Obligations or Eligible Investments which contain customary (as determined by the Collateral Manager in its sole discretion) purchase or sale terms or which are documented using customary (as determined by the Collateral Manager in its sole discretion) loan trading documentation and (ii) Underlying Instruments.

(d) The Issuer shall not enter into any agreement amending, modifying or terminating any Transaction Document (other than this Indenture or the Collateral Management Agreement) without the prior written consent of Holders of a Majority of the Class A Notes.

Section 7.9 Statement as to Compliance. On or before December 15 in each calendar year, commencing in 2015, or immediately if there has been a Default under this Indenture, the Issuer shall deliver to the Trustee and the Collateral Manager (to be forwarded, at the cost of the Issuer, by the Trustee to each Noteholder making a written request therefor) an Officer’s certificate of the Issuer that, having made reasonable inquiries of the Collateral Manager, and to the best of the knowledge, information and belief of the Issuer, there did not exist, as at a date not more than five days prior to the date of the certificate, nor had there existed at any time prior thereto since the date of the last certificate (if any), any Default hereunder or, if such Default did then exist or had existed, specifying the same and the nature and status thereof, including actions undertaken to remedy the same, and that the Issuer has complied with all of its obligations under this Indenture or, if such is not the case, specifying those obligations with which it has not complied.

Section 7.10 Issuer May Consolidate, etc., Only on Certain Terms. The Issuer (the “Merging Entity”) shall not consolidate or merge with or into any other Person or transfer or convey all or substantially all of its assets to any Person, unless permitted by Cayman Islands law and unless:

(a) the Merging Entity shall be the surviving corporation, or the Person (if other than the Merging Entity) formed by such consolidation or into which the Merging Entity is merged or to which all or substantially all of the assets of the Merging Entity are transferred (the “Successor Entity”) (i) if the Merging Entity is the Issuer, shall be exempted limited partnership registered in the Cayman Islands or such other jurisdiction approved by a Majority of the Class A Notes; and (ii) in any case shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee and each Holder, the due and punctual payment of the principal of and interest on all Class A Notes issued by the Merging Entity and the performance and observance of every covenant of this Indenture and each other Transaction Document on its part to be performed or observed, all as provided herein or therein;

(b) the Trustee shall have received notice of such consolidation or merger;

(c) if the Merging Entity is not the surviving corporation, the Successor Entity shall have agreed with the Trustee (i) to observe the same legal requirements for the recognition of such formed or surviving corporation as a legal entity separate and apart from any of its Affiliates as are applicable to the Merging Entity with respect to its Affiliates and (ii) not to consolidate or merge with or into any other Person or transfer or convey the Assets or all or substantially all of its assets to any other Person except in accordance with the provisions of this Section 7.10;

(d) if the Merging Entity is not the surviving corporation, the Successor Entity shall have delivered to the Trustee, an Officer’s certificate and an Opinion of Counsel each stating that such Person is duly organized, validly existing and in good standing in the jurisdiction in which such Person is organized; that such Person has sufficient power and authority to assume the obligations set forth in subsection (a) above and to execute and deliver a supplemental indenture hereto for the purpose of assuming such obligations; that such Person has duly authorized the execution, delivery and performance of an indenture supplemental hereto for the purpose of assuming such obligations and that such supplemental indenture is a valid, legal and binding obligation of such Person, enforceable in accordance with its terms, subject only to bankruptcy, reorganization, insolvency, moratorium and other laws affecting the enforcement of creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law); if the Merging Entity is the Issuer, that, immediately following the event which causes such Successor Entity to become the successor to the Issuer, (i) such Successor Entity has title, free and clear of any lien, security interest or charge, other than the lien and security interest of this Indenture, to the Assets securing all of the Notes, and (ii) the Trustee continues to have a valid perfected first priority security interest in the Assets securing all of the Class A Notes; and in each case as to such other matters as the Trustee or any Noteholder may reasonably require;

(e) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(f) the Merging Entity shall have delivered to the Trustee and each Noteholder an Officer’s certificate and an Opinion of Counsel each stating that such consolidation, merger, transfer or conveyance and such supplemental indenture comply with this Article VII and that all conditions in this Article VII relating to such transaction have been complied with and that such transaction will not (i) result in the Merging Entity or Successor Entity becoming subject to United States federal income taxation with respect to their net income, or (ii) have a material adverse effect on the tax treatment of the Issuer or the tax consequences to the Holders of any Outstanding Class A Notes at the time of issuance, unless the Holders agree by unanimous consent that no adverse tax consequences will result therefrom to the Merging Entity, Successor Entity or Holders of the Notes (as compared to the tax consequences of not effecting the transaction); and

(g) the Merging Entity shall have delivered to the Trustee an Opinion of Counsel stating that after giving effect to such transaction, the Issuer (or, if applicable, the Successor Entity) will not be required to register as an investment company under the Investment Company Act.

Section 7.11 Successor Substituted. Upon any consolidation or merger, or transfer or conveyance of all or substantially all of the assets of the Issuer, in accordance with Section 7.10 in which the Merging Entity is not the surviving corporation, the Successor Entity shall succeed to, and be substituted for, and may exercise every right and power of, and shall be bound by each obligation and covenant of, the Merging Entity under this Indenture with the same effect as if such Person had been named as the Issuer herein. In the event of any such consolidation, merger, transfer or conveyance, the Person named as the “Issuer” in the first paragraph of this Indenture or any successor which shall theretofore have become such in the manner prescribed in this Article VII may be dissolved, wound up and liquidated at any time thereafter, and such Person thereafter shall be released from its liabilities as obligor and maker on all the Notes and from its obligations under this Indenture.

Section 7.12 No Other Business. The Issuer shall not engage in any business or activity other than issuing and selling the Class A Notes pursuant to this Indenture and acquiring, owning, holding, selling, lending, exchanging, redeeming, pledging, contracting for the management of and otherwise dealing with Collateral Obligations, the proceeds of the Collateral Obligations and the other Assets in connection therewith and entering into the Transaction Documents and other agreements specifically contemplated by this Indenture and such other activities which are necessary, suitable or convenient to accomplish the foregoing or are incidental thereto or connected therewith or ancillary thereto. The Issuer and the General Partner may not amend, or permit the amendment of, the Partnership Agreement without the consent of Holders of a Majority of the Class A Notes.

Section 7.13 Reporting. At any time when the Issuer is not subject to Section 13 or 15(d) of the Exchange Act and is not exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act, upon the request of a Holder or beneficial owner of a Note, the Issuer shall promptly furnish or cause to be furnished “Rule 144A Information” to such Holder or beneficial owner, to a prospective purchaser of such Note designated by such Holder or beneficial owner, or to the Trustee for delivery to such Holder or beneficial owner or a prospective purchaser designated by such Holder or beneficial owner, as the case may be, in order to permit compliance by such Holder or beneficial owner of such Note with Rule 144A under the Securities Act in connection with the resale of such Note by such Holder or beneficial owner of such Note, respectively. “Rule 144A Information” shall be such information as is specified pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision thereto).

Section 7.14 Calculation Agent.

(a) The Issuer hereby agrees that for so long as any Class A Notes remain Outstanding there shall at all times be an agent appointed (which does not control or is not controlled or under common control with the Issuer or its Affiliates or the Collateral Manager or its Affiliates) to calculate LIBOR in respect of each Interest Period (the “Calculation Agent”). The Issuer hereby appoints the Trustee as Calculation Agent. The Calculation Agent may be removed by the Issuer or the Collateral Manager, on behalf of the Issuer, at any time. If the Calculation Agent is unable or unwilling to act as such or is removed by the Issuer or the Collateral Manager, on behalf of the Issuer, shall promptly appoint a replacement Calculation Agent which does not control or is not controlled by or under common control with the Issuer or its Affiliates or the Collateral Manager or its Affiliates. The Calculation Agent may not resign its duties without a successor having been duly appointed.

(b) The Calculation Agent shall be required to agree (and the Trustee as Calculation Agent does hereby agree) that, as soon as possible after 11:00 a.m. London time on each Interest Calculation Date, but in no event later than 11:00 a.m. New York time on the London Banking Day immediately following each Interest Calculation Date, the Calculation Agent shall calculate the Interest Rate for the Class A Notes for the next Interest Period and the Note Interest Amount for the Class A Notes (in each case, rounded to the nearest cent, with half a cent being rounded upward) for the next Interest Period, on the related Payment Date. At such time the Calculation Agent shall communicate such rates and amounts to the Issuer, the Trustee, each Paying Agent, the Collateral Manager, Euroclear and Clearstream. The Calculation Agent shall also specify to the Issuer the quotations upon which the foregoing rates and amounts are based, and in any event the Calculation Agent shall notify the Issuer before 5:00 p.m. (New York time) on every Interest Calculation Date if it has not determined and is not in the process of determining any such Interest Rate or Note Interest Amount together with its reasons therefor. The Calculation Agent’s determination of the foregoing rates and amounts for any Interest Period shall (in the absence of manifest error) be final and binding upon all parties.

Section 7.15 Certain Tax Matters.

(a) The Issuer agrees, and each Holder of a Note by its acceptance thereof shall be deemed to agree (i) to treat the Issuer as a disregarded entity for U.S. Federal income tax purposes (and further agrees not to take any action inconsistent with such treatment) and (ii) to treat the Notes as indebtedness of the Issuer for U.S. Federal, state and local income tax purposes (and further agrees not to take any action inconsistent with such treatment).

(b) The Issuer shall cause each Issuer Subsidiary that is treated as a corporation for U.S. Federal income tax purposes to prepare and file, or in each case shall hire accountants and the accountants shall cause to be prepared and filed (and, where applicable, delivered to the Issuer or Holders) for each taxable year of such Issuer Subsidiary any Federal, state and local income tax returns and reports required under the Code, or any tax returns or information tax returns required by any governmental authority which such Issuer Subsidiary are required to file (and, where applicable, deliver).

(c) The Issuer shall provide to each Holder any information that such Holder reasonably requests in order for such Holder to comply with its U.S. federal, state or local tax and information return and reporting obligations.

(d) The Issuer will use commercially reasonable efforts to not take or permit any action that would result in the Issuer being treated as a publicly traded partnership, taxable mortgage pool or otherwise taxable as a corporation for U.S. federal income tax purposes.

(e) Notwithstanding any provision herein to the contrary, the Issuer shall take, and shall cause each Issuer Subsidiary to take, any and all reasonable actions that may be necessary or appropriate to ensure that the Issuer and such Issuer Subsidiary satisfy any and all withholding and tax payment obligations under Code Sections 1441, 1445, 1446, 1471, 1472, and any other provision of the Code or other applicable law. Without limiting the generality of the foregoing, each of the Issuer and any Issuer Subsidiary may withhold any amount that it or any advisor retained by the Trustee on its behalf determines is required to be withheld from any amounts otherwise distributable to any Person.    The Issuer (or an agent acting on its behalf) shall take such reasonable actions, including hiring agents or advisors, consistent with law and its obligations under this Indenture, as are necessary to comply with FATCA, including appointing any agent or representative to perform due diligence, withholding or reporting obligations of the Issuer pursuant to FATCA, and any other action that the Issuer would be permitted to take under this Indenture in furtherance of complying with FATCA.

(f) The Issuer and each Holder of Class A Notes, by their acceptance thereof, agree that OID with respect to all Class A Notes will be based on the same “prepayment assumptions,” as described in Code Section 1272(a)(6). All fees payable hereunder and pursuant to any ancillary agreements thereof, including the Arrangement Fee and Commitment Fee, will be treated by the parties as fees for services that do not reduce issue price, as described in Treasury Regulations Section 1.1273-2(g).

Section 7.16 Representations Relating to Security Interests in the Assets.

(a) The Issuer hereby represents and warrants that, as of the Closing Date (which representations and warranties shall survive the execution of this Indenture and be deemed to be repeated on each date on which an Asset is Granted to the Trustee hereunder), with respect to the Assets:

(i) The Issuer owns such Asset free and clear of any lien, claim or encumbrance of any person, other than (x) such as are created under, or permitted by, this Indenture and the Master Purchase Agreement or (y) any Permitted Lien.

(ii) Other than the security interest Granted to the Trustee pursuant to this Indenture, except as permitted by this Indenture, the Issuer has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Assets. The Issuer has not authorized the filing of and is not aware of any Financing Statements against the Issuer that include a description of collateral covering the Assets other than any Financing Statement relating to the security interest granted to the Trustee hereunder or that has been terminated; and the Issuer is not aware of any judgment, PBGC liens or tax lien filings against the Issuer.

(iii) All Assets constitute Cash, accounts (as defined in Section 9-102(a)(2) of the UCC), Instruments, general intangibles (as defined in Section 9-102(a)(42) of the UCC), Uncertificated Securities, Certificated Securities or security entitlements to Financial Assets resulting from the crediting of Financial Assets to a “securities account” (as defined in Section 8-501(a) of the UCC).

(iv) All Accounts constitute “securities accounts” under Section 8-501(a) of the UCC.

(v) This Indenture creates a valid and continuing security interest (as defined in Section 1-201(37) of the UCC) in such Assets in favor of the Trustee, for the benefit and security of the Secured Parties, which security interest is prior to all other liens, claims and encumbrances (except as permitted otherwise in this Indenture), and is enforceable as such against creditors of and purchasers from the Issuer.

(b) The Issuer hereby represents and warrants that, as of the Closing Date (which representations and warranties shall survive the execution of this Indenture and be deemed to be repeated on each date on which an Asset is Granted to the Trustee hereunder), with respect to Assets that constitute Instruments:

(i) Either (x) the Issuer has caused or shall have caused, within ten days of the Closing Date, the filing of all appropriate Financing Statements in the proper office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Instruments granted to the Trustee, for the benefit and security of the Secured Parties, hereunder or (y)(A) all original executed copies of each promissory note or mortgage note that constitutes or evidences the Instruments have been delivered to the Trustee or the Issuer has received written acknowledgement from a custodian that such custodian is holding the mortgage notes or promissory notes that constitute evidence of the Instruments solely on behalf of the Trustee and for the benefit of the Secured Parties and (B) none of the Instruments that constitute or evidence the Assets has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Trustee, for the benefit of the Secured Parties.

(ii) The Issuer has received all consents and approvals required by the terms of the Assets to the pledge hereunder to the Trustee of its interest and rights in the Assets that constitute Instruments.

(c) The Issuer hereby represents and warrants that, as of the Closing Date (which representations and warranties shall survive the execution of this Indenture and be deemed to be repeated on each date on which an Asset is Granted to the Trustee hereunder), with respect to the Assets that constitute Security Entitlements:

(i) All of such Assets have been and shall have been credited to one of the Accounts which are securities accounts within the meaning of Section 8-501(a) of the UCC. The Custodian for each Account has agreed to treat all assets credited to such Accounts as Financial Assets.

(ii) The Issuer has received all consents and approvals required by the terms of the Assets to the pledge hereunder to the Trustee of its interest and rights in the Assets that constitute Security Entitlements.

(iii) Either (x) the Issuer has caused or shall have caused, within ten days of the Closing Date, the filing of all appropriate Financing Statements in the proper office in the appropriate jurisdictions under applicable law in order to perfect the security interest granted to the Trustee, for the benefit and security of the Secured Parties, hereunder or (y)(A) the Issuer has delivered to the Trustee a fully executed Account Control Agreement pursuant to which the Custodian has agreed to comply with all instructions originated by the Trustee relating to the Accounts without further consent by the Issuer or (B) the Issuer has taken all steps necessary to cause the Custodian to identify in its records the Trustee as the person having a Security Entitlement against the Custodian in each of the Accounts.

(iv) The Accounts are not in the name of any person other than the Issuer or the Trustee. The Issuer has not consented to the Custodian to comply with the Entitlement Order of any person other than the Trustee (and the Issuer prior to a notice of exclusive control being provided by the Trustee).

(d) The Issuer hereby represents and warrants that, as of the Closing Date (which representations and warranties shall survive the execution of this Indenture and be deemed to be repeated on each date on which an Asset is Granted to the Trustee hereunder), with respect to Assets that constitute general intangibles:

(i) The Issuer has caused or shall have caused, within ten days of the Closing Date, the filing of all appropriate Financing Statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Assets granted to the Trustee, for the benefit and security of the Secured Parties, hereunder.

(ii) The Issuer has received, or shall receive, all consents and approvals required by the terms of the Assets to the pledge hereunder to the Trustee of its interest and rights in the Assets that constitute general intangibles.

Section 7.17 Acknowledgement of Collateral Manager Standard of Care. The Issuer acknowledges that it shall be responsible for its own compliance with the covenants set forth in this Article VII and that, to the extent the Issuer has engaged the Collateral Manager to take certain actions on its behalf in order to comply with such covenants, the Collateral Manager shall only be required to perform such actions in accordance with the standard of care set forth in Section 1 of the Collateral Management Agreement (or the corresponding provision of any collateral management agreement entered into as a result of TPG RE Finance Trust Management, L.P. no longer being the Collateral Manager). The Issuer further acknowledges and agrees that the Collateral Manager shall have no obligation to take any action to cure any breach of a covenant set forth in this Article VII until such time as an Authorized Officer of the Collateral Manager has actual knowledge of such breach.

Section 7.18 Management of Defaulted Assets.    The Collateral Manager shall be responsible for the management of any Defaulted Assets and, subject to the standard of care set forth in Section 1 of the Collateral Management Agreement (or the corresponding provision of any collateral management agreement entered into as a result of TPG RE Finance Trust Management, L.P. no longer being the Collateral Manager), shall act in a commercially reasonable manner anticipated to maximize the performance, or recoveries from, as the case may be, the Defaulted Assets.

Section 7.19 Defaulted Asset Notification.

The Collateral Manager will promptly notify the Issuer and the Trustee (which shall promptly notify the Holders) upon learning (or, in the case of a Collateral Obligation that is a Defaulted Asset under clause (d) of the definition of “Defaulted Asset”, forming an expectation to the effect specified in such clause (d)) that any Collateral Obligation has become a Defaulted Asset.

Section 7.20 Rating Cooperation.

The Issuer, the General Partner and the Collateral Manager each agree that if the Initial Class A Noteholder elects (in its sole discretion) to solicit ratings for the Class A Notes from one or more nationally recognized statistical rating organizations after the Closing Date, the Issuer, the General Partner and the Collateral Manager will each use commercially reasonable efforts to cooperate with the Initial Class A Noteholder and any such rating agencies (including, without limitation, having discussions with such rating agencies and using commercially reasonable efforts to provide such information as such rating agencies may reasonably request) in order to obtain such ratings. Unless the Issuer, the General Partner or the Collateral Manager otherwise expressly agree, the Initial Class A Noteholder shall pay any fees and expenses associated with obtaining any such ratings and to the extent that the Issuer, the General Partner or the Collateral Manager pay any such fees or incur any such expenses, the Initial Class A Noteholder shall reimburse the Issuer, the General Partner or the Collateral Manager, as applicable, for such fees and expenses.

If the Initial Class A Noteholder determines (in its sole discretion) that any Transaction Document or any Organization Document must be amended or otherwise modified in order to obtain any such ratings and the consent of the Issuer, the General Partner or the Collateral Manager would be required as a condition to the effectiveness of such amendment or other modification, the Issuer, the General Partner and the Collateral Manager will use commercially reasonable efforts to negotiate the terms of such amendment or modification with the Initial Class A Noteholder; provided that, for the avoidance of doubt, the Issuer, the General Partner and the Collateral Manager will not be required to consent to any such amendment or modification that would result in a change to the terms of a Transaction Document or an Organization Document that would be materially adverse to the holders of the Partnership Interests (including, without limitation, any change to the pricing or maturity of any of the Class A Notes or to the Priority of Payments or any change that may cause Clover REIT to fail to qualify as a REIT or result in other adverse tax consequences to Clover REIT or its equity holders, including causing Clover REIT, the Issuer or any portion of either entity to be treated as a taxable mortgage pool for U.S. federal income tax purposes).

Section 7.21 Tax and Loan Restructurings.

(a) If a new, or change in any, U.S. federal or foreign tax statute, treaty, regulation, rule, ruling, practice, procedure or judicial decision or interpretation will subject any Class A Noteholder to any additional tax of any kind with respect to the Class A Notes or change the basis of taxation of payments to such Class A Noteholder in respect thereof and, as a result, reduce the amount of any sum received or receivable by such Holder in respect of its Class A Notes (whether of principal, interest, the Commitment Fee or any other amount) (an “Additional Tax”), then, upon request of such Holder, the Issuer, the General Partner, the Collateral Manager and the Class A Noteholders will use commercially reasonable efforts to renegotiate the terms of Transaction Documents and Organization Documents, as applicable, in order to eliminate (or otherwise reduce in a manner acceptable to the affected Class A Noteholder) the impact of such Additional Tax, it being understood that no such amendment or restructuring will be required if it may cause Clover REIT to fail to qualify as a REIT or result in other adverse tax consequences to Clover REIT or its equity holders, including causing Clover REIT, the Issuer or any portion of either entity to be treated as a taxable mortgage pool for U.S. federal income tax purposes. All costs incurred by the Collateral Manager, the Trustee, the Issuer or any of their affiliates in connection with any such amendment or restructuring shall be borne by the affected Class A Noteholders.

(b) In connection with a sale or transfer of the Class A Notes, the Initial Class A Noteholder shall have the right to require the Issuer to restructure up to 15% of the Adjusted Initial Principal Amount of the Class A Notes into a loan format (a “Loan Restructuring”) if the Initial Class A Noteholder determines, in its sole discretion, that a Loan Restructuring is necessary or convenient to effectuate such a sale; provided that any such Loan Restructuring shall not directly or indirectly (x) cause Clover REIT, the Issuer or any portion of either entity to be a taxable mortgage pool for U.S. federal income tax purposes or (y) otherwise adversely affect Clover REIT, the Issuer or their respective affiliates. The Collateral Manager and the Issuer will use commercially reasonable efforts to cooperate with Initial Class A Noteholder (and, in connection therewith, provide to prospective investors on a confidential basis any information that DB may reasonably request and that is reasonably available to the person from whom such information has been requested and be available for meetings, at mutually convenient times and places, with prospective investors) in connection with potential sales of Class A Notes by Initial Class A Noteholder or the conversion of any Class A Notes into, and sales of, loans by Initial Class A Noteholder. All costs incurred by the Collateral Manager, the Trustee, the Issuer or any of their affiliates in connection with any such Loan Restructuring or any sales by Initial Class A Noteholder of Class A Notes or loans shall be borne by Initial Class A Noteholder.

(c) The parties intend that neither Clover REIT or any portion thereof nor the Issuer be a “taxable mortgage pool” for U.S. federal income tax purposes, and this Agreement and any ancillary agreements or documentation among one or more of the parties hereto shall be interpreted consistent with such intent. The parties shall cooperate with each other in good faith to give effect to the provisions of this clause (c).

Section 7.22 Cooperation for Future Sales.

Notwithstanding any provision herein to the contrary, the Collateral Manager, the General Partner and the Issuer shall use commercially reasonable efforts to cooperate (including providing information and meeting with prospective investors) with the Initial Class A Noteholder in connection with potential sales of Class A Notes by the Initial Class A Noteholder and/or any Loan Restructuring in connection therewith.

Section 7.23 Extraordinary Expenses.

(a) If the Issuer is, or reasonably believes it likely will become, or has knowledge of a claim that has been made or threatened that could cause it to become, obligated to pay any Extraordinary Expenses (or if the Issuer (or Clover REIT) is otherwise required to set aside reserves on its books in respect of Extraordinary Expenses in accordance with GAAP), it will notify the Holders of the Class A Notes of the nature and potential amount thereof. The Issuer shall solicit Contributions from Contributors to pay Extraordinary Expenses as and when they become payable by the Issuer. Should the amount of any such Contribution be greater than the amount actually required to be paid by the Issuer on account of the related Extraordinary Expenses, the Issuer shall rebate the amount so overpaid to the Contributors ratably. All amounts paid to the Issuer by the Contributors (if any) in connection with Extraordinary Expenses will be used by the Issuer to pay such Extraordinary Expenses. To the extent any Extraordinary Expenses are not paid out of proceeds of Contributions solicited for such purpose (if any) as and when they become payable by the Issuer, then the Issuer will make payments to the payees of any Extraordinary Expenses under the Priority of Payments as if (x) such payees acquired Additional Notes on the date on which such Extraordinary Expenses became so payable (“Deemed Expense Notes”) and (y) such Deemed Expense Notes were issued in a par amount equal to the amount of such Extraordinary Expenses.

(b) Upon the determination by the Issuer (or the Collateral Manager on its behalf) that it will issue any Deemed Expense Notes to any Person that is not a Holder of Notes, Limited Partnership Interests or otherwise a party to any Transaction Document, the Issuer (or the Collateral Manager on the its behalf) shall solicit from such Person and provide to the Trustee information regarding the identity of such Person, and other information reasonably requested by the Trustee as may be necessary or helpful for the Trustee to comply with its obligations under the know-your-customer laws and regulations applicable to it.

(c) If any Deemed Expense Notes have been deemed to have arisen in connection with Extraordinary Expenses, then references in the Priority of Payments to the Class A Notes shall be deemed to include references to such Deemed Expense Notes; provided that any Deemed Expense Notes shall not be treated as Class A Notes for any other purposes hereunder (including, without limitation, with respect to any voting rights, determining the “Aggregate Additional Note Funding Limit” and the “Aggregate Outstanding Amount” hereunder) unless expressly stated herein.

ARTICLE VIII

SUPPLEMENTAL INDENTURES

Section 8.1 Supplemental Indentures without Consent of Holders of Notes.

(a) Without the consent of the Holders of any Class A Notes (except as expressly provided below), the Issuer and the General Partner, when authorized by Board Resolutions, and with the written consent of the Collateral Manager, at any time and from time to time subject to the requirement provided below in this Section 8.1(a), may enter into one or more indentures supplemental hereto for any of the following purposes:

(i) to evidence the succession of another Person to the Issuer and the assumption by any such successor Person of the covenants of the Issuer herein and in the Notes;

(ii) to add to the covenants of the Issuer, the General Partner or the Trustee for the benefit of the Secured Parties or to surrender any right or power herein conferred upon the Issuer or the General Partner;

(iii) to convey, transfer, assign, mortgage or pledge any property to or with the Trustee for the benefit of the Secured Parties;

(iv) to evidence and provide for the acceptance of appointment hereunder by a successor trustee and to add to or change any of the provisions of this Indenture as shall be necessary to facilitate the administration of the trusts hereunder by more than one Trustee, pursuant to the requirements of Sections 6.9, 6.10, 6.11 and 6.12;

(v) to correct or amplify the description of any property at any time subject to the lien of this Indenture, or to better assure, convey and confirm unto the Trustee any property subject or required to be subjected to the lien of this Indenture (including, without limitation, any and all actions necessary or desirable as a result of changes in law or regulations, whether pursuant to Section 7.5 or otherwise) or to subject to the lien of this Indenture any additional property;

(vi) to modify the restrictions on and procedures for resales and other transfers of Class A Notes to reflect any changes in applicable law or regulation (or the interpretation thereof) or to enable the Issuer to rely upon any exemption from registration under the Securities Act or the Investment Company Act or to remove restrictions on resale and transfer to the extent not required thereunder;

(vii) otherwise to correct any inconsistency or cure any ambiguity, omission or errors in this Indenture;

(viii) to take any action advisable, necessary or helpful to prevent the Issuer from becoming subject to (or to otherwise minimize) withholding or other taxes, fees or assessments, or to reduce the risk that (I) the Issuer may be treated as (A) a publicly traded partnership or taxable mortgage pool for U.S. federal income tax purposes or (B) otherwise subject to United States federal income tax on a net income basis, or (II) Clover REIT, any person that Clover REIT may merge with or into, or an up-REIT public company (or any subsidiaries of the foregoing) may be treated as a taxable mortgage pool for U.S. federal income tax purposes;

(ix) to change the name of the Issuer in connection with the change in name or identity of the Collateral Manager or as otherwise required pursuant to a contractual obligation or to avoid the use of a trade name or trademark in respect of which the Issuer does not have a license;

(x) to effect a Loan Restructuring with the written consent of the Initial Class A Noteholder;

(xi) to accommodate the settlement of the Notes in book-entry form through the facilities of DTC or otherwise;

(xii) (A) with the written consent of the Collateral Manager, to surrender any right or power conferred upon the Collateral Manager or (B) with the unanimous written consent of the Holders of the Partnership Interests, to surrender any right or power conferred upon the Holders of the Partnership Interests; and

(xiii) to take any action necessary or advisable to implement the Bankruptcy Subordination Agreement;

provided that, with respect to any such proposed supplemental indenture, if a Majority of the Class A Notes has provided written notice to the Trustee at least one Business Day prior to the execution of such supplemental indenture that the Class A Notes would be materially and adversely affected thereby, the Trustee and the Issuer shall not enter into such supplemental indenture pursuant to the applicable above provision unless subsequently approved in writing by a Majority of the Class A Notes; and provided further that, no supplemental indenture or other modification or amendment of this Indenture pursuant to this Section 8.1 may become effective without the consent of each Holder of Outstanding Class A Notes unless such supplemental indenture or other modification or amendment will not, in the reasonable judgment of the Issuer in consultation with Ropes & Gray LLP, or an Opinion of Counsel of other nationally recognized U.S. tax counsel experienced in such matters, as certified by the Issuer to the Trustee (upon which certification the Trustee may conclusively rely), (i) result in the Issuer being treated a as publicly traded partnership or taxable mortgage pool taxable as a corporation for U.S. federal income tax purposes, (ii) result in the Issuer becoming subject to U.S. federal income taxation with respect to its net income or (iii) otherwise have a material adverse effect on the tax treatment of the Issuer or the tax consequences to the Holders of any Class of Notes Outstanding at the time of such supplemental indenture or other modification or amendment.

(b) A supplemental indenture entered into for any purpose other than the purposes provided for in this Section 8.1 shall require the consent of the Holders of Notes as required in Section 8.2.

Section 8.2 Supplemental Indentures with Consent of Holders of Notes.

(a) With the prior written consent of the Collateral Manager and the Holders of a Majority of the Class A Notes, the Trustee, the General Partner and the Issuer may enter into a supplemental indenture to add any provisions to, or change in any manner or eliminate any of the provisions of, this Indenture or modify in any manner the rights of the Holders of the Class A Notes under this Indenture; provided that no such supplemental indenture pursuant to this Section 8.2(a) shall, without the consent of each Class A Noteholder materially and adversely affected thereby:

(i) change the Stated Maturity of the principal of or the due date of any installment of interest on the Class A Notes or the Commitment Fee on any Class A Note, reduce the principal amount thereof or the rate of interest thereon or the Redemption Price with respect to any Class A Note, or change the earliest date on which Class A Notes may be redeemed, change the provisions of this Indenture relating to the application of proceeds of any Assets to the payment of principal of or interest on the Class A Notes or change any place where, or the coin or currency in which, the Class A Notes or the principal thereof or interest, Commitment Fee, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the applicable Redemption Date);

(ii) change the percentage of the Aggregate Outstanding Amount of the Class A Notes whose consent is required under this Indenture, including for the authorization of any such supplemental indenture, exercise of remedies under this Indenture or for any waiver of compliance with certain provisions of this Indenture or certain defaults hereunder or their consequences;

(iii) impair or adversely affect the Assets except as otherwise permitted in this Indenture;

(iv) except as otherwise expressly permitted by this Indenture or the other Transaction Documents, permit the creation of any lien ranking prior to or on a parity with the lien of this Indenture with respect to any part of the Assets or terminate such lien on any property at any time subject hereto or deprive the Holder of any Class A Note of the security afforded by the lien of this Indenture; provided that this clause (iv) shall not apply to any supplemental indenture amending the restrictions on the sale of Collateral Obligations set forth in this Indenture, if such supplemental indenture is otherwise permitted under this Article VIII;

(v) modify any of the provisions of this Article VIII, except (x) to increase the percentage of Outstanding Class A Notes or Partnership Interests the consent of the Holders of which is required for any such action, (y) except with the consent of 100% of the Outstanding Class A Notes, to increase the percentage of the Class A Notes that may give notice that a proposed modification materially and adversely affects the Class A Notes for any purpose, or (z) to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each Class A Note Outstanding and affected thereby;

(vi) modify the definitions of the terms “Outstanding” or “Majority”;

(vii) modify the Priority of Payments or any definition of terms used in the Priority of Payments herein;

(viii) modify any of the provisions of this Indenture in such a manner as to directly affect the manner or procedure for the calculation of the amount of any payment of interest or principal on any Class A Note or to affect the rights of the Holders of Class A Notes to the benefit of any provisions for the redemption of such Class A Notes contained herein;

(ix) amend any of the provisions of this Indenture relating to the institution of proceedings for certain events of bankruptcy, insolvency, receivership or reorganization of the Issuer;

(x) modify the restrictions on and procedures for resales and other transfers of Notes (except as expressly set forth in Section 8.1(a)); and

(xi) modify any of the provisions of this Indenture in such a manner as to impose any liability on a Holder of then Outstanding Notes to any third party (other than any liabilities set forth in this Indenture on the Closing Date).

(b) It shall not be necessary for any Act of Holders under this Section 8.2 to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such Act or consent shall approve the substance thereof, so long as the Holders have received a copy of the language to be included in any proposed supplemental indenture.

Section 8.3 Execution of Supplemental Indentures.

(a) At the cost of the Issuer, not later than 15 Business Days prior to the execution of any proposed supplemental indenture pursuant to Section 8.1 or Section 8.2, the Trustee shall deliver to the Collateral Manager and the Noteholders a notice attaching a copy of such supplemental indenture and indicating the proposed date of execution of such supplemental indenture. Following such delivery by the Trustee, if any changes are made to such supplemental indenture other than changes of a technical nature or to correct typographical errors or to adjust formatting, then at the request and cost of the Issuer, for so long as any Notes shall remain Outstanding, not later than five Business Days prior to the execution of such proposed supplemental indenture (provided that the execution of such proposed supplemental indenture shall not in any case occur earlier than the date 15 Business Days after the initial distribution of such proposed supplemental indenture pursuant to the first sentence of this Section 8.3(a)), the Trustee shall deliver to the Collateral Manager and the Noteholders a copy of such supplemental indenture as revised, indicating the changes that were made.

(b) At the cost of the Issuer, the Trustee shall provide to the Holders and the Collateral Manager a copy of the executed supplemental indenture after its execution. Any failure of the Trustee to publish or deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture.

(c) In executing or accepting the additional trusts created by any supplemental indenture permitted by this Article VIII or the modifications thereby of the trusts created by this Indenture, the Trustee shall be entitled to receive, and (subject to Sections 6.1 and 6.3) shall be fully protected in relying upon, an Opinion of Counsel (i) stating that the execution of such supplemental indenture is authorized or permitted by this Indenture and that all conditions precedent thereto have been satisfied, and (ii) as to whether the interests of any Holder of Class A Notes would be materially and adversely affected by the modifications set forth in any supplemental indenture or other modification or amendment of this Indenture (it being expressly understood and agreed that the Trustee shall have no obligation to make any determination as to the satisfaction of the requirements to any supplemental indenture or whether any Class A Notes would be materially and adversely affected thereby). Each such Opinion of Counsel may be supported as to factual (including financial and capital markets) matters by any relevant certificates and other documents necessary or advisable in the judgment of counsel delivering the opinion, including without limitation an officer’s certificate of the Collateral Manager; provided that such counsel may not rely solely on an officer’s certificate of the Collateral Manager in delivering such Opinion of Counsel (other than as to factual matters) as to whether the interests of any Holder of Class A Notes would be materially and adversely affected by the modifications set forth in any supplemental indenture or other modification or amendment of this Indenture. Such determination shall be conclusive and binding on all present and future Holders. The Trustee shall not be liable for any such determination made in good faith and in reliance upon an Opinion of Counsel delivered to the Trustee as described in this Section 8.3.

(d) The Trustee may, but shall not be obligated to, enter into any such supplemental indenture which affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise. The Collateral Manager shall not be bound to follow any amendment or supplement to this Indenture unless it has received written notice of such amendment or supplement and a copy of the amendment or supplement from the Issuer or the Trustee prior to the execution thereof in accordance with the notice requirements of Section 8.1 and Section 8.2.

(e) Any consent given to a proposed supplemental indenture by the Holder of any Notes shall be irrevocable and binding on all future Holders or beneficial owners of that Note, irrespective of the execution date of the supplemental indenture. If the Holders of less than the required percentage of the Aggregate Outstanding Amount of the relevant Notes consent to a proposed supplemental indenture within 15 Business Days, on the first Business Day following such period, the Trustee shall provide consents received to the Issuer and the Collateral Manager so that they may determine which Holders have consented to the proposed supplemental indenture and which Holders (and, to the extent such information is available to the Trustee, which beneficial owners) have not consented to the proposed supplemental indenture.

Section 8.4 Effect of Supplemental Indentures. Upon the execution of any supplemental indenture under this Article VIII, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder of Notes theretofore and thereafter authenticated and delivered hereunder shall be bound thereby.

Section 8.5 Reference in Notes to Supplemental Indentures. Notes authenticated and delivered after the execution of any supplemental indenture pursuant to this Article VIII may, and if required by the Issuer shall, bear a notice in form approved by the Trustee as to any matter provided for in such supplemental indenture. If the Issuer shall so determine, new Notes, so modified as to conform in the opinion of the Issuer to any such supplemental indenture, may be prepared and executed by the Issuer and authenticated and delivered by the Trustee in exchange for Outstanding Notes.

ARTICLE IX

REDEMPTION OF NOTES

Section 9.1 Redemptions Generally. Without the prior written consent of Holders of a Majority of the Class A Notes, the Class A Notes may not be redeemed, refinanced or otherwise repaid other than in accordance with the Priority of Payments and this Article IX.

Section 9.2 Mandatory Redemption; Redemption Following a Tax Event; Optional Redemption.

(a) Mandatory Redemption. If an Overcollateralization Test is not satisfied on any Calculation Date, then the Issuer shall apply available amounts in the Payment Account on the related Payment Date to make payments as required pursuant to the Priority of Payments (a “Mandatory Redemption”) in the manner and to the extent provided therein.

(b) Tax Event. After the occurrence of a Tax Event, the Issuer will redeem the Class A Notes in whole but not in part on any Business Day, whether or not a Payment Date (the “Tax Redemption Date”) at their Redemption Price upon receipt by the Trustee and the Issuer of written direction (a “Tax Redemption Direction”) by a Majority of the Limited Partnership Interests or (if the Class A Notes are an Affected Class) a Majority of the Class A Notes (any such redemption of the Notes in accordance with this Section 9.2(b), a “Tax Redemption”) (provided that if the Tax Event that has occurred is with respect to any Tax arising under or as a result of FATCA, then Holders of Class A Notes that have not complied with the Noteholder Reporting Obligations (to the extent that the failure to so comply was the cause of the Tax Event) shall not be considered in determining whether a Majority of Class A Notes has provided direction); provided that, in connection with a Tax Event, the Issuer shall not sell (and the Trustee or the Custodian, as applicable, shall not be required to release) any Asset unless, as determined pursuant to the procedures set forth in this Article IX, there will be sufficient funds available in the Accounts to pay the Redemption Prices in full on such Tax Redemption Date in accordance with the Priority of Payments.

(c) Clean-Up Redemption. The Issuer will redeem the Class A Notes in whole but not in part on the Payment Date (the “Clean-Up Redemption Date”) immediately following the first date on which the aggregate outstanding principal amount of the Class A Notes is less than 2% of the Adjusted Initial Principal Amount (a “Clean-Up Redemption”); provided that the Issuer shall not sell (and the Trustee or the Custodian, as applicable, shall not be required to release) any Asset unless, as determined pursuant to the procedures set forth in this Article IX, there will be sufficient funds available in the Accounts to pay the Redemption Prices in full on such Clean-Up Redemption Date in accordance with the Priority of Payments.

(d) Optional Redemption. The Issuer may redeem or refinance the Class A Notes in whole but not in part on any Payment Date (the “Optional Redemption Date”) at their Redemption Price upon receipt by the Trustee and the Issuer of written direction (an “Optional Redemption Direction”) by a Majority of the Limited Partnership Interests (any such redemption of the Notes in accordance with this Section 9.2(d), an “Optional Redemption”):

(i) prior to January 1, 2016, if and only if the Holders of the Class A Notes have received, in the aggregate, interest payments (and Payments of Additional Redemption Amounts) aggregating not less than the Class A Minimum Amount through and including such Optional Redemption Date; provided that such restriction will not apply if the Portfolio O/C Ratio Test is not satisfied at the time of such redemption or refinancing; and

(ii) on and after January 1, 2016 (or earlier if the Class A Notes have received, in the aggregate, interest payments aggregating not less than the Class A Minimum Amount), without payment of any Additional Redemption Amounts.

The Issuer shall not sell (and neither the Trustee nor the Custodian, as applicable, shall be required to release) any Asset unless, as determined pursuant to the procedures set forth in this Article IX, there will be sufficient funds available in the Accounts to pay the Redemption Prices in full on such Optional Redemption Date in accordance with the Priority of Payments.

(e) Sales of Assets. In connection with any redemption of the Class A Notes under Section 9.2(b), (c) or (d), the Collateral Manager shall direct the sale of all or part of the Collateral Obligations and other Assets in an amount sufficient such that the Disposition Proceeds from the sale of Collateral Obligations and Eligible Investments in accordance with the procedures set forth in this Section 9.2 and all other funds available for such purpose in the Collection Account, the Payment Account and the Contribution Account shall be at least sufficient to pay simultaneously the Redemption Price on all of the Class A Notes and to pay all Administrative Expenses, all Extraordinary Expenses and other amounts, fees and expenses payable or distributable under the Priority of Payments (including, without limitation, any amounts due to the Trustee) and the Disposition Proceeds and other available funds are used to the extent necessary to make such redemption. If such Disposition Proceeds and all other funds available for such purpose in the Collection Account, the Payment Account and the Contribution Account would not be sufficient to redeem the Class A Notes subject to redemption and to pay such fees and expenses, the Class A Notes may not be redeemed. Subject to Section 12.1, the Collateral Manager, in its sole discretion, may effect the sale of all or any part of the Collateral Obligations or other Assets through the direct sale of such Collateral Obligations or other Assets or by participation or other arrangement.

(f) Additional Sales Procedures. Notwithstanding anything to the contrary set forth herein, the Class A Notes shall not be redeemed pursuant to a Tax Redemption, Clean-Up Redemption or Optional Redemption unless, in the case of any redemption that is funded from Disposition Proceeds from the sale of Collateral Obligations and other Assets, at least five Business Days before the scheduled Redemption Date the Collateral Manager shall have furnished to the Trustee a certificate, in form reasonably satisfactory to the Trustee, that the Collateral Manager on behalf of the Issuer has entered into a binding agreement or agreements with a financial or other institution or institutions to purchase (directly or by participation or other arrangement), not later than the Business Day immediately preceding the scheduled Redemption Date, all or part of the Collateral Obligations and other Assets, in immediately available funds, at a purchase price at least equal to an amount sufficient, together with the Eligible Investments maturing, redeemable (or putable to the issuer thereof at par) on or prior to the scheduled Redemption Date, any payments to be received in respect of the Cap Agreements and all other available funds in the Accounts, to pay all Administrative Expenses and other amounts, fees and expenses payable or distributable in accordance with the Priority of Payments and redeem all of the Class A Notes on the scheduled Redemption Date at the applicable Redemption Price. Any certification delivered by the Collateral Manager pursuant to this Section 9.2(f) shall include (1) the prices of, and expected proceeds from, the sale (directly or by participation or other arrangement) of any Collateral Obligations, Eligible Investments and/or Cap Agreements and (2) all calculations required by this Section 9.2(f).

Section 9.3 Redemption Procedures. (a) In the event of a Tax Redemption or an Optional Redemption, the written direction required as set forth herein shall be provided to the Issuer and the Trustee not later than 30 days prior to the Business Day (or such shorter time period agreed to by the Issuer, the Trustee and the Collateral Manager) on which such redemption is to be made (which date shall be designated in such notice) and a notice of redemption shall be given by the Trustee not later than 10 Business Days prior to the applicable Redemption Date, to each Holder of Notes to be redeemed.

(b) All notices of redemption delivered pursuant to Section 9.3(a) shall state:

(i) the applicable Redemption Date;

(ii) the Redemption Price of the Notes to be redeemed;

(iii) that all of the Class A Notes are to be redeemed in full and that interest (and any Commitment Fee) on such Class A Notes shall cease to accrue on the Business Day specified in the notice;

(iv) the place or places where Notes are to be surrendered for payment of the Redemption Price, which shall be the office or agency of the Issuer to be maintained as provided in Section 7.2; and

(v) whether the Partnership Interests are to be redeemed in full on such Redemption Date and, if so, the place or places where the Partnership Interests are to be surrendered for payment of the Redemption Price, which shall be the office or agency of the Issuer to be maintained as provided in Section 7.2 for purposes of surrender.

The holders of a Majority of the Limited Partnership shall have the option to withdraw any such notice of an Optional Redemption up to and including the day that is six Business Days prior to such Redemption Date.

Notice of redemption shall be given by the Issuer or, upon an Issuer Order, by the Trustee in the name and at the expense of the Issuer. Failure to give notice of redemption, or any defect therein, to any Holder of any Note selected for redemption shall not impair or affect the validity of the redemption of any other Notes.

Section 9.4 Notes Payable on Redemption Date.

(a) Notice of redemption pursuant to Section 9.3 having been given as aforesaid, the Notes to be redeemed shall, on the Redemption Date, subject to the right to withdraw any notice of redemption pursuant to Section 9.3(b), become due and payable at the Redemption Price therein specified, and from and after the Redemption Date (unless the Issuer shall default in the payment of the Redemption Price and accrued interest) all such Class A Notes shall cease to bear interest on the Redemption Date. Upon final payment on a Note to be so redeemed, the Holder shall present and surrender such Note at the place specified in the notice of redemption on or prior to such Redemption Date; provided that, if there is delivered to the Issuer and the Trustee such security or indemnity as may be required by any of them to save such party harmless and an undertaking thereafter to surrender such Note, then, in the absence of notice to the Issuer or the Trustee that the applicable Note has been acquired by a Protected Purchaser, such final payment shall be made without presentation or surrender. Payments of interest on Class A Notes so to be redeemed whose Stated Maturity is on or prior to the Redemption Date shall be payable to the Holders of such Class A Notes, or one or more predecessor Notes, registered as such at the close of business on the relevant Record Date according to the terms and provisions of Section 2.8(e).

(b) If any Class A Note called for redemption shall not be paid upon surrender thereof for redemption, the principal thereof shall, until paid, bear interest from the Redemption Date at the applicable Interest Rate for each successive Interest Period the Class A Note remains Outstanding; provided that the reason for such non-payment is not the fault of such Noteholder.

ARTICLE X

ACCOUNTS, ACCOUNTINGS AND RELEASES

Section 10.1 Collection of Money. Except as otherwise expressly provided herein, the Trustee may demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all Money and other property payable to or receivable by the Trustee pursuant to this Indenture, including all payments due on the Pledged Obligations, in accordance with the terms and conditions of such Pledged Obligations. The Trustee shall segregate and hold all such Money and property received by it in trust for the Holders of the Notes and shall apply it as provided in this Indenture.

Section 10.2 Collection Accounts.

(a) The Trustee shall, on or prior to the Closing Date, establish at the Custodian a segregated securities account, held in the name of the Trustee as Entitlement Holder in trust for the benefit of the Secured Parties, designated the “Collection Account”, which shall be maintained by the Issuer with the Custodian in accordance with the Account Control Agreement. The Trustee shall from time to time deposit into the Collection Account, all Collateral Interest Collections and all Collateral Principal Collections (other than Collateral Interest Collections and Collateral Principal Collections with respect to Collateral Obligations owned by an Issuer Subsidiary, which, as long as such Collateral Interest Collections and Collateral Principal Collections are clearly marked as proceeds with respect to Collateral Obligations owned by an Issuer Subsidiary and which Issuer Subsidiary owns such Collateral Obligations, shall be deposited to the relevant Issuer Subsidiary Account until their application as permitted under Section 7.4(e)) received by the Trustee. In addition, the Issuer may, but under no circumstances shall be required to, deposit from time to time such Monies in the Collection Account as it deems, in its sole discretion, to be advisable and to designate them as Collateral Interest Collections or Collateral Principal Collections. All Monies deposited from time to time in the Collection Account pursuant to this Indenture shall be held by the Trustee as part of the Assets and shall be applied to the purposes provided in this Section 10.2. Subject to Section 10.2(g), amounts in the Collection Account shall be reinvested pursuant to Section 10.5(a).

(b) Within two Business Days of receipt of Collateral Interest Collections or Collateral Principal Collections on and Sales Proceeds of a Reverse Participated Collateral Obligation, the Issuer shall cause and direct the Trustee to remit to the Seller, from the amounts thereof then on deposit in the Collection Account, the Reverse Participation Percentage thereof, all in like form received. Pending such remittance, the Issuer shall hold such portion of such Collateral interest Collections, Collateral Principal Collections and Sale Proceeds in trust for the Seller.

(c) Within two Business Days of receipt of Collateral Interest Collections or Collateral Principal Collections on and Sales Proceeds of a Participated Collateral Obligation, the Issuer shall cause and direct the Trustee to remit to the applicable participant, from the amounts thereof then on deposit in the Collection Account, the amount of such Collateral Interest Collections, Collateral Principal Collections or Sales Proceeds attributable to the portion of such Participated Collateral Obligation held in the form of a Participation Interest by such participant, all in like form received. Pending such remittance, the Issuer shall hold such portion of such Collateral Interest Collections, Collateral Principal Collections and Sale Proceeds in trust for such participant.

(d) Within two Business Days of receipt of Excluded Interest, the Issuer shall cause and direct the Trustee to remit to the Seller, from the amounts thereof then on deposit in the Collection Account, all such Excluded Interest, all in like form received. Pending such remittance, the Issuer shall hold such portion of such Collateral interest Collections and Collateral Principal Collections in trust for the Seller.

(e) On or before each Payment Date or Accelerated Distribution Date, prior to the application of Collateral Interest Collections and Collateral Principal Collections in accordance with the Priority of Payments, the Trustee shall, upon Issuer Order (which may be a standing order), apply available funds in the Collection Account received during the applicable Due Period to pay Administrative Expenses of the Issuer. In addition, following the payment of such expenses, the Collateral Manager in its sole discretion may, by Issuer Order, direct that not more than U.S.$50,000 on each Payment Date be retained in the Collection Account for the payment of Administrative Expenses due on future Business Days.

(f) The Trustee, within one Business Day after receipt of any distribution or other proceeds in respect of the Assets which are not Cash, shall so notify or cause the Issuer to be notified and the Issuer shall use its commercially reasonable efforts to, within five Business Days of receipt of such notice from the Trustee (or as soon as practicable thereafter), sell such distribution or other proceeds for Cash in an arm’s length transaction (which, in the case of a sale to the Collateral Manager or an Affiliate of the Issuer or the Collateral Manager, shall comply with the conditions set forth in Section 12.2(a)) and deposit the proceeds thereof in the Collection Account; provided that the Issuer (i) need not sell such distributions or other proceeds if it delivers an Officer’s certificate to the Trustee certifying that such distributions or other proceeds constitute Collateral Obligations, Equity Securities or Eligible Investments or (ii) may otherwise retain such distribution or other proceeds for up to two years from the date of receipt thereof if it delivers an Officer’s certificate to the Trustee certifying that (x) it shall sell such distribution within such two-year period and (y) retaining such distribution is not otherwise prohibited by this Indenture.

(g) The Trustee shall transfer to the Payment Account as applicable, from the Collection Account, for application pursuant to Section 11.1 of this Indenture, on or not later than the Business Day preceding each Payment Date, the amount set forth to be so transferred in the Distribution Report for such Payment Date.

Section 10.3 Payment Account; Custodial Account; Reserve Account; Contribution Account; Expense Reserve Account.

(a) Payment Account. The Trustee shall, on or prior to the Closing Date, establish at the Custodian a segregated securities account which shall be held in the name of the Trustee as Entitlement Holder in trust for the benefit of the Secured Parties, which shall be designated as the “Payment Account”, which shall be maintained by the Issuer with the Custodian in accordance with the Account Control Agreement. Except as provided in Section 11.1, the only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Payment Account shall be to pay amounts due and payable or distributable on the Notes in accordance with their terms and the provisions of this Indenture and to pay other amounts specified herein, each in accordance with the Priority of Payments. The Issuer shall not have any legal, equitable or beneficial interest in the Payment Account other than in accordance with the Priority of Payments. Funds in the Payment Account shall not be invested.

(b) Custodial Account. The Trustee shall, on or prior to the Closing Date, establish at the Custodian a segregated securities account which shall be held in the name of the Trustee as Entitlement Holder in trust for the benefit of the Secured Parties, which shall be designated as the “Custodial Account”, which shall be maintained by the Issuer with the Custodian in accordance with the Account Control Agreement. All Collateral Obligations Delivered to the Custodian pursuant to Section 3.2 shall be deposited into the Custodial Account. The only permitted withdrawals from the Custodial Account shall be in accordance with the provisions of this Indenture.

(c) Reserve Account. The Trustee shall, on or prior to the Closing Date, establish at the Custodian a segregated securities account which shall be held in the name of the Trustee as Entitlement Holder in trust for the benefit of the Secured Parties, which shall be designated as the “Reserve Account”, which shall be maintained by the Issuer with the Custodian in accordance with the Account Control Agreement. The Trustee shall immediately upon receipt deposit in the Reserve Account all funds and property designated in this Indenture for deposit in the Reserve Account, including:

(A) all proceeds from the issuance of Additional Notes;

(B) from the Contribution Account, all Contributions to the extent the Collateral Manager, by Issuer Order, directs that such Contributions be deposited in the Reserve Account to be available to fund Additional Fundings;

(C) all amounts received from the Seller under the Master Purchase Agreement in respect of a Reverse Participated Collateral Obligation that is a Delayed Draw Collateral Obligation to fund the Seller’s obligations in respect of Additional Fundings;

(D) all amounts received from the applicable participant under any Participation Agreement in respect of a Participated Collateral Obligation that is a Delayed Draw Collateral Obligation to fund such participant’s obligations in respect of Additional Fundings; and

(E) amounts required to be deposited in the Reserve Account pursuant to the Priority of Payments.

The only permitted withdrawals from or application of funds or property on deposit in the Reserve Account shall be:

(A) by Issuer Order, to fund Additional Fundings on Delayed Draw Collateral Obligations (or to transmit such funds to the account of an Issuer Subsidiary for the purpose of funding Additional Fundings on Delayed Draw Obligations held by such Issuer Subsidiary; provided that such funds shall promptly be withdrawn from such account to fund such Additional Fundings);

(B) upon the disposition of a Delayed Draw Collateral Obligation or the occurrence of any other event that reduces the Unfunded Amount, if after giving thereto, the aggregate amount on deposit in the Reserve Account exceeds the Unfunded Amount (less, for each Reverse Participated Collateral Obligation or Participated Collateral Obligation that is a Delayed Draw Collateral Obligation at such time, the portion of the unfunded amount thereof that is subject, as applicable, to the related Reverse Participation held by the Seller or the related Participation Interest held by any Person other than the Issuer), then the excess may, by Issuer Order, be remitted to the Collection Account as Collateral Principal Collections; and

(C) on the final Payment Date, the aggregate balance on deposit in the Reserve Account shall be remitted to the Collection Account as Collateral Principal Collections.

Amounts in the Reserve Account shall be reinvested pursuant to Section 10.5(a). Any income earned on amounts deposited in the Reserve Account shall be deposited in the Interest Collection Account as Collateral Interest Collections.

(d) Contribution Account. The Trustee shall, on or prior to the Closing Date, establish at the Custodian a single, segregated securities account which shall be held in the name of the Trustee as Entitlement Holder in trust for the benefit of the Secured Parties, which shall be designated as the “Contribution Account” (the “Contribution Account”), which shall be maintained by the Issuer with the Custodian in accordance with the Account Control Agreement.

As provided in this Indenture, the Issuer may from time to time solicit contributions in Cash (each, a “Contribution”) from a holder of Partnership Interests or any Affiliates thereof (each, a “Contributor”) including, without limitation, (1) to fund the Issuer’s obligations to pay a Buyer True-up Amount (as defined in the Master Purchase Agreement, (2) to fund Additional Fundings in whole or in part, (3) to fund the Issuer’s obligations to pay Extraordinary Expenses or other expenses of the Issuer, (4) to cure a breach of an Overcollateralization Test (5) to invest (solely through a Blocker Subsidiary) in existing Collateral Obligations that are Defaulted Assets or in any portion of the collateral for a Defaulted Asset that is acquired through foreclosure, power of sale, acceptance of a deed-in-lieu of foreclosure or otherwise, (6) to finance the purchase of additional Collateral Obligations pursuant to buy-sell arrangements in the Master Co-Lender Agreement, or (7) to finance a contribution to the capital of any Issuer Subsidiary. All Contributions received by the Issuer shall be deposited in the Contribution Account upon receipt. In addition, the Issuer may direct that any amounts payable pursuant to Section 11.1(a)(viii) or Section 11.1(b)(iv) of the Priority of Payments may be deposited in the Contribution Account pending further application by the Issuer.

The only permitted withdrawals from or application of funds or property on deposit in the Contribution Account shall be, by Issuer Order:

(A) to be remitted to the Seller to pay a Buyer True-Up Amount;

(B) to be remitted to the Reserve Account to fund Additional Fundings on Delayed Draw Collateral Obligations;

(C) to be applied to pay Extraordinary Expenses or the other expenses of the Issuer;

(D) to be remitted to the Collection Account to be treated as Collateral Principal Collections;

(E) to be applied (solely through a Blocker Subsidiary) to invest in existing Collateral Obligations that are Defaulted Assets or in any portion of the collateral for a Defaulted Asset that is acquired through foreclosure, power of sale, acceptance of a deed-in-lieu of foreclosure or otherwise;

(F) to finance the purchase of additional Collateral Obligations pursuant to buysell arrangements in the Master Co-Lender Agreement;

(G) to be remitted to any Cap Counterparty in connection with the Issuer’s entry into any Cap Agreement in accordance with the terms of this Indenture; or

(H) to finance a contribution to the capital of any Issuer Subsidiary.

No Contribution or portion thereof shall be returned to the Contributor at any time (other than by operation of the Priority of Payments). Amounts in the Contribution Account shall be reinvested pursuant to Section 10.5(a). Any income earned on amounts deposited in the Contribution Account shall be deposited in the Interest Collection Account as Collateral Interest Collections.

(e) Expense Reserve Account. The Trustee shall, on or prior to the Closing Date, establish at the Custodian a segregated, securities account which shall be held in the name of the Trustee as Entitlement Holder in trust for the benefit of the Secured Parties, which shall be designated as the “Expense Reserve Account”, which shall be maintained by the Issuer with the Custodian in accordance with the Account Control Agreement. The Issuer hereby directs the Trustee to deposit $10,000,000.00 to the Expense Reserve Account on the Closing Date. The Trustee shall apply funds from the Expense Reserve Account, in the amounts and as directed by the Collateral Manager, to pay amounts due in respect of actions taken on or before the Closing. Any income earned on amounts on deposit in the Expense Reserve Account shall be deposited in the Collection Account as Collateral Interest Collections as it is paid. On the Payment Date in March 2015, all remaining funds in the Expense Reserve Account (after deducting any expenses paid on such Payment Date) shall be deposited in the Collection Account as Collateral Principal Collections and will be applied to for application under the Priority of Payments on such date.

Section 10.4 Cap Counterparty Collateral Account.

If and to the extent that any Cap Agreement is entered into by the Issuer if so permitted under this Indenture and such Cap Agreement requires the Cap Counterparty to post collateral with respect to such Cap Agreement, the Issuer shall (at the direction of the Collateral Manager), on or prior to the date such Cap Agreement is entered into, direct the Trustee to establish in the name of the Trustee a segregated, securities account which shall be designated as a Cap Counterparty Collateral Account (each, a “Cap Counterparty Collateral Account”). The Trustee (as directed by the Collateral Manager on behalf of the Issuer) shall deposit into each Cap Counterparty Collateral Account all collateral required to be posted by a Cap Counterparty and all other funds and property required by the terms of any Cap Agreement to be deposited into the Cap Counterparty Collateral Account, in accordance with the terms of the related Cap Agreement. The only permitted withdrawals from or application of funds or property on deposit in the Hedge Counterparty Collateral Account shall be, in accordance with the written instructions of the Collateral Manager, to apply amounts on deposit therein to the obligations of the related Cap Counterparty under such Cap Agreement or to release such amounts to such Cap Counterparty, in each case in accordance with such Cap Agreement.

Section 10.5 Reinvestment of Funds in Accounts; Reports by Trustee.

(a) By Issuer Order (which may be in the form of standing instructions), the Issuer (or the Collateral Manager on behalf of the Issuer) shall at all times direct the Trustee to, and, upon receipt of such Issuer Order, the Trustee shall, invest all funds on deposit in the Collection Account, the Reserve Account, the Contribution Account, the Expense Reserve Account and the Cap Counterparty Collateral Account as so directed in Eligible Investments having Stated Maturities no later than 30 days (unless in each case a shorter maturity is required herein). If, prior to the occurrence of an Event of Default, the Issuer shall not have given any such investment directions, the Trustee shall seek instructions from the Collateral Manager within three Business Days after transfer of any funds to such accounts. If the Trustee does not thereafter receive written instructions from the Collateral Manager within five Business Days after transfer of such funds to such accounts, it shall invest and reinvest the funds held in such accounts, as fully as practicable, in an investment vehicle (which shall be an Eligible Investment) designated as such by the Collateral Manager to the Trustee in writing on or before the Closing Date, (such investment, until and as it may be changed from time to time as hereinafter provided, the “Standby Directed Investment”), until investment instruction as provided in the preceding sentence is received by the Trustee; or, if the Trustee from time to time receives a standing written instruction from the Collateral Manager expressly stating that it is changing the “Standby Directed Investment” under this Section 10.5(a), the Standby Designated Investment may thereby be changed to an Eligible Investment of the type described in clause (ii) of the definition of “Eligible Investments” maturing no later than the Business Day immediately preceding the next Payment Date (or such shorter maturities expressly provided herein) as designated in such instruction. After an Event of Default, the Trustee shall invest and reinvest such Monies as fully as practicable in the Bank’s “US Bank Money Market Deposit Account” or, if no longer available, such similar investment of the type set forth in clause (ii) of the definition of Eligible Investments maturing not later than the earlier of (i) 30 days after the date of such investment (unless putable at par to the issuer thereof) or (ii) the Business Day immediately preceding the next Payment Date (or such shorter maturities expressly provided herein). Except to the extent expressly provided otherwise herein, all interest and other income from such investments shall be deposited in the Interest Collection Account, any gain realized from such investments shall be credited to the Principal Collection Account upon receipt, and any loss resulting from such investments shall be charged to the Principal Collection Account. The Trustee shall not in any way be held liable by reason of any insufficiency of such accounts which results from any loss relating to any such investment; provided that the foregoing shall not relieve the Bank of its obligations under any security or obligation issued by the Bank or any Affiliate thereof.

(b) The Trustee agrees to give the Issuer immediate notice if any Account or any funds on deposit in any Account, or otherwise to the credit of an Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. All Accounts shall remain at all times with the Trustee or a financial institution (x) having a long-term debt rating of at least equal to “A3” or a short-term debt rating of at least “P-1” by Moody’s and having combined capital and surplus of at least U.S.$200,000,000 and (y) (a) that is a federal or state-chartered depository institution that has a long-term debt rating of at least “A” by S&P or a long-term debt rating of at least “A-” by S&P and a short-term debt rating of at least “A-1” by S&P or (b) in segregated trust accounts with the corporate trust department of a federal or state-chartered deposit institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulation Section 9.10(b) that has (1) a long-term debt rating of at least “A” by S&P or a long-term debt rating of at least “A-” by S&P and a short-term debt rating of at least “A-1” by S&P, and (2) in the case of accounts holding only Cash, a long-term debt rating at least equal to “A3” or a short-term debt rating of “P-1” by Moody’s. In addition, if such institution’s rating falls below the above required Moody’s and S&P ratings, the assets held in such Account shall be moved within 30 calendar days to another institution that is able to satisfy such ratings.

(c) The Trustee shall supply, in a timely fashion, to the Issuer, the Collateral Manager and, upon the direction of the Issuer or the Collateral Manager, the Seller any information regularly maintained by the Trustee that the Issuer or the Collateral Manager may from time to time request in writing with respect to the Pledged Obligations, the Accounts and the other Assets and provide any other requested information reasonably available to the Trustee by reason of its acting as Trustee hereunder and required to be provided by Section 10.7, to permit the Collateral Manager to perform its obligations under the Collateral Management Agreement. The Trustee shall promptly forward to the Collateral Manager copies of notices and other writings received by it from the issuer of any Collateral Obligation or from any Clearing Agency with respect to any Collateral Obligation which notices or writings advise the Holders of such security of any rights that the Holders might have with respect thereto (including, without limitation, requests to vote with respect to amendments or waivers and notices of prepayments and redemptions) as well as all periodic financial reports, and other communications received from such issuer and Clearing Agencies with respect to such issuer.

Section 10.6 Accountings.

(a) Monthly. Not later than the 1st day of each calendar month (or, if such day is not a Business Day, the next succeeding Business Day), commencing on February 1, 2015, the Issuer shall compile and make available (or cause to be compiled and made available) (including, at the election of the Issuer, via appropriate electronic means) to the Trustee and the Collateral Manager and, upon written request therefor, to any Holder shown on the Register and, upon written notice to the Trustee substantially in the form of Exhibit C, any beneficial owner of a Note, a monthly report (each a “Monthly Report”) determined as of the close of business on Calculation Date immediately preceding the Payment Date in each month. The Monthly Report shall contain the information with respect to the Collateral Obligations and Eligible Investments included in the Assets (based, in part, on information provided by the Collateral Manager) set forth on Schedule 9 hereto.

Upon receipt of each Monthly Report, the Trustee, to the extent it has the information to do so in its possession, shall compare the information contained in such Monthly Report to the information contained in its records with respect to the Assets and shall, within three Business Days after receipt of such Monthly Report, notify the Issuer and the Collateral Manager if the information contained in the Monthly Report does not conform to the information maintained by the Trustee with respect to the Assets. In the event that any discrepancy exists, the Trustee and the Issuer, or the Collateral Manager on behalf of the Issuer, shall attempt to resolve the discrepancy. If such discrepancy cannot be promptly resolved, the Trustee shall within five Business Days cause the Independent accountants appointed by the Issuer pursuant to Section 10.8 to perform agreed-upon procedures on such Monthly Report and the Trustee’s records to assist the Trustee in determining the cause of such discrepancy. If the discrepancy results in the discovery of an error in the Monthly Report or the Trustee’s records, the Monthly Report or the Trustee’s records shall be revised accordingly and, as so revised, shall be utilized in making all calculations pursuant to this Indenture and notice of any error in the Monthly Report shall be sent as soon as practicable by the Issuer to all recipients of such report.

(b) Payment Date Accounting. The Issuer shall render (or cause to be rendered) a report (each a “Distribution Report”), determined as of the close of business on each Calculation Date preceding a Payment Date, and shall make available such Distribution Report (including, at the election of the Issuer, via appropriate electronic means acceptable to each recipient) to the Trustee, the Collateral Manager and, upon written request therefor, any Holder shown on the Register and, upon written notice to the Trustee in the form of Exhibit C, any beneficial owner of a Note not later than the Business Day preceding the related Payment Date. The Distribution Report shall contain the following information (based, in part, on information provided by the Collateral Manager):

(i) (a) the Aggregate Outstanding Amount of the Class A Notes at the beginning of the Interest Period and such amount as a percentage of the original Aggregate Outstanding Amount of the Class A Notes, the amount of principal payments to be made on the Class A Notes on the related Payment Date, the Unfunded Amount, Net Unfunded Amount and the Aggregate Outstanding Amount of the Class A Notes after giving effect to the principal payments, if any, on the related Payment Date and such amount as a percentage of the original Aggregate Outstanding Amount of the Class A Notes and (b) the amount of payments to be made to the holders of the Partnership Interests on the related Payment Date;

(ii) (A) the accrued interest (and any related Commitment Fee) for the Class A Notes for such Payment Date; (B) LIBOR for the Interest Period commencing on such Payment Date; and (C) the Interest Rate for the Class A Notes for the Interest Period commencing on such Payment Date;

(iii) the amounts payable pursuant to each clause of Section 11.1(a) or, if applicable, each clause of Section 11.1(b) on the related Payment Date;

(iv) for the Collection Account:

(A) the Balance on deposit in the Collection Account at the end of the related Due Period (or, with respect to the Interest Collection Account, the next Business Day);

(B) the amounts payable from the Collection Account to the Payment Account, in order to make payments pursuant to Section 11.1(a) and Section 11.1(b) on the next Payment Date; and

(C) the Balance remaining in the Collection Account immediately after all payments and deposits to be made on such Payment Date; and

(v) subject to Section 14.14, such other information as the Trustee or the Collateral Manager may reasonably request, to the extent that such information is reasonably available to the Issuer or is in the possession of the Issuer.

Each Distribution Report shall constitute instructions to the Trustee to withdraw funds from the Payment Account and pay or transfer such amounts set forth in such Distribution Report in the manner specified and in accordance with the priorities established in Section 11.1 and Article XIII.

(c) Interest Rate Notice. The Trustee shall make available to each Holder of Class A Notes, through publication in the Distribution Report relating to the Payment Date on which the relevant Interest Period commences, LIBOR and the Interest Rate for the Class A Notes for each Interest Period.

(d) Failure to Provide Accounting. If the Trustee shall not have received any accounting provided for in this Section 10.7 on the first Business Day after the date on which such accounting is due to the Trustee, the Issuer shall use all reasonable efforts to cause such accounting to be made by the applicable Payment Date. To the extent the Issuer is required to provide any information or reports pursuant to this Section 10.7 as a result of the failure to provide such information or reports, the Issuer (with the assistance of the Collateral Manager) shall be entitled to retain an Independent certified public accountant in connection therewith and the reasonable costs incurred by the Collateral Manager for such Independent certified public accountant shall be paid by the Issuer.

(e) Posting Reports. The Issuer may post the information contained in a Monthly Report or Distribution Report to a password-protected internet site accessible only to the Holders of the Notes, the Trustee and the Collateral Manager.

(f) Availability of Reports. The Monthly Reports, Distribution Reports, any notices or communications required to be delivered to the Holders in accordance with this Indenture and copies of all Transaction Documents shall be made available to the Persons entitled to such reports via the Trustee’s website. The Trustee’s website shall initially be located at the following address: http://www.usbtrustgateway. The Trustee may change the way such statements are distributed. As a condition to access to the Trustee’s internet website, the Trustee may require registration and the acceptance of a disclaimer. The Trustee shall not be liable for the information it is directed or required to disseminate in accordance with this Indenture. The Trustee shall be entitled to rely on but shall not be responsible for the content or accuracy of any information provided in the information set forth in the Monthly Report and the Distribution Report and may affix thereto any disclaimer it deems appropriate in its reasonable discretion. Upon written request of any Holder, the Trustee shall also provide such Holder copies of reports produced pursuant to this Indenture and the Collateral Management Agreement.

Section 10.7 Release of Assets.

(a) The Issuer (or the Collateral Manager, on behalf of the Issuer) may, by Issuer Order executed by, or a trade confirmation prepared by, an Authorized Officer of the Collateral Manager, delivered to the Trustee no later than the settlement date for any sale of an Asset certifying that the sale of such Asset is being made in accordance with Section 12.1 and such sale complies with all applicable requirements of Section 12.1 (which certifications shall be deemed to have been made by the delivery of an Issuer Order or trade confirmation), direct the Trustee to release or cause to be released such Asset from the lien of this Indenture and, upon receipt of such Issuer Order, or trade confirmation, the Trustee shall deliver (or cause the Custodian to deliver) any such Asset, if in physical form, duly endorsed to the broker or purchaser designated in such Issuer Order or trade confirmation or, if such Asset is a Clearing Corporation Security, cause an appropriate transfer thereof to be made, in each case against receipt of the sales price therefor as specified by the Collateral Manager in such Issuer Order or trade confirmation; provided that (1) the Trustee may deliver (or cause the Custodian to deliver) any such Asset in physical form for examination in accordance with industry custom; and (2) notwithstanding the foregoing, the Issuer shall not direct the Trustee to release any Asset pursuant to this Section 10.7(a) following the occurrence and during the continuance of an Event of Default unless (x) such release is in connection with a sale in accordance with Section12.1 or (y) the liquidation of the Assets has begun or the Trustee has exercised any remedies of a Secured Party pursuant to Section 5.4(a) at the direction of a Majority of the Class A Notes.

(b) If (x) no Event of Default has occurred and is continuing or (y) the release is in connection with a sale in accordance with Section 12.1 (unless the liquidation of the Assets has begun and the Trustee has exercised any remedies of a Secured Party pursuant to Section 5.4(a) at the direction of a Majority of the Class A Notes), and, in each case, subject to Article XII hereof, the Trustee shall upon the direction of the Collateral Manager deliver any Pledged Obligation, and release or cause to be released such Asset from the lien of this Indenture, which is set for any mandatory call or redemption or payment in full to the appropriate Paying Agent on or before the date set for such call, redemption or payment, in each case against receipt of the call or redemption price or payment in full thereof.

(c) Upon receiving actual notice of any Offer (as defined below) or any request for a waiver, consent, amendment or other modification with respect to any Collateral Obligation, the Trustee on behalf of the Issuer shall promptly notify the Collateral Manager of any Collateral Obligation that is subject to a tender offer, voluntary redemption, exchange offer, conversion or other similar action (an

“Offer”) or such request. Unless the Notes have been accelerated following an Event of Default, the Collateral Manager shall have the exclusive right to direct in writing (upon which the Trustee may conclusively rely) (x) the Trustee to accept or participate in or decline or refuse to participate in such Offer and, in the case of acceptance or participation, to release from the lien of this Indenture such Collateral Obligation in accordance with the terms of the Offer against receipt of payment therefor, or (y) the Issuer or the Trustee to agree to or otherwise act with respect to such consent, waiver, amendment or modification. If the Notes have been accelerated following an Event of Default, the Majority of the Class A Notes shall have the exclusive right to direct in writing (upon which the Trustee may conclusively rely) (x) the Trustee to accept or participate in or decline or refuse to participate in such Offer and, in the case of acceptance or participation, to release from the lien of this Indenture such Collateral Obligation in accordance with the terms of the Offer against receipt of payment therefor, or (y) the Issuer or the Trustee to agree to or otherwise act with respect to such consent, waiver, amendment or modification.

(d) As provided in Section 10.2(a), the Trustee shall deposit any proceeds received by it from the disposition of a Pledged Obligation in the Collection Account, unless simultaneously applied to the purchase of additional Eligible Investments as permitted under and in accordance with the requirements of this Article X.

(e) The Trustee shall, upon receipt of an Issuer Order at such time as there are no Class A Notes Outstanding and all obligations of the Issuer hereunder have been satisfied, release any remaining Assets from the lien of this Indenture.

(f) Any Asset or amounts that are released pursuant to Section 10.7(a), (b), (c) or (e) shall be released from the lien of this Indenture.

Section 10.8 Reports by Independent Accountants.

(a) Prior to the delivery of any reports of accountants required to be prepared to be pursuant to the terms hereof, the Issuer shall appoint one or more firms of Independent certified public accountants of recognized international reputation for purposes of performing agreed-upon procedures required by this Indenture, which may be the firm of Independent certified public accountants that performs accounting services for the Issuer or the Collateral Manager. The Issuer may remove any firm of Independent certified public accountants at any time without the consent of any Holder of Notes. Upon any resignation by such firm or removal of such firm by the Issuer, the Issuer (or the Collateral Manager on behalf of the Issuer) shall promptly appoint by Issuer Order delivered to the Trustee a successor thereto that shall also be a firm of Independent certified public accountants of recognized international reputation, which may be a firm of Independent certified public accountants that performs accounting services for the Issuer or the Collateral Manager. If the Issuer shall fail to appoint a successor to a firm of Independent certified public accountants which has resigned within 30 days after such resignation, the Issuer shall promptly notify the Trustee of such failure in writing. If the Issuer shall not have appointed a successor within ten days thereafter, the Trustee shall promptly notify the Collateral Manager, who shall appoint a successor firm of Independent certified public accountants of recognized international reputation. The fees of such Independent certified public accountants and its successor shall be payable by the Issuer as an Administrative Expense.

(b) Upon the written request of the Trustee, or any Holder of a Partnership Interest, the Issuer shall cause the firm of Independent certified public accountants appointed pursuant to Section 10.7(a) to provide any Holder of Notes with all of the information required to be provided by the Issuer or pursuant to Section 7.13 or assist the Issuer in the preparation thereof.

Section 10.9 Reserved.

Section 10.10 Procedures Relating to the Establishment of Accounts Controlled by the Trustee. Notwithstanding anything else contained herein, the Trustee is hereby directed, with respect to each of the Accounts, to enter into the Account Control Agreement with the Custodian. The Trustee shall have the right to open such subaccounts of any such account as it deems necessary or appropriate for convenience of administration.

ARTICLE XI

APPLICATION OF MONIES

Section 11.1 Disbursements of Monies from Payment Account.

(a) Notwithstanding any other provision in this Indenture, the Notes or any other Transaction Document, but subject to the other subsections of this Section 11.1, unless an Enforcement Event has occurred and is continuing, on each Payment Date (including the Stated Maturity Date and, if funds become available after the Stated Maturity Date, on any date after the Stated Maturity Date promptly following the date on which such funds become available), the Trustee shall disburse Collateral Interest Collections and Collateral Principal Collections transferred, if any, from the Collection Account to the Payment Account pursuant to Section 10.2 in accordance with the following priorities (the “Ordinary Priority of Payments”):

(i) to pay any accrued and unpaid interest on the Class A Notes;

(ii) (A) on the first Payment Date, all proceeds of the 140 West Rebate Payment (if any) will be applied to repay outstanding principal of the Class A Notes, and (B) on the Payment Date occurring in March 2015, all amounts transferred from the Expense Reserve Account to the Collection Account as Collateral Principal Collections;

(iii) if the Portfolio O/C Ratio Test is not satisfied, the Required Portfolio O/C Level is Sequential or a Sequential Amortization Trigger Event has occurred, to pay pro rata the outstanding principal amount of Class A Notes:

(x) if the Portfolio O/C Ratio Test is not satisfied, in an amount necessary (determined on a pro forma basis giving effect to the payment of principal of the Class A Notes pursuant to this clause (iii)) to cause the Portfolio O/C Ratio Test to be satisfied; and

(y) if the Required Portfolio O/C Level is Sequential or if a Sequential Amortization Trigger Event has arisen, until the Class A Notes are paid in full;

(iv) if the Underlying Aggregate Asset O/C Ratio is less than the Required Underlying Aggregate Asset O/C Ratio, to pay pro rata the outstanding principal amount of the Class A Notes in an amount necessary (determined on a pro forma basis giving effect to the payment of principal of the Class A Notes pursuant to this clause (iv)) to cause the Underlying Aggregate Asset O/C Ratio to equal at least 224%;

(v) to pay (a) if such date is on or after the Clean-Up Call Redemption Date, pro rata, principal of the Class A Notes until the Class A Notes are paid in full, and (b) the Class A Minimum Payment (if any) to the extent not previously paid;

(vi) if the Class A Notes have been paid in full, to the Reserve Account until the aggregate amount then on deposit in the Reserve Account is equal to the aggregate Unfunded Amount of all Delayed Draw Collateral Obligations on such date (less, for each Reverse Participated Collateral Obligation or Participated Collateral Obligation that is a Delayed Draw Collateral Obligation at such time, the portion of the unfunded amount thereof that is subject, as applicable, to the related Reverse Participation held by the Seller or the related participation interest held by any Person other than the Issuer) (which amounts so deposited will serve to reduce the aggregate Commitments on a dollar for dollar basis);

(vii) at the discretion of the Collateral Manager, to purchase Cap Agreements to the extent otherwise permitted under this Indenture; and

(viii) any remaining amounts shall be paid as the Issuer shall direct.

(b) If an Enforcement Event has occurred and is continuing, any money collected by the Trustee (in the case of an Enforcement Event resulting from the occurrence of an Event of Default other than a Remedies Event, excluding any amounts held in the Reserve Account and any proceeds received from the issuance of Additional Notes or from Contributions, in each case, to fund Additional Fundings) will be applied at the date or dates fixed by the Trustee (each, an “Accelerated Payment Date”), following payment by the Trustee of any Administrative Expenses in accordance with Section 10.2(d) and in the following order (the “Acceleration Priority of Payments”):

(i) to pay any accrued and unpaid interest on the Class A Notes;

(ii) to pay, (x) first, pro rata, principal of the Class A Notes until paid in full; and (y) second, the Class A Minimum Payment (if any) to the extent not previously paid;

(iii) to deposit into the Reserve Account until the aggregate amount deposited in the Reserve Account under this clause (iii) equals the aggregate Unfunded Amount of all Delayed Draw Collateral Obligations on such date (less, for each Reverse Participated Collateral Obligation or Participated Collateral Obligation that is a Delayed Draw Collateral Obligation at such time, the portion of the unfunded amount thereof that is subject, as applicable, to the related Reverse Participation held by the Seller or the related participation interest held by any Person other than the Issuer) (which amounts so deposited will serve to reduce the aggregate Commitments on a dollar for dollar basis); and

(iv) any remaining amounts shall be paid as the Issuer shall direct.

(c) If on any Payment Date the amount available in the Payment Account is insufficient to make the full amount of the disbursements required by the Distribution Report, the Trustee shall make the disbursements called for in the order and according to the priority set forth under Section 11.1 to the extent funds are available therefor.

(d) If any Deemed Expense Notes have been deemed to have arisen in connection with Extraordinary Expenses, then references in the Priority of Payments to the Class A Notes shall be deemed to include references to such Deemed Expense Notes.

(e) In the event that a Cap Counterparty defaults in the payment of its obligations to the Issuer under any Cap Agreement on the date on which any payment is due thereunder, the Trustee shall make a demand on such Cap Counterparty, or any guarantor, if applicable, demanding payment by 12:30 p.m., New York time, on such date. The Trustee shall give notice as soon as reasonably practicable to the Holders of Notes and the Collateral Manager if such Cap Counterparty continues to fail to perform its obligations for two Business Days following a demand made by the Trustee on such Cap Counterparty, and shall take such action with respect to such continuing failure as may be directed to be taken pursuant to Section 5.13.

ARTICLE XII

SALE OF COLLATERAL OBLIGATIONS

Section 12.1 Sales of Collateral Obligations. (a) Subject to the satisfaction of the conditions specified in Sections 12.2 and 12.3 and provided that the maturity of the Class A Notes has not been accelerated, the Collateral Manager, on behalf of the Issuer, may, but will not be required to, direct the Trustee, in writing, to sell, grant a participation in or otherwise dispose of, and the Trustee (on behalf of the Issuer) shall sell, grant a participation in or otherwise dispose of (in the manner directed by the Collateral Manager) any Collateral Obligation, including any Defaulted Asset. Notwithstanding anything herein to the contrary, the Issuer (or the Collateral Manager on its behalf) shall sell any Collateral Obligation to the Seller subject to the Seller’s exercise of its repurchase rights set forth in Section 4.1 of the Master Purchase Agreement, as and when required by the terms thereof.

Without limiting the foregoing, provided that the maturity of the Class A Notes has not been accelerated the Collateral Manager may cause the Issuer to exchange a Defaulted Asset or a Collateral Obligation expected to become a Defaulted Asset for an amount of cash provided by a holder of Limited Partnership Interests or the Collateral Manager or any of their respective Affiliates (each such exchange, a “Defaulted Asset Exchange”) in an amount equal to the greater of (i) the fair market value of such Defaulted Asset or Collateral Obligation and (ii) the lesser of (x) its par amount and (y) its Adjusted Appraised Value.    For each Defaulted Asset Exchange, the Collateral Manager shall provide prior written notice to the Holders of the Class A Notes, specifying in such notice the Adjusted Appraised Value of such Defaulted Asset or Collateral Obligation and its determination of the fair market value thereof. If the Holders of a Majority of the Class A Notes object to the Collateral Manager’s determination of such fair market value, the consummation of such Defaulted Asset Exchange shall be postponed until the fair market value of such Defaulted Asset or Collateral Obligation shall have been determined by an Approved Appraisal Firm jointly selected by the Collateral Manager and the Holders of the Class A Notes, acting in good faith (it being understood that the acquiring party may choose not to acquire such Defaulted Asset or Collateral Obligation following such determination of fair market value).

(b) Post-Acceleration Sales. Subject to the satisfaction of the conditions specified in Sections 12.2 and 12.3, if the prepayment of the Class A Notes has been accelerated, the Collateral Manager, on behalf of the Issuer, may, but will not be required to, direct the Trustee, in writing, to sell, grant a participation in or otherwise dispose of, and the Trustee (on behalf of the Issuer) shall sell, grant a participation in or otherwise dispose of (in the manner directed by the Collateral Manager), any Collateral Obligation, provided that either:

(i) after giving effect to such Sale (and any other Sales effected substantially contemporaneously) and the application of the proceeds thereof, each of the Overcollateralization Tests are satisfied or, if not satisfied, maintained or improved; or

(ii) Holders of a Majority of the Class A Notes shall have consented to such Sale;

provided that the restrictions set forth in clauses (i) and (ii) above will not apply if both the retention of such Collateral Obligation by the Issuer and the contribution of such Collateral Obligation by the Issuer to a Blocker Subsidiary would, in the Issuer’s good faith judgment, create a significant tax exposure.

(c) Legal Final Maturity Sales. Subject to clauses (a) and (b) above, if any Class A Notes are for any reason outstanding on the date that is three months prior to the Legal Final Maturity, the Collateral Manager shall cause all remaining Collateral Obligations to be sold for settlement prior to the Legal Final Maturity.

(d) Tax Redemption; Clean-Up Redemption; Optional Redemption. After the Issuer has notified the Trustee of a Tax Redemption, Clean-Up Redemption or Optional Redemption, the Collateral Manager shall direct the Trustee to sell (which sale may be through participation or other arrangement) all or a portion of the Collateral Obligations if the requirements of Article IX are satisfied. If any such sale is made through participation, the Issuer shall use reasonable efforts to cause such participations to be converted to assignments within six months of the sale.

(e) Transfers to Issuer Subsidiaries. The Issuer will use its commercially reasonable efforts to sell or otherwise transfer to a Blocker Subsidiary any Collateral Obligation that is a Defaulted Asset or that is expected to become a Defaulted Asset, in either case before the continued direct ownership of such Collateral Obligation would cause the Issuer to incur a material amount of tax liability or adversely affect the Issuer or its direct or indirect equity holders, including before the Collateral Obligation becomes a “U.S. real property interest”. In addition, the Issuer may transfer to a Blocker Subsidiary or to any other Issuer Subsidiary any of the other assets described in Section 7.4(c). The consideration for the transfer of such assets shall be either an increase in the value of the equity interests of the Issuer in such Issuer Subsidiary or a note (or loan) issued by such Issuer Subsidiary to the Issuer or a combination of the two, in each case pursuant to an Issuer Subsidiary Funding and Security Agreement, provided that (x) the Issuer shall pledge its equity interests in such Issuer Subsidiary to secure the Secured Obligations and (y) in a case where any portion of the consideration for the transfer of such assets is a note (or a loan or any other debt instrument) issued by such Issuer Subsidiary to the Issuer, such Issuer Subsidiary shall grant a security interest in all of its assets to secure such note(s) (or loans or other debt instruments, if any) or the Secured Obligations (or both) and shall take all steps necessary to ensure that each such security interest constitutes a first priority perfected security interest not subject to equal or prior Liens (the provisions of this clause (y) shall apply mutatis mutandis to any subsidiary of an Issuer Subsidiary that is issued a note (or loan or other debt instrument) by such Issuer Subsidiary.

Section 12.2 Conditions Applicable to All Purchase and Sale Transactions.

(a) Any transaction effected under this Article XII shall be conducted on an arm’s length basis and, if effected with a Person Affiliated with the Collateral Manager, shall be effected in accordance with the requirements of Section 9 of the Collateral Management Agreement on terms no less favorable to the Issuer than would be the case if such Person were not so Affiliated, provided that the Trustee shall have no responsibility to oversee compliance with this clause (a) by the other parties.

(b) Without limiting the other conditions to Discretionary Sales in this Indenture, no Discretionary Sale shall be permitted hereunder unless either:

(i) after giving effect to such Discretionary Sale, (and any other Discretionary Sale effected substantially contemporaneously) and the application of the proceeds thereof, each of the Overcollateralization Tests are satisfied or, if not satisfied, are maintained or improved; or

(ii) Holders of a Majority of the Class A Notes shall have consented thereto;

provided that the restrictions set forth in clauses (i) and (ii) above will not apply if both the retention of such Collateral Obligation by the Issuer and the contribution of such Collateral Obligation by the Issuer to a Blocker Subsidiary would, in the Issuer’s good faith judgment, create a significant tax exposure.

(c) Notwithstanding anything contained in this Article XII to the contrary, the Issuer shall have the right to effect any sale of any Pledged Obligation (x) that has been consented to by Holders of a Majority of the Class A Notes and (y) of which the Trustee has been notified.

Section 12.3 Participations.

(a) To the extent the Issuer desires to (and under the terms of this Indenture the Issuer is otherwise permitted to) sell a Collateral Obligation, the Issuer may sell such Collateral Obligation by assignment or by granting an undivided participation interest (any such participation interest (excluding any Reverse Participation granted pursuant to the Master Purchase Agreement, a “Participation Interest”) therein to the transferee as determined by the Collateral Manager in a commercially reasonable manner, provided that sales of Participation Interests after the Closing Date shall be subject to the following requirements:

(i) Such Participation Interest must constitute a Qualified Participation.

(ii) If such Collateral Obligation is a Delayed Draw Collateral Obligation, the Participation Agreement must provide that, unless:

(A) the Participant is reasonably creditworthy (as determined by the Collateral Manager in good faith and in a commercially reasonable manner); and

(B) if it is publicly rated by Moody’s, Standard & Poor’s or Fitch, its public debt ratings are at least “Baa2”, “BBB” and “BBB”, respectively,

the Participant must post collateral of a commercially reasonable type and amount in respect of its unfunded obligations under such Participation Agreement into an account of the Issuer (a “Participant Funding Account”) with respect to such Participant with the Bank.

(iii) The ownership of each Participation Interest granted by the Issuer shall be registered on a record of ownership maintained by the Issuer. The right to receive payments with respect to each such Participation Interest may be transferred only if the transfer is registered on such record of ownership and the transferee is identified as the owner of an interest in the obligation, and the Issuer shall promptly register any transfer on such record of ownership. Under the terms of each Participation Agreement to which the Issuer is a party as the seller, the Issuer shall treat the registered holder of each Participation (as recorded on such record of ownership) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in a Participation or under any Participation Agreement on the part of any other person or entity. The Trustee, Holders of Class A Notes and Participants shall have the right at any time upon reasonable prior notice and during business hours to inspect such register.

(iv) Each Participation Agreement shall provide for the following (or substantially similar provisions):

(A) If the Participation Seller (or other applicable withholding agent) shall be required by law to deduct and withhold Taxes from sums payable to or with respect to the Participant with respect to any Participation Interest, the Participation Seller or such other withholding agent shall be entitled to do so with respect to the Participant’s interest in such payment (all withheld amounts being deemed paid to such Participant).

(B) The Participant shall agree to indemnify the Participation Seller and the Trustee against and hold the Participation Seller harmless from and against any Taxes, interest, penalties and attorneys’ fees and disbursements arising or resulting from any failure of the Participation Seller to withhold Taxes from payment made to the Participant if and to the extent the Participation Seller failed to withhold in reliance upon any representation, certificate, statement, document or instrument made or provided by such Participant to the Participation Seller or its agent in connection with the obligation of the Seller, indicating that such withholding is not required, and the Participant shall, upon request of the Seller and at its sole cost and expense, defend any claim or action relating to the foregoing indemnification.

(C) The Participant shall represent to the Participation Seller (for the benefit of the underlying borrowers) that it is not a Non-Exempt Person. Contemporaneously with the execution of the related Participation Agreement and from time to time as necessary during the term of such Participation Agreement, the Participant shall deliver to the Participation Seller evidence satisfactory to the Participation Seller substantiating that it is not a Non-Exempt Person and that the Participation Seller is not obligated under applicable law to withhold U.S. federal Taxes on sums paid to it with respect to the underlying Collateral Obligations or otherwise under the relevant Participation Agreement. Without limiting the effect of the foregoing, each party shall furnish each other party duly executed copies of the applicable Internal Revenue Service Form W-9 and/or W-8 or successor form thereto or other form or statement (including any replacement form upon the obsolescence or expiration of a form previously provided and, where applicable, any statement certifying eligibility for the “portfolio interest” exemption described in Code sections 871 and 881, as well as any other reasonably requested information to establish an exemption from the withholding of United States federal tax), as evidence of such party’s exemption from the withholding of United States federal tax with respect to payments made with respect to the underlying Collateral Obligations or otherwise under the relevant Participant Agreement. Notwithstanding any other provision of this paragraph, if, as a result of any requirement of law or any change therein or in the interpretation or application thereof enacted or effective after the date hereof, a party is not legally able to deliver any form pursuant to this paragraph, such party shall not be required to deliver such form and shall not be treated as a Non-Exempt Person for purposes of this Agreement.

(D) As used in this clause (iv):

(1) “Non-Exempt Person” means a Person who has not delivered to (or does not have on file with) to the Participation Seller (or other applicable withholding agent) for the relevant year such duly-executed form(s) or statement(s) as may, from time to time, be prescribed by law to permit the Participation Seller to make payments to such Person free of any obligation or liability for withholding of U.S. federal taxes.

(2) “Participation Seller” means the Issuer as selling institution in respect of a Participation Interest.

(3) “Taxes” means any income or other taxes (including withholding taxes), levies, imposts, duties, fees, assessments or other charges of whatever nature, now or hereafter imposed by any jurisdiction or by any department, agency, state or other political subdivision thereof or therein.

(b) If at any time a Participant in a Delayed Draw Collateral Obligation shall not have funded its share under any such Delayed Draw Collateral Obligation and collateral to fund such amounts is not available in a related Participant Funding Account, then the Issuer shall solicit Contributions from Contributors to fund such amounts.

(c) If a Participant fails to fund its share of any Delayed Draw Collateral Obligation, the Issuer shall, promptly following such failure to fund, establish a Participant Funding Account in respect of such Participant (if a Participant Funding Account has not theretofore been established), and all payments to the Issuer by an Obligor in respect of any such Delayed Draw Collateral Obligation that would otherwise be payable by the Issuer to such Participant shall be diverted to such Participant Funding Account, and any amounts in such Participant Funding Account shall be applied to any future funding obligations in respect of Delayed Draw Collateral Obligations of such Participant.

(d) Upon the occurrence of each borrowing by the Obligor under a Delayed Draw Collateral Obligation in respect of which the relevant Participant has acquired its Participation Interest, any amounts contained in the related Participant Funding Account shall, as directed by the Issuer in writing, be withdrawn by the Trustee and applied toward such Participant’s funding obligations under such Participation Interest in accordance with the terms of the related Participation Agreement.

(e) Upon the occurrence of each repayment or prepayment by the Obligor under the Delayed Draw Collateral Obligation in respect of which the relevant Participant has acquired its Participation Interest, amounts received by the Issuer that are attributable to such Participant’s Participation Interest shall (x) in the case of any Participant that has failed to fund its share of any Delayed Draw Collateral Obligation or for which a Participant Funding Account has otherwise been created, be deposited into the related Participant Funding Account for further application under clause (d) above or clause (f) below, and applied in accordance with clause (d) above or (y) in the case of any other Participant, as directed by the Issuer in writing, be remitted by the Trustee to such Participant.

(f) When all future funding obligations owing by a Participant to the Issuer under each Participation Agreement shall have been satisfied in full (as determined in accordance with the terms of such Participation Agreement), all amounts remaining in the related Participant Funding Account shall, as directed by the Issuer in writing, be withdrawn by the Trustee and remitted to such Participant.

(g) If a Participation Interest is sold to an Affiliate of the Issuer, the related Participation Agreement shall contain provisions in which such Affiliate (A) absolves the Issuer and the Trustee from liability to such Affiliate except for their gross negligence, willful misconduct or bad faith and (B) covenants not to institute bankruptcy, insolvency or similar proceedings against the Issuer.

(h) For purposes of this Indenture, calculations of the Overcollateralization Tests shall be determined as if the Issuer had sold an assignment of such Collateral Obligation rather than a Participation Interest.

(i) All sales of Participation Interests shall be for Cash.

(j) The Issuer shall provide the Trustee with a certified copy of each agreement under which the Issuer sells a Participation Interest in any Collateral Loan Obligation. Upon receipt of written certification by the Issuer (which may take the form of standing instructions with respect to a specified portion of all payments received on designated Collateral Obligations) to the effect that specified amounts received by the Issuer from an Obligor do not constitute Collateral Interest Collections or Collateral Principal Collections subject to this Indenture but are required by the terms of such a Participation Agreement to be paid by the Issuer to the purchaser of a Participation Interest, the Trustee will disburse such amounts to the Person entitled thereto, as directed in such certificate (subject to clause (ii) above). The Trustee shall have no liability for relying on such certificates absent manifest error.

Section 12.4 Appraisal of Assets.

The Issuer shall obtain Appraisals with respect to Collateral Obligations from time to time as follows:

(a) If any Collateral Obligation becomes a Defaulted Asset then, upon request from the Servicer or Holders of at least a Majority of the Class A Notes, the Collateral Manager shall promptly initiate the process of obtaining an Appraisal with respect to such Defaulted Asset pursuant to the terms of such Collateral Obligation or, in its discretion, obtain an Appraisal from an Approved Appraisal Firm.

(b) If Defaulted Assets (measured by Principal Balance) aggregate more than 25% of the Aggregate Principal Balance of all Collateral Obligations, then, upon request from the Servicer or Holders of at least a Majority of the Class A Notes, the Collateral Manager shall promptly obtain an Appraisal with respect to each Collateral Obligation (whether or not such Collateral Obligation is a Defaulted Asset at such time).

For so long as any of the conditions specified in clause (a) or (b) above is continuing, upon request from the Servicer or Holders of at least a Majority of the Class A Notes, the Collateral Manager shall obtain updated Appraisals with respect to such Defaulted Asset (in the case of clause (a)) or with respect to all of the Collateral Obligations (in the case of clause (b)), in each case at least every 6 months.

Upon a Defaulted Asset becoming a Cured Obligation, the Collateral Manager will, upon the request of a Majority of the Class A Notes, obtain one additional follow-up Appraisal for such Cured Obligation.

The Collateral Manager may, if it elects, obtain an Appraisal for any Collateral Obligation (whether or not a Defaulted Asset) at any time; provided that:

(x) in the case of any Appraisal obtained for the purpose of determining the Underlying Asset Value of such Collateral Obligation, the Collateral Manager shall have given the Holders of the Class A Notes not less than five Business Days’ prior written notice thereof (any such notice, a “Collateral Manager Appraisal Notice”, which notice shall identify the Collateral Obligations to be so Appraised in connection therewith); and

(y) Holders of a Majority of the Class A Notes may require, by notice to the Collateral Manager given within ten Business Days of their receipt of the related Collateral Manager Appraisal Notice, that the same or lesser number of additional Collateral Obligations (whether or not Defaulted Assets) also be Appraised at the same time; provided that the Holders of the Class A Notes will be entitled to require the Issuer to obtain Appraisals for a number of additional Collateral Obligations such that the aggregate number of Appraisals requested under this clause (y) in relation to a Collateral Manager Appraisal Notice are less than or equal to the number of Appraisals elected by the Collateral Manager under such Collateral Manager Appraisal Notice plus three. All Appraisals requested under this clause (y) shall be conducted at the expense of the Holders of the Class A Notes that requested such Appraisals.

ARTICLE XIII

NOTEHOLDERS’ RELATIONS

Section 13.1 Standard of Conduct.

In exercising any of its or their voting rights, rights to direct and consent or any other rights as a Holder under this Indenture, a Holder or Holders shall not have any obligation or duty to any Person or to consider or take into account the interests of any Person and shall not be liable to any Person for any action taken by it or them or at its or their direction or any failure by it or them to act or to direct that an action be taken, without regard to whether such action or inaction benefits or adversely affects any Holder, the Issuer, or any other Person, except for any liability to which such Holder may be subject to the extent the same results from such Holder’s taking or directing an action, or failing to take or direct an action, in bad faith or in violation of the express terms of this Indenture.

ARTICLE XIV

MISCELLANEOUS

Section 14.1 Form of Documents Delivered to Trustee.

In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an Officer of the Issuer or the Collateral Manager may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such Officer knows, or should know that the certificate or opinion or representations with respect to the matters upon which its certificate or opinion is based are erroneous. Any such certificate of an Officer of the Issuer or the Collateral Manager or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, the Issuer, the Collateral Manager, the Trustee or any other Person, stating that the information with respect to such factual matters is in the possession of the Issuer, the Collateral Manager, the Trustee or such other Person, unless such Officer of the Issuer or the Collateral Manager or such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous. Any Opinion of Counsel may also be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by an Officer of the Issuer stating that the information with respect to such matters is in the possession of the Issuer, unless such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

Whenever in this Indenture it is provided that the absence of the occurrence and continuation of a Default or Event of Default is a condition precedent to the taking of any action by the Trustee at the request or direction of the Issuer, then notwithstanding that the satisfaction of such condition is a condition precedent to the Issuer’s right to make such request or direction, the Trustee shall be protected in acting in accordance with such request or direction if it does not have knowledge of the occurrence and continuation of such Default or Event of Default as provided in Section 6.1(d).

Section 14.2 Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee, and, where it is hereby expressly required, to the Issuer. Such instrument or instruments (and the action or actions embodied therein and evidenced thereby) are herein sometimes referred to as the “Act of Holders” signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 14.2.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved in any manner which the Trustee deems sufficient.

(c) The principal amount or face amount, as the case may be, and registered numbers of Notes held by any Person, and the date of its holding the same, shall be proved by the Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Notes shall bind the Holder (and any transferee thereof) of such Note and of every Note issued upon the registration thereof or in exchange therefor or in lieu thereof, in respect of anything done, omitted or suffered to be done by the Trustee Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

Section 14.3 Notices, etc., to Trustee, the Issuer, the General Partner, the Limited Partner, the Collateral Manager and the Paying Agent.

(a) Any request, demand, authorization, direction, order, notice, consent, waiver or Act of Noteholders or other documents provided or permitted by this Indenture to be made upon, given or furnished to, or filed with:

(i) the Trustee shall be sufficient for every purpose hereunder if in writing and made, given, furnished or filed to and mailed, by certified mail, return receipt requested, hand delivered, sent by overnight courier service guaranteeing next day delivery or by facsimile in legible form, to the Trustee addressed to it at its Corporate Trust Office, facsimile no.: 866-###-####, Attention: Global Corporate Trust Services—TPG RE Finance Trust CLO Issuer, L.P., or at any other address previously furnished in writing to the other parties hereto by the Trustee;

(ii) the Issuer shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service or by facsimile in legible form, to the Issuer addressed to it at TPG RE Finance Trust CLO Issuer, L.P., c/o TPG Capital LP, Attention: Matthew J. Coleman, Esq., email: ########@tpg.com, facsimile no.: (415) ###-####; with a copy to: Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, MA 02199-3600, Attention: Alfred O. Rose, Esq., facsimile no.: 617-###-####, email: ######.####@ropesgray.com; and Ropes & Gray LLP, 1211 Avenue of the Americas, New York, NY 10036, Attention: David Djaha, Esq., facsimile no.: 646-###-####, email: #####.#####@ropesgray.com, or at any other address previously furnished in writing to the other parties hereto;

(iii) the Collateral Manager shall be sufficient for every purpose hereunder if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service or by facsimile in legible form, to the Collateral Manager addressed to it at TPG RE Finance Trust CLO Issuer, L.P., c/o TPG Capital LP, Attention: Matthew J. Coleman, Esq., email: ########@tpg.com, facsimile no.: (415) ###-####; with a copy to: Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, MA 02199-3600, Attention: Alfred O. Rose, Esq., facsimile no.: 617-###-####, email: ######.####@ropesgray.com; and Ropes & Gray LLP, 1211 Avenue of the Americas, New York, NY 10036, Attention: David Djaha, Esq., facsimile no.: 646-###-####, email: #####.#####@ropesgray.com, or at any other address previously furnished in writing to the other parties hereto; and

(iv) the General Partner shall be sufficient for every purpose hereunder if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service or by facsimile in legible form, addressed to the General Partner of TPG RE Finance Trust CLO Issuer, L.P., c/o TPG Capital LP, Attention: Matthew J. Coleman, Esq., email: ########@tpg.com, facsimile no.: (415) ###-####; with a copy to: Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, MA 02199-3600, Attention: Alfred O. Rose, Esq., facsimile no.: 617-###-####, email: ######.####@ropesgray.com; and Ropes & Gray LLP, 1211 Avenue of the Americas, New York, NY 10036, Attention: David Djaha, Esq., facsimile no.: ###-###-####, email: david.djaha@ropesgray.com, or at any other address previously furnished in writing to the other parties hereto.

(b) In the event that any provision in this Indenture calls for any notice or document to be delivered simultaneously to the Trustee and any other person or entity, the Trustee’s receipt of such notice or document shall entitle the Trustee to assume that such notice or document was delivered to such other person or entity unless otherwise expressly specified herein.

(c) Notwithstanding any provision to the contrary contained herein or in any agreement or document related thereto, any report, statement or other information required to be provided by the Issuer or the Trustee may be provided by providing access to a website containing such information.

Section 14.4 Notices to Holders; Waiver. Except as otherwise expressly provided herein, where this Indenture provides for notice to Holders of any event,

(a) such notice shall be sufficiently given to Holders if in writing and mailed, first class postage prepaid, to each Holder affected by such event, at the address of such Holder as it appears in the Register or, as applicable, in accordance with the procedures at DTC, as soon as reasonably practicable but in any case not earlier than the earliest date and not later than the latest date, prescribed for the giving of such notice; provided that (1) a Holder may give the Trustee a written notice in a form acceptable to the Trustee that it is requesting that, either as an alternative to or in addition to notices by mail as aforementioned, notices to it be given by electronic mail or by facsimile transmission and stating the electronic mail address or facsimile number for such transmission and, thereafter, the Trustee shall give notices to such Holder by electronic mail or facsimile transmission, as so requested, and (2) notices for Holders may also be posted to the Trustee’s internet website;

(b) any documents (including reports, notices or supplements indentures) required to be provided by the Trustee to Holders may be delivered by providing notice of, and access to, the Trustee’s website containing such documents; and

(c) such notice shall be in the English language.

Such notices shall be deemed to have been given on the date of such mailing.

Subject to Section 14.14, the Trustee shall deliver to the Holders any information or notice relating to this Indenture requested to be so delivered by at least 25% of the Holders of the Class A Notes (by Aggregate Outstanding Amount), at the expense of the Issuer.

Subject to Section 14.14, the Trustee shall deliver to any Holder of Notes or any Person that has certified to the Trustee in a writing substantially in the form of Exhibit C to this Indenture that it is the owner of a beneficial interest in a Global Note, any information or notice requested to be so delivered by a Holder or a Person that has made such certification that is reasonably available to the Trustee and all related costs will be borne by the requesting Holder or Person.

Neither the failure to mail any notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. In case by reason of the suspension of regular mail service as a result of a strike, work stoppage or similar activity or by reason of any other cause it shall be impracticable to give such notice by mail of any event to Holders when such notice is required to be given pursuant to any provision of this Indenture, then such notification to Holders as shall be made with the approval of the Trustee shall constitute a sufficient notification to such Holders for every purpose hereunder.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by any Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

Section 14.5 Effect of Headings and Table of Contents. The Article and Section headings herein (including those used in cross-references herein) and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 14.6 Successors and Assigns. All covenants and agreements in this Indenture by the Issuer shall bind its respective successors and assigns, whether so expressed or not.

Section 14.7 Separability. Except to the extent prohibited by applicable law, in case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 14.8 Benefits of Indenture. Nothing in this Indenture or in the Notes, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, the General Partner, the Collateral Manager, the Holders of the Notes and the other Secured Parties any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 14.9 Legal Holidays. In the event that the date of any Payment Date or Redemption Date or Stated Maturity shall not be a Business Day, then notwithstanding any other provision of the Notes or this Indenture, payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the nominal date of any such Payment Date, Redemption Date or Stated Maturity date, as the case may be, and except as provided in the definition of “Interest Period” no interest shall accrue on such payment for the period from and after any such nominal date.”

Section 14.10 Governing Law.

THIS INDENTURE AND EACH NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 14.11 Submission to Jurisdiction. Each of the parties hereto and, by its acceptance of the Class A Notes, each Holder of a Class A Note, hereby irrevocably submits to the exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in The City of New York in any action or Proceeding arising out of or relating to the Notes or this Indenture, and each such party hereby irrevocably agrees that all claims in respect of such action or Proceeding may be heard and determined in such New York State or federal court. Each such party hereby irrevocably waives, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or Proceeding. Each such party irrevocably consents to the service of any and all process in any action or Proceeding by the mailing or delivery of copies of such process to it at the office of the Issuer’s agent set forth in Section 7.2 or, in the case of the Trustee, to it at the Corporate Trust Office. Each such party agrees that a final judgment in any such action or Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 14.12 Counterparts. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 14.13 Acts of Issuer. Any report, information, communication, request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or performed by the Issuer shall be effective if given or performed by the Issuer or by the Collateral Manager on the Issuer’s behalf.

Section 14.14 Confidential Information.

(a) The Trustee and each Holder of Notes will maintain the confidentiality of all Confidential Information in accordance with procedures adopted by such Person in good faith to protect Confidential Information of third parties delivered to such Person; provided that such Person may deliver or disclose Confidential Information to: (i) such Person’s directors, trustees, officers, employees, agents, attorneys and affiliates who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 14.14 and to the extent such disclosure is reasonably required for the administration of this Indenture, the matters contemplated hereby or the investment represented by the Notes; (ii) such Person’s legal advisors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 14.14 and to the extent such disclosure is reasonably required for the administration of this Indenture, the matters contemplated hereby or the investment represented by the Notes; (iii) any other Holder (except for Specified Obligor Information), or any of the other parties to this Indenture, the Collateral Management Agreement; (iv) except for Specified Obligor Information, any Person of the type that would be, to such Person’s knowledge, permitted to acquire Notes in accordance with the requirements of Section 2.5 hereof to which such Person sells or offers to sell any such Note or any part thereof; (v) except for Specified Obligor Information, any other Person from which such former Person offers to purchase any security of the Issuer; (vi) any federal or state or other regulatory, governmental or judicial authority having jurisdiction over such Person; (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about the investment portfolio of such Person, reinsurers and liquidity and credit providers that agree to hold confidential the Confidential Information substantially in accordance with this Section 14.14; (viii) any other Person with the consent of the Issuer and the Collateral Manager; or (ix) any other Person to which such delivery or disclosure may be necessary or appropriate (A) to effect compliance with any law, rule, regulation or order applicable to such Person, (B) in response to any subpoena or other legal process (unless prohibited by applicable law, rule, order or decree or other requirement having the force of law), (C) in connection with any litigation to which such Person is a party (unless prohibited by applicable law, rule, order or decree or other requirement having the force of law), (D) if an Event of Default has occurred and is continuing, to the extent such Person may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under the Notes or this Indenture or (E) in the Trustee’s performance of its obligations under this Indenture or other transaction document related thereto; and provided that delivery to the Holders by the Trustee of any report of information required by the terms of this Indenture to be provided to Holders shall not be a violation of this Section 14.15. Each Holder of Notes will, by its acceptance of its Note, be deemed to have agreed, except as set forth in clauses (vi), (vii) and (x) above, that it shall use the Confidential Information for the sole purpose of making an investment in the Notes or administering its investment in the Notes; and that the Trustee shall neither be required nor authorized to disclose to Holders any Confidential Information in violation of this Section 14.15. In the event of any required disclosure of the Confidential Information by such Holder, such Holder will, by its acceptance of its Note, be deemed to have agreed to use reasonable efforts to protect the confidentiality of the Confidential Information. Each Holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 14.14.

(b) For the purposes of this Section 14.14, (A) “Confidential Information” means information delivered to the Trustee or any Holder of Notes by or on behalf of the Issuer in connection with and relating to the transactions contemplated by or otherwise pursuant to this Indenture (including, without limitation, information relating to Obligors); provided that such term does not include information that: (i) was publicly known or otherwise known to the Trustee or such Holder prior to the time of such disclosure; (ii) subsequently becomes publicly known through no act or omission by the Trustee, any Holder or any Person acting on behalf of the Trustee or any Holder; (iii) otherwise is known or becomes known to the Trustee or any Holder other than (x) through disclosure by the Issuer or (y) to the knowledge of the Trustee or a Holder, as the case may be, in each case after reasonable inquiry, as a result of the breach of a fiduciary duty to the Issuer or a contractual duty to the Issuer; or (iv) is allowed to be treated as non-confidential by consent of the Issuer; and (B) “Specified Obligor Information” means Confidential Information relating to obligors, borrowers or issuers of Collateral Obligations that is not otherwise included in the Monthly Reports or Distribution Reports.

(c) Notwithstanding the foregoing, the Trustee may disclose Confidential Information to the extent disclosure thereof may be required by law or by any regulatory or governmental authority and the Trustee may disclose on a confidential basis any Confidential Information to its agents, attorneys and auditors in connection with the performance of its responsibilities hereunder.

(d) Notwithstanding anything herein to the contrary, the Collateral Manager, the Issuer, the Trustee, the Seller, the Holders and beneficial owners of the Notes and each employee, representative or other agent of those Persons, may disclose to any and all Persons, without limitation of any kind, the U.S. tax treatment and tax structure of the transactions contemplated by this Indenture and all materials of any kind, including opinions or other tax analyses, that are provided to those Persons.

This authorization to disclose the U.S. tax treatment and tax structure does not permit disclosure of information identifying the Collateral Manager, the Issuer, the Trustee or any other party to the transactions contemplated by this Indenture or the pricing (except to the extent such information is relevant to U.S. tax structure or tax treatment of such transactions).

Section 14.15 Liability of Issuer, General Partner and Issuer Subsidiaries Notwithstanding any other terms of this Indenture, the Notes or any other agreement entered into between, inter alia, the Issuer, any Issuer Subsidiary or otherwise (except to the extent expressly provided in the Issuer Subsidiary Funding and Security Agreements), none of the Issuer or any Issuer Subsidiary shall have any liability whatsoever to the other or any of the other Issuer Subsidiaries under this Indenture, the Notes, any such agreement or otherwise and, without prejudice to the generality of the foregoing, none of the Issuer or any Issuer Subsidiary shall be entitled to take any action to enforce, or bring any action or Proceeding, in respect of this Indenture, the Notes, any such agreement or otherwise against the other of the Issuer and any Issuer Subsidiaries. In particular, prior to the date which is one year (or if longer, any applicable preference period) and one day after the payment in full of all Notes, none of the Issuer or any Issuer Subsidiary shall be entitled to petition or take any other steps for the winding up or bankruptcy of the other of the Issuer or any other Issuer Subsidiary or shall have any claim in respect to any assets of the other of the Issuer or any other Issuer Subsidiary.

In addition, notwithstanding any other terms of this Indenture, the Notes or any other agreement entered into among, inter alia, the General Partner, the Issuer, the Issuer Subsidiaries or otherwise, none of the Issuer or the Issuer Subsidiaries shall have any liability whatsoever to the General Partner under this Indenture, the Notes, any such agreement or otherwise and, without prejudice to the generality of the foregoing, the General Partner shall not be entitled to take any action to enforce, or bring any action or proceeding, in respect of this Indenture, the Notes, any such agreement or otherwise against the Issuer or the Issuer Subsidiaries. In particular, prior to the date which is one year (or if longer, any applicable preference period) and one day after the payment in full of all Notes, the General Partner shall not be entitled to petition or take any other steps for the winding up or bankruptcy of the Issuer or the Issuer Subsidiaries and shall not have any claim in respect to any assets of the Issuer or the Issuer Subsidiaries.

Section 14.16 Waiver of Jury Trial. The Trustee, the Holders (by their acceptance of Notes), the General Partner and the Issuer each hereby knowingly, voluntarily and intentionally waives (to the extent permitted by applicable law) any rights it may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with, this Indenture, the Notes or any other related documents, or any course of conduct, course of dealing, statements (whether verbal or written), or actions of the Trustee, the Holders, the General Partner or the Issuer. This provision is a material inducement for the Trustee and the Issuer to enter into this Indenture.

Section 14.17 Escheat.

In the absence of a written request from the Issuer to return unclaimed funds to the Issuer, the Trustee may from time to time following the final Payment Date with respect to the Notes deliver all unclaimed funds to or as directed by applicable escheat authorities, as determined by the Trustee in its sole discretion, in accordance with the customary practices and procedures of the Trustee. Any unclaimed funds held by the Trustee pursuant to this Section 14.19 shall be held uninvested and without any liability for interest.

Section 14.18 Records. For the term of the Notes, copies of the Partnership Agreement and this Indenture shall be available for inspection by the Holders of the Notes in electronic form at the office of the Trustee upon prior written request and during normal business hours of the Trustee.

ARTICLE XV

ASSIGNMENT OF COLLATERAL MANAGEMENT AGREEMENT

Section 15.1 Assignment of Collateral Management Agreement. (a) The Issuer hereby acknowledges that its Grant pursuant to the first Granting Clause hereof includes all of the Issuer’s estate, right, title and interest in, to and under the Collateral Management Agreement, including (i) the right to give all notices, consents and releases thereunder, (ii) the right to give all notices of termination and to take any legal action upon the breach of an obligation of the Collateral Manager thereunder, including the commencement, conduct and consummation of Proceedings at law or in equity, (iii) the right to receive all notices, accountings, consents, releases and statements thereunder and (iv) the right to do any and all other things whatsoever that the Issuer is or may be entitled to do thereunder; provided that, except as otherwise expressly set forth in this Indenture, the Trustee shall not have the authority to exercise any of the rights set forth in clause (i) through (iv) above or that may otherwise arise as a result of the Grant until the occurrence of an Event of Default hereunder and such authority shall terminate at such time, if any, as such Event of Default is cured or waived.

(b) The assignment made hereby is executed as collateral security, and the execution and delivery hereby shall not in any way impair or diminish the obligations of the Issuer under the provisions of the Collateral Management Agreement, or increase, impair or alter the rights and obligations of the Collateral Manager under the Collateral Management Agreement, nor shall any of the obligations contained in the Collateral Management Agreement be imposed on the Trustee.

(c) Upon the retirement of the Notes, the payment of all amounts required to be paid pursuant to the Priority of Payments and the release of the Assets from the lien of this Indenture, this assignment and all rights herein assigned to the Trustee for the benefit of the Noteholders shall cease and terminate and all the estate, right, title and interest of the Trustee in, to and under the Collateral Management Agreement shall revert to the Issuer and no further instrument or act shall be necessary to evidence such termination and reversion.

(d) The Issuer represents that the Issuer has not executed any other assignment of the Collateral Management Agreement.

(e) The Issuer agrees that this assignment is irrevocable, and that it shall not take any action which is inconsistent with this assignment or make any other assignment inconsistent herewith. The Issuer shall, from time to time upon the request of the Trustee, execute all instruments of further assurance and all such supplemental instruments with respect to this assignment as the Trustee may reasonably specify.

(f) The Issuer hereby agrees that the Issuer shall not enter into any agreement amending, modifying or terminating the Collateral Management Agreement except in accordance with the terms of the Collateral Management Agreement.

ARTICLE XVI

CAP AGREEMENTS

Section 16.1 Cap Agreements.

(a) The Issuer may enter into Cap Agreements from time to time on and after the Closing Date solely for the purpose of managing interest rate and other risks in connection with the Issuer’s issuance of, and making payments on, the Notes, subject to the following limits:

(1) the aggregate notional amount under all Cap Agreements at any time shall not exceed the lesser of (x) the Aggregate Principal Balance of all fixed-rate Collateral Obligations at such time and (y) the aggregate outstanding principal amount of all Class A Notes at such time;

(2) each Cap Agreement shall provide for payments to be made to the Issuer to the extent one month Libor exceeds the strike rate set forth therein;

(3) no Cap Agreement shall require the Issuer to make any payments to the related Cap Counterparty (or any other Person) after the date on which such Cap Agreement is purchased by the Issuer; and

(4) the sole sources of funds to be used by the Issuer to pay the purchase price for a Cap Agreement shall be (x) amounts expressly available for such purpose under the Priority of Payments and (y) proceeds of Contributions made by the Contributors for such purpose.

In addition, the Issuer shall not be permitted to enter into or amend Cap Agreements unless either (x) the Issuer has obtained the advice of Ropes & Gray LLP or an Opinion of Counsel of other nationally recognized counsel approved by the Holders of a Majority of the Class A Notes that entering into such cap agreement will not cause the Issuer to be considered a “commodity pool” as defined in Section 1a(10) of the CEA, or (y) the Issuer will be operated such that the Collateral Manager and/or such other relevant party to the Transaction, as applicable, will be eligible for an exemption from registration as a “commodity pool operator” (a “CPO”) under the CEA and a “commodity trading advisor” (a “CTA”) under the CEA and all conditions precedent to obtaining such an exemption have been satisfied or (z) if the Issuer would be considered a commodity pool, (i) the General Partner will have agreed to such action and (ii) the Collateral Manager (or a delegated affiliate) will be the CPO with respect to the Issuer as a commodity pool and the Collateral Manager (or a delegated affiliate) will at all material times be a registered CPO with respect to the Issuer as a commodity pool as required under the CEA. For so long as the Issuer and, if applicable, the Collateral Manager are subject to any of clause (x), clause (y) or clause (z) above, the Issuer and, if applicable, the Collateral Manager shall take all action necessary to ensure ongoing compliance with the applicable exemption from registration or registration requirement, as applicable, under the CEA. The reasonable fees, costs, charges and expenses incurred by the Issuer and the Collateral Manager (including reasonable attorneys’, accountants’ and other professional fees and expenses) in connection with these requirements shall be paid as Administrative Expenses.

The Issuer shall promptly provide a copy of each Cap Agreement to the Trustee.

(b) The Issuer (or the Collateral Manager on its behalf) shall, upon receiving written notice of the exposure calculated under a credit support annex to any Cap Agreement, if applicable, make a demand to the relevant Cap Counterparty and its credit support provider, if applicable, for securities having a value under such credit support annex equal to the required credit support amount.

(c) All collateral received from a Cap Counterparty under a Cap Agreement shall be deposited in the Cap Counterparty Collateral Account.

(d) If a Cap Counterparty has defaulted in the payment when due of its obligations to the Issuer under the Cap Agreement, the Collateral Manager shall make a demand on the Cap Counterparty (or its guarantor under the Cap Agreement) with a copy to the Collateral Manager, demanding payment by the close of business on such date (or by such time on the next succeeding Business Day if such knowledge is obtained after 11:30 a.m., New York time).

(e) The Issuer (or the Collateral Manager on its behalf) may from time to time terminate Cap Agreements in its discretion.

[Signature page follows]

IN WITNESS WHEREOF, we have set our hands as of the day and year first written above.

EXECUTED AS A DEED BY

TPG RE FINANCE TRUST CLO ISSUER, L.P., as Issuer

By:	TPG RE FINANCE TRUST GENPAR, INC., its General Partner

By:	/s/ Ronald Cami
Name: Ronald Cami
Title: Vice President

In the presence of:

Witness:

Witness:

TPG RE FINANCE TRUST GENPAR, INC.

By:	/s/ Ronald Cami
Name: Ronald Cami
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Adam Jacobs
Name: Adam Jacobs
Title: Vice President

SCHEDULE 1

Initial Values and Stable Values

Loan ID	Loan	Initial Value (U.S.$)	Stable Value (U.S.$)	Stabilization Date	Type
1001	The Mark 2	346,700,000	346,700,000	11/19/2014
1002	140 West Street	274,000,000	562,000,000	4/1/2015	Stabilization Date Collateral Obligations
1003	The Chatsworth	265,000,000	335,000,000	10/1/2015	Delayed Draw Collateral Obligation
1004	HFZ The Metro	255,000,000	320,000,000	10/1/2015	Delayed Draw Collateral Obligation
1005	HFZ The Astor	215,000,000	320,000,000	1/1/2016	Delayed Draw Collateral Obligation
1006	HFZ 88 Lexington	180,000,000	255,000,000	1/1/2016	Delayed Draw Collateral Obligation
1007	HFZ Lex Lofts	110,000,000	170,000,000	1/1/2016	Delayed Draw Collateral Obligation
1008	172 Madison 2	64,000,000	231,000,000	4/30/2016	Delayed Draw Collateral Obligation
1010	Ritz Kapalua	143,900,000	189,135,833	1/31/2016	Delayed Draw Collateral Obligation
1011	Ritz North Hills	85,000,000	195,000,000	4/1/2016	Delayed Draw Collateral Obligation
1015	The Nomad 2	150,500,000	160,500,000	9/1/2016	Delayed Draw Collateral Obligation
1016	49 Chambers	119,000,000	213,000,000	2/1/2017	Stabilization Date Collateral Obligations
1017	Sag Harbor A	130,000,000	155,000,000	7/1/2015	Delayed Draw Collateral Obligation
1018	Homewood Suites	94,600,000	109,700,000	12/1/2016	Delayed Draw Collateral Obligation
1019	Tangla Hotel	101,000,000	112,000,000	1/1/2016	Stabilization Date Collateral Obligations
1020	The Wilshire	85,800,000	110,800,000	11/13/2018	Delayed Draw Collateral Obligation
1022	361 Broadway	64,000,000	98,000,000	9/1/2015	Delayed Draw Collateral Obligation
1023	Beachwalk	120,100,000	135,000,000	3/15/2015	Delayed Draw Collateral Obligation
1024	Culver Studios	90,000,000	90,000,000	11/25/2014
1025	251 Park Avenue South	75,000,000	90,000,000	11/12/2014	Delayed Draw Collateral Obligation
1026	36 Bleecker	113,000,000	140,800,000	5/1/2015	Delayed Draw Collateral Obligation
1027	Time Hotel	38,500,000	57,500,000	1/1/2017	Delayed Draw Collateral Obligation
1028	Hayden Culver City	95,000,000	95,000,000	11/24/2014
1029	T5 Data Center	68,000,000	116,000,000	10/1/2016	Delayed Draw Collateral Obligation

SCH. 1-1

Loan ID	Loan	Initial Value (U.S.$)	Stable Value (U.S.$)	Stabilization Date	Type
1030	Embassy Suites Newark	47,000,000	50,000,000	11/1/2016	Stabilization Date Collateral Obligations
1031	347 Bowery	21,000,000	53,000,000	4/1/2016	Delayed Draw Collateral Obligation
1033	Saguaro Hotel	21,100,000	23,900,000	11/11/2016	Stabilization Date Collateral Obligations
1034	Hyatt Century City	531,100,000	531,100,000	6/1/2014	Delayed Draw Collateral Obligation
1037	Ryan Ranch Office Park	23,000,000	26,000,000	12/1/2016	Stabilization Date Collateral Obligations
1040	Westway One	18,000,000	24,500,000	12/1/2016	Stabilization Date Collateral Obligations
1041	New Albany Plaza	13,900,000	15,900,000	12/1/2016	Stabilization Date Collateral Obligations
1042	Village Marketplace	6,100,000	6,700,000	12/1/2016	Stabilization Date Collateral Obligations
1045	Shelby Kmart	4,825,000	4,825,000	11/7/2014
1046	RJBK Building	5,450,000	6,000,000	11/13/2016	Stabilization Date Collateral Obligations
1048	Seneca BILO	6,950,000	6,950,000	11/5/2014
1050	Park Central Bldg 1	23,110,000	23,110,000	11/10/2014
1051	Park Central Bldg 10	15,410,000	15,410,000	11/10/2014
1052	Sample 95 Bus Park	12,300,000	12,300,000	11/10/2014
1053	Atlantic Bus Center 4B	9,500,000	9,500,000	11/10/2014
1054	Gateway Center Bldg 8	16,500,000	17,700,000	8/1/2015	Stabilization Date Collateral Obligations
1056	Delta Distribution Ctr	85,000,000	85,000,000	11/12/2014
1057	Courtyard Lyndhurst	37,500,000	42,000,000	11/1/2017	Stabilization Date Collateral Obligations
1058	Westin Charlotte	222,000,000	253,500,000	11/1/2017	Stabilization Date Collateral Obligations
1059	Brier Creek CorpCtrIV	18,000,000	18,000,000	11/10/2014
1060	Shoppes at Brier Creek	5,900,000	5,900,000	11/10/2014
1061	Whitehall OfficeCtr IV	22,600,000	26,100,000	11/1/2016	Stabilization Date Collateral Obligations
1062	Whitehall OfficeCtr V	14,100,000	17,300,000	11/1/2016	Stabilization Date Collateral Obligations
1063	Whitehall OfficeCtr VI	11,200,000	15,200,000	11/1/2016	Stabilization Date Collateral Obligations
1064	Ctr Green Whitehall II	1,050,000	1,500,000	11/1/2016	Stabilization Date Collateral Obligations
1066	Brier Creek CC Land	7,200,000	7,200,000	11/10/2014
1067	Cary Creek Land	27,000,000	27,000,000	11/10/2014
1070	135 W. 52nd St.	236,000,000	354,000,000	11/1/2015	Delayed Draw Collateral Obligation
1071	EVOQ Portfolio	359,200,000	632,670,000	Various	Delayed Draw Collateral Obligation
1072	NIP Portfolio	111,925,000	178,550,000	Various	Delayed Draw Collateral Obligation
1073	Paramount Hotel	346,000,000	381,000,000	11/1/2016	Stabilization Date Collateral Obligations

SCH. 1-2

Loan ID	Loan	Initial Value (U.S.$)	Stable Value (U.S.$)	Stabilization Date	Type
1076	The Nomad 2 Mezz	See Loan ID 1015			Delayed Draw Collateral Obligation
1077	Sag Harbor B	See Loan ID 1017			Delayed Draw Collateral Obligation

SCH. 1-3

SCHEDULE 2

Total Committed Draws

Loan ID	Loan	Total Committed Draws (U.S.$)
1001	The Mark 2	—
1002	140 West Street	—
1003	The Chatsworth	20,859,401
1004	HFZ The Metro	5,612,143
1005	HFZ The Astor	11,057,987
1006	HFZ 88 Lexington	8,813,734
1007	HFZ Lex Lofts	7,512,654
1008	172 Madison 2	69,929,381
1010	Ritz Kapalua	13,465,553
1011	Ritz North Hills	54,825,457
1015	The Nomad 2	276,273
1016	49 Chambers	—
1017	Sag Harbor A	892,223
1018	Homewood Suites	375,000
1019	Tangla Hotel	—
1020	The Wilshire	1,872,657
1022	361 Broadway	19,054,655
1023	Beachwalk	10,697,318
1024	Culver Studios	—
1025	251 Park Avenue South	3,600,000
1026	36 Bleecker	5,110,860
1027	Time Hotel	7,166,667
1028	Hayden Culver City	—
1029	T5 Data Center	3,974,676
1030	Embassy Suites Newark	—
1031	347 Bowery	12,386,250
1033	Saguaro Hotel	—
1034	Hyatt Century City	12,673,225
1037	Ryan Ranch Office Park	—
1040	Westway One	—
1041	New Albany Plaza	—
1042	Village Marketplace	—
1045	Shelby Kmart	—
1046	RJBK Building	—
1048	Seneca BILO	—
1050	Park Central Bldg 1	—
1051	Park Central Bldg 10	—
1052	Sample 95 Bus Park	—
1053	Atlantic Bus Center 4B	—

SCH. 2-1

Loan ID	Loan	Total Committed Draws (U.S.$)
1054	Gateway Center Bldg 8	—
1056	Delta Distribution Ctr	—
1057	Courtyard Lyndhurst	—
1058	Westin Charlotte	—
1059	Brier Creek CorpCtrIV	—
1060	Shoppes at Brier Creek	—
1061	Whitehall OfficeCtr IV	—
1062	Whitehall OfficeCtr V	—
1063	Whitehall OfficeCtr VI	—
1064	Ctr Green Whitehall II	—
1066	Brier Creek CC Land	—
1067	Cary Creek Land	—
1070	135 W. 52nd St.	42,535,437
1071	EVOQ Portfolio	75,308,692
1072	NIP Portfolio	17,899,599
1073	Paramount Hotel	—
1076	The Nomad 2 Mezz	—
1077	Sag Harbor B	5,672,955

SCH. 2-2

SCHEDULE 4

Specified Obligations

1.	The Mark

2.	Tangla

3.	The Chatsworth

4.	Saguaro Hotel

5.	Village Marketplace

6.	Courtyard Marriot Lyndhurst

7.	Shelby Kmart

8.	Sag Harbor

9.	361 Broadway

Additional Specified Obligations

1.	The Mark

2.	The Chatsworth

SCHEDULE 5

Loan Adjustment Factor Definitions

For purposes of determining the “Loan Adjustment Factor” on any date under the Indenture to which this Schedule 5 is attached, the following terms have the meanings assigned below.

“Adjusted LTV”: For any Collateral Obligation at any time, the sum of:

(a) the LTV for such Collateral Obligation at such time; and

(b) 5%; and

(c) the product of:

(1) 5%; and

(2) the LTV Adjustment for such Collateral Obligation at such time.

“Aggregate Defaulted Asset Percentage”: At any time, the ratio (expressed as a percentage) of:

(a) the sum of the Principal Balances of all Defaulted Assets at such time; to

(b) the sum of the Principal Balances of all of the Collateral Obligations at such time.

“Excess Default Percentage”: At any time, the greater of:

(a) zero; and

(b) the Aggregate Defaulted Asset Percentage at such time minus the Minimum Default Barrier.

“Initial Weighted Average As Is LTV”: 60.6%.

“Loan Adjustment Factor”: For any Defaulted Asset at any time, the lower of:

(a) the LTV Adjustment Factor for such Defaulted Asset at such time; and

(b) the UPB Adjustment Factor for such Defaulted Asset at such time.

“LTV Adjustment”: For any Collateral Obligation at any time, the higher of (a) and (b); where:

(a) is equal to zero; and

(b) is an amount equal to (1) divided by (2), where:

(1) is equal to the LTV for such Collateral Obligation at such time less the Initial Weighted Average As Is LTV; and

(2) is equal to 10%.

“LTV Adjustment Factor”: For any Defaulted Asset at any time:

(a) the Implied Balance of such Defaulted Asset at such time; divided by

(b) the Principal Balance of such Defaulted Asset at such time.

“Minimum Default Barrier”: 15%.

“Implied Balance”: For any Defaulted Asset at any time, the lower of:

(a) the Principal Balance of such Defaulted Asset at such time; and

(b) the product of (1) and (2), which product is divided by (3); where:

(1) is equal to the Initial Weighted Average As Is LTV;

(2) is equal to the Principal Balance of such Defaulted Obligation at such time; and

(3) is equal to the Adjusted LTV at such time.

“UPB Adjustment Factor”: At any time:

(a) if the Aggregate Defaulted Asset Percentage is less than the Minimum Default Barrier at such time, 100%; and

(b) if the Aggregate Defaulted Asset Percentage is greater than or equal to the Minimum Default Barrier at such time, a percentage equal to:

(1) 90% minus

(2) the Excess Default Percentage,

provided that the UPB Adjustment Factor will not be less than 0%.

SCHEDULE 6

Collateral Pools

For purposes of the Indenture to which this Schedule 6 is attached, each Collateral Obligations set forth below shall be deemed to belong to the “Collateral Pool” identified opposite the name of such Collateral Obligation.

Loan ID	Collateral Obligation	Collateral Pool
1,037	Ryan Ranch Office Park	Horsham
1,040	Westway One	Horsham
1,041	New Albany Plaza	Cressida
1,042	Village Marketplace	Cressida
1,045	Shelby Kmart	Cressida
1,046	RJBK Building	Cressida
1,048	Seneca BILO	Cressida
1,050	Park Central Bldg 1	Skylark
1,051	Park Central Bldg 10	Skylark
1,052	Sample 95 Bus Park	Skylark
1,053	Atlantic Bus Center 4B	Skylark
1,054	Gateway Center Bldg 8	Skylark
1,056	Delta Distribution Ctr	Skylark
1,057	Courtyard Lyndhurst	Imperial
1,058	Westin Charlotte	Cutlass
1,059	Brier Creek CorpCtrIV	Panther
1,060	Shoppes at Brier Creek	Panther
1,061	Whitehall OfficeCtr IV	Panther
1,062	Whitehall OfficeCtr V	Panther
1,063	Whitehall OfficeCtr VI	Panther
1,064	Ctr Green Whitehall II	Panther
1,066	Brier Creek CC Land	Panther
1,067	Cary Creek Land	Panther
1,073	Paramount Hotel	Berlinetta

SCHEDULE 7

Visible Discounts

Collateral Obligation	Visible Discount
Brier Creek CC Land	$1,647,834
Cary Creek Land	$285,615
Ctr Green Whitehall II	$269,988
Delta Distribution Center	$2,122,336
Shelby Kmart	$239,582
Village Marketplace	$308,445

SCHEDULE 8

Initial Issuer Subsidiaries

TPG RE Finance Trust CLO Issuer Sub, Ltd.

Loan Number	Loan Name
1020	The Wilshire
1024	Culver Studios
1028	Hayden Culver City
1029	T5 Data Center
1034	Hyatt Century City
1037	Ryan Ranch Office Park
1071	EVOQ Portfolio

TPG RE Finance Trust CLO TRS 1 Corp.

Loan Number	Loan Name
1017	Sag Harbor A
1077	Sag Harbor B

TPG RE Finance Trust CLO TRS 2 Corp.

Loan Number	Loan Name
1026	36 Bleecker

SCHEDULE 9

Monthly Report

As of the Calculation Date (unless otherwise noted):

(i) Distribution Report. The information contained in the Distribution Report for the Payment Date related to the Calculation Date of the Monthly Report.

(ii) Collections. The amount of Collateral Interest Collections and Collateral Principal Collections received in the related Due Period.

(iii) Eligible Investments and Cash. The balance of all Eligible Investments and Cash in the Collection Account, the Reserve Account and the Contribution Account.

(iv) Expenses. The aggregate amount of Administrative Expenses (including the aggregate amount of compensation paid to the Trustee and servicing compensation paid to the Servicer) and Extraordinary Expenses paid or reserved for on the Issuer’s books (and, in the case of any Deemed Expense Notes, the aggregate amount issued).

(v) Additional Fundings. The amount of each Additional Funding that was advanced and each Additional Funding that was requested, and the identity of the Collateral Obligation such Additional Funding relates to.

(vi) Principal Balances. (A) the Aggregate Principal Balance, (B) the aggregate of the Principal Balances of all Collateral Obligations (other than Defaulted Assets) and (B) the aggregate of the Principal Balances the Defaulted Assets, (in each case immediately before the last Monthly Report and currently).

(vii) Unfunded Amount. (A) The Unfunded Amount of all of the Delayed Draw Collateral Obligations, (B) the Unfunded Amount of each Delayed Draw Collateral Obligation on an individual basis, and (C) the Net Unfunded Amount (with a calculation of each of its underlying components).

(viii) Prepayments. A listing of each Collateral Obligation that was the subject of a principal prepayment during the related collection period and the amount of principal prepayment occurring;

(ix) Appraised Values. The Appraised Value of each Appraised Obligation owned by the Issuer or any Issuer Subsidiary, on an individual basis, based on the most recent Appraisal.

(x) Defaulted Assets. (A) The identity and Principal Balance of each Defaulted Asset that remained a Defaulted Asset, and each Collateral Obligation that became a Defaulted Asset, (B) the Adjusted Appraised Value of each Defaulted Asset, and (C) the Loan Adjustment Factor for each Defaulted Asset, along with a calculation of each of the components (including the Adjusted LTV) included in determining such Loan Adjustment Factor (as set forth on Schedule 5 to the Indenture).

(xi) Delinquencies. The number and aggregate of the Principal Balances of Collateral Obligations (A) delinquent 30-59 days, (B) delinquent 60-89 days, (C) delinquent 90 days or more and (D) current but specially serviced or in foreclosure (but not an REO property).

(xii) Whole Sales. (A) The identity of each Collateral Obligation that was sold or disposed of pursuant to Section 12 (indicating whether such Collateral Obligation is a Defaulted Asset (as reported in writing to the Trustee by the Collateral Manager), and (B) the amount of proceeds received (or to be received) from such sale or disposition.

(xiii) Partial Sales. (A) The number, identity and related Principal Balances and Allocated Stabilized Asset Values of each Collateral Obligation that has been subject to a Partial Sale, and (B) the amount of proceeds received (or to be received) in connection with such Partial Sale.

(xiv) Participations. (A) The identity of each Collateral Obligation in which a Participation Interest was sold (indicating whether such Collateral Obligation is a Defaulted Asset (as reported in writing to the Trustee by the Collateral Manager), and (B) the portion of the Collateral Obligation subject to the Participation Interest and the amount of proceeds received (or to be received) in connection therewith.

(xv) Portfolio Characteristics. The number, weighted average remaining term to maturity and weighted average interest rate of the Collateral Obligations.

(xvi) REO Property Recoveries. With respect to any REO property owned by the Issuer or any Issuer Subsidiary, as to which a special servicer determined that all payments or recoveries with respect to the related property have been ultimately recovered during the related collection period, (A) the related Collateral Obligation, and (B) the aggregate of all liquidation proceeds and other amounts received in connection with that determination (separately identifying the portion thereof allocable to distributions on the Class A Notes).

(xvii) Modifications. (A) The number and related Principal Balances of any Collateral Obligations amended, modified or extended, on an individual basis, and (B) a listing of each amendment, modification, extension or waiver made with respect to each such Collateral Obligation.

(xviii) O/C Test Levels and Inputs. A calculation of each of (A) the Portfolio O/C Ration Test and each of its underlying components, and (B) the Underlying Aggregate Asset O/C Ration Test and each of its underlying components.

(xix) HERF Index Number. The HERF Index Number and a calculation of each component used to determine the HERF Index Number.

(xx) Events. Whether any Event of Default, Remedies Event, Enforcement Event, Sequential Amortization Trigger Event or Tax Event has occurred and, if any such event has occurred, whether either such event is continuing.

(xxi) Issuer Subsidiaries. (A) The identity of each Issuer Subsidiary, (B) the Assets held by such Issuer Subsidiary, (C) all payments received by such Issuer Subsidiary, and (D) all payments made by such Issuer Subsidiary to the Issuer and to other parties.

(xxii) Cap Agreements. With respect to each Cap Agreement (A) The identity of the related Cap Counterparty, (B) the notional amount, purchase price and strike rate (C) all payments received from the related Cap Counterparty.

(xxiii) Other Information. Such other information as the Collateral Manager or the Trustee may reasonably agree to provide.